     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 26, 1997
================================================================================

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ]  Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                             BIOPSYS MEDICAL, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[ ]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

          (i) common stock, par value $1.00 per share, of Johnson & Johnson ("J&J Common Stock") and (ii) common stock, par value $0.001 per share ("Biopsys Common Stock"), of Biopsys Medical, Inc. ("Biopsys") to be acquired by Johnson & Johnson in the transaction.

     (2)  Aggregate number of securities to which transaction applies:

          11,254,431, being the number of shares of Biopsys Common Stock expected to be acquired in the transaction.

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

          The filing fee of $60,492.57 is calculated in accordance with Rule 0-11(c)(1) under the Securities Exchange Act of 1934 (the "Exchange Act") as follows: one-fiftieth of one percent of the value of the J&J Common Stock to be issued to holders of Biopsys Common Stock in the transaction. The value of the J&J Common Stock was determined in accordance with Rule 0-11(a)(4) under the Exchange Act based on the value of the Biopsys Common Stock to be acquired by Johnson & Johnson in the transaction. The value of the Biopsys Common Stock to be acquired was determined by multiplying the number of shares of Biopsys Common Stock expected to be acquired in the transaction (11,254,431) by $26.875, the average of the high and low sale prices for Biopsys Common Stock on The Nasdaq National Market on June 4, 1997.

     (4)  Proposed maximum aggregate value of transaction:

          $302,462,833.10.

     (5)  Total fee paid:

          $60,492.57 (Fee paid by Johnson & Johnson, on behalf of Biopsys, by wire transfer on June 6, 1997. Johnson & Johnson's account number for fees is 0000200406).

[X]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1)  Amount Previously Paid:

        ------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement no.:

        ------------------------------------------------------------------------

     (3)  Filing Party:

        ------------------------------------------------------------------------

     (4)  Date Filed:

        ------------------------------------------------------------------------

                                 (Biopsys Logo)

                                                                   June 26, 1997

Dear Stockholder:

     At our Special Meeting on July 30, 1997, you will be asked to vote upon the approval and adoption of the Agreement and Plan of Merger dated as of May 21, 1997 (the "Merger Agreement"), among Johnson & Johnson ("J&J"), Palisades Merger Corp., a wholly owned subsidiary of J&J ("Merger Sub"), and Biopsys Medical, Inc. ("Biopsys") providing for the merger of Merger Sub with and into Biopsys upon the terms and subject to the conditions of the Merger Agreement. The foregoing proposal is described more fully in the accompanying Proxy Statement/Prospectus.

     After careful consideration, the Biopsys Board of Directors has unanimously determined that the terms of the Merger Agreement and the transactions contemplated thereby are fair to, and in the best interests of, Biopsys stockholders. Accordingly, the Biopsys Board of Directors has unanimously approved the Merger Agreement and unanimously recommends that the stockholders of Biopsys vote FOR approval and adoption of the Merger Agreement. The approval and adoption of the Merger Agreement requires the affirmative vote of holders of at least a majority of the outstanding shares of common stock of Biopsys. Pursuant to a stockholder agreement with J&J, certain affiliated stockholders of Biopsys, holding approximately 33% of the outstanding shares of Biopsys common stock, have agreed to, among other things, vote (or cause to be voted) their shares of Biopsys common stock in favor of approval and adoption of the Merger Agreement.

     Stockholders are urged to review carefully the information contained in the Proxy Statement/Prospectus prior to deciding how to vote their shares at the Special Meeting.

     Whether or not you expect to attend the Special Meeting in person, please complete, sign and promptly return the enclosed proxy card in the enclosed postage-prepaid envelope to assure representation of your shares. You may revoke your proxy at any time before it has been voted, and if you attend the Special Meeting you may vote in person, even if you previously returned your proxy card. Your prompt cooperation will be greatly appreciated.

                                          Sincerely,
                                          /s/ STEVEN L. GEX
                                          STEVEN L. GEX
                                          President and Chief Executive Officer

                             BIOPSYS MEDICAL, INC.
                                    3 MORGAN
                            IRVINE, CALIFORNIA 92618
                            ------------------------

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON JULY 30, 1997
                            ------------------------
                                                                   June 26, 1997

TO THE STOCKHOLDERS OF BIOPSYS MEDICAL, INC.

     NOTICE IS HEREBY GIVEN that a Special Meeting of Stockholders (the "Special Meeting") of Biopsys Medical, Inc., a Delaware corporation ("Biopsys"), will be held on July 30, 1997 at 8:00 a.m., local time, at Biopsys' principal offices at 3 Morgan, Irvine, California 92618.

     At the Special Meeting you will be asked to consider and vote upon the following matters:

          (1) approval and adoption of the Agreement and Plan of Merger dated as of May 21, 1997 (the "Merger Agreement"), among Johnson & Johnson ("J&J"), Palisades Merger Corp., a wholly owned subsidiary of J&J ("Merger Sub"), and Biopsys providing for the merger of Merger Sub with and into Biopsys upon the terms and subject to the conditions of the Merger Agreement (the "Merger"); and

          (2) such other business as may properly come before the Special Meeting or any adjournment thereof.

     Pursuant to the Merger Agreement, each share of common stock, par value $.001 per share, of Biopsys ("Biopsys Common Stock") issued and outstanding at the effective time of the Merger, together with the associated right under Biopsys' stockholder rights plan, will be converted into the right to receive that number of fully paid and nonassessable shares of J&J common stock, par value $1.00 per share ("J&J Common Stock"), equal to the number obtained by dividing $27.55 by the average per share closing price of J&J Common Stock during the 20 full trading days preceding the date of the last full trading day prior to the Special Meeting, as such prices are reported on the New York Stock Exchange, Inc. Composite Transactions Tape.

     THE BOARD OF DIRECTORS OF BIOPSYS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.

     Detailed information concerning the Merger Agreement and the Merger is contained in the attached Proxy Statement/Prospectus; please read it carefully.

     WHETHER OR NOT YOU EXPECT TO ATTEND THE SPECIAL MEETING IN PERSON, PLEASE COMPLETE, SIGN AND PROMPTLY RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE. A STOCKHOLDER WHO EXECUTES A PROXY MAY REVOKE IT AT ANY TIME BEFORE IT IS EXERCISED BY GIVING WRITTEN NOTICE OF REVOCATION TO BIOPSYS, BY SUBSEQUENTLY FILING ANOTHER PROXY OR BY ATTENDING THE SPECIAL MEETING AND VOTING IN PERSON.

                                          For the Board of Directors,

                                          /s/ DAVID S. CHONETTE
                                          DAVID W. CHONETTE
                                          Chairman of the Board of Directors

                            YOUR VOTE IS IMPORTANT.
           PLEASE COMPLETE, SIGN AND PROMPTLY RETURN YOUR PROXY CARD.

             HOLDERS OF BIOPSYS COMMON STOCK SHOULD NOT SEND STOCK
                      CERTIFICATES WITH THEIR PROXY CARDS.

                             BIOPSYS MEDICAL, INC.
                                PROXY STATEMENT

                            ------------------------

                               JOHNSON & JOHNSON
                                   PROSPECTUS

     This Proxy Statement/Prospectus is being furnished to the stockholders of Biopsys Medical, Inc. ("Biopsys") in connection with the solicitation of proxies by the Board of Directors of Biopsys (the "Biopsys Board") for use at the special meeting of stockholders of Biopsys to be held on July 30, 1997 at 8:00 a.m., local time, at Biopsys' principal offices at 3 Morgan, Irvine, California 92618, including any adjournments or postponements thereof (the "Special Meeting").

     At the Special Meeting, the holders of common stock, par value $.001 per share, of Biopsys ("Biopsys Common Stock") will consider and vote upon the approval and adoption of the Agreement and Plan of Merger dated as of May 21, 1997 (the "Merger Agreement"), among Johnson & Johnson ("J&J"), Palisades Merger Corp., a wholly owned subsidiary of J&J ("Merger Sub"), and Biopsys providing for the merger of Merger Sub with and into Biopsys upon the terms and subject to the conditions of the Merger Agreement (the "Merger"). Pursuant to the Merger Agreement, each share of Biopsys Common Stock issued and outstanding at the effective time of the Merger, together with the associated right under Biopsys' stockholder rights plan, will be converted into the right to receive that number of fully paid and nonassessable shares of common stock, par value $1.00 per share, of J&J ("J&J Common Stock"), equal to the number obtained by dividing $27.55 by the average per share closing price of J&J Common Stock during the 20 full trading days preceding the date of the last full trading day prior to the Special Meeting, as such prices are reported on the New York Stock Exchange, Inc. ("NYSE") Composite Transactions Tape.

     The Biopsys Board has unanimously determined that the terms of the Merger Agreement and the transactions contemplated thereby are fair to, and in the best interests of, Biopsys stockholders. Accordingly, the Biopsys Board has unanimously approved the Merger Agreement and unanimously recommends that the stockholders of Biopsys vote FOR approval and adoption of the Merger Agreement, pursuant to which Biopsys will become a wholly owned subsidiary of J&J and stockholders of Biopsys will become stockholders of J&J.

     This Proxy Statement/Prospectus also serves as a prospectus of J&J under the Securities Act of 1933, as amended (the "Securities Act"), relating to the shares of J&J Common Stock issuable in connection with the Merger.

     This Proxy Statement/Prospectus and the accompanying form of proxy are first being mailed to stockholders of Biopsys on or about June 30, 1997.

                            ------------------------

THE SECURITIES TO BE ISSUED IN THE MERGER HAVE NOT BEEN APPROVED OR
   DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
     SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION
       OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR
         ADEQUACY OF THIS PROXY STATEMENT/PROSPECTUS. ANY
           REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------

         The date of this Proxy Statement/Prospectus is June 26, 1997.

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION, OTHER THAN THOSE CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS, IN CONNECTION WITH THE SOLICITATION AND THE OFFERING MADE BY THIS PROXY STATEMENT/PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION SHOULD NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY OR AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO PURCHASE, ANY SECURITIES IN ANY JURISDICTION IN WHICH SUCH SOLICITATION OR OFFERING MAY NOT LAWFULLY BE MADE.

     NEITHER THE DELIVERY OF THIS PROXY STATEMENT/PROSPECTUS NOR ANY DISTRIBUTION OF SECURITIES MADE HEREUNDER SHALL IMPLY THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION SET FORTH HEREIN OR IN THE AFFAIRS OF J&J OR BIOPSYS SINCE THE DATE HEREOF OR THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                               TABLE OF CONTENTS

Available Information...................................................................    4
Incorporation of Certain Documents by Reference.........................................    4
Summary.................................................................................    5
  Special Meeting.......................................................................    5
  Vote Required.........................................................................    5
  The Merger............................................................................    6
  Market Price Data.....................................................................    9
  Certain Financial Data................................................................    9
The Special Meeting.....................................................................   11
  Special Meeting.......................................................................   11
  Record Date; Shares Entitled to Vote; Vote Required...................................   11
  Proxies; Proxy Solicitation...........................................................   12
Johnson & Johnson.......................................................................   12
Biopsys Medical, Inc....................................................................   13
The Merger..............................................................................   14
  Background of the Merger..............................................................   14
  Recommendation of the Biopsys Board and Reasons for the Merger........................   15
  Opinion of Financial Advisor..........................................................   16
  Effective Time........................................................................   19
  Merger Consideration..................................................................   19
  Exchange Agent; Exchange Procedures; Dividends; No Further Ownership Rights in Biopsys
     Common Stock; No Fractional Shares.................................................   19
  Stock Exchange Listing................................................................   21
  Expenses..............................................................................   21
  Material Federal Income Tax Consequences..............................................   21
  Anticipated Accounting Treatment......................................................   22
  Interests of Certain Persons in the Merger............................................   22
  Resale of J&J Common Stock............................................................   24
The Merger Agreement....................................................................   25
  The Merger............................................................................   25
  Representations and Warranties........................................................   25
  Business of Biopsys Pending the Merger................................................   26
  Certain Additional Agreements.........................................................   28
  Conditions to the Consummation of the Merger..........................................   28
  No Solicitation.......................................................................   30
  Right of the Biopsys Board to Withdraw Recommendation.................................   30
  Termination Fee.......................................................................   31
  Termination, Amendment and Waiver.....................................................   32
  The Stockholder Agreement.............................................................   33
  The Stock Option Agreement............................................................   34
Management and Operations After the Merger..............................................   35
Comparative Stock Prices and Dividends..................................................   36
Comparison of Rights of Common Stockholders of J&J and Biopsys..........................   37
Other Matters...........................................................................   41
  Regulatory Approvals Required.........................................................   41
Absence of Appraisal Rights.............................................................   42
Experts.................................................................................   42
Legal Matters...........................................................................   42
Future Stockholder Proposals............................................................   42
ANNEXES
  Annex I      Agreement and Plan of Merger
  Annex II     Stockholder Agreement
  Annex III    Stock Option Agreement
  Annex IV     Opinion of Robertson, Stephens & Company LLC

                             AVAILABLE INFORMATION

     J&J and Biopsys are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). In accordance with the Exchange Act, J&J and Biopsys file proxy statements, reports and other information with the Securities and Exchange Commission (the "SEC"). This filed material can be inspected and copied at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following Regional Offices of the SEC: Chicago Regional Office (Suite 1400, Northwestern Atrium Center, 500 West Madison Street, Chicago, Illinois 60661) and New York Regional Office (Seven World Trade Center, 13th Floor, New York, New York 10048). The filed material also is available to the public from commercial document retrieval services and at the web site maintained by the SEC at "http://www.sec.gov." Copies of such material also can be obtained by mail from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, such material can be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005 for J&J, and the National Association of Securities Dealers, Inc. (the "NASD"), 1935 K Street, N.W., Washington, D.C. 20006 for Biopsys.

     J&J has filed a Registration Statement on Form S-4 (the "Registration Statement") with the SEC under the Securities Act with respect to the J&J Common Stock to be issued upon consummation of the Merger. This Proxy Statement/Prospectus does not contain all the information set forth in the Registration Statement and the exhibits thereto, certain portions of which have been omitted as permitted by the rules and regulations of the SEC. Copies of the Registration Statement are available from the SEC, upon payment of prescribed rates. For further information, reference is made to the Registration Statement and the exhibits filed therewith. Statements contained in this Proxy Statement/ Prospectus or in any document incorporated by reference in this Proxy Statement/Prospectus relating to the contents of any contract or other document referred to herein or therein are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement or such other document, each such statement being qualified in all respects by such reference.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following J&J documents are incorporated by reference in this Proxy Statement/Prospectus: (i) J&J's Annual Report on Form 10-K for the fiscal year ended December 29, 1996, (ii) J&J's Quarterly Report on Form 10-Q for the quarter ended March 30, 1997 and (iii) the description of J&J Common Stock set forth in J&J's Registration Statements filed pursuant to Section 12 of the Exchange Act, and any amendment or report filed for the purpose of updating any such description.

     The following Biopsys documents are incorporated by reference in this Proxy Statement/Prospectus: (i) Biopsys' Annual Report on Form 10-K for the fiscal year ended June 30, 1996, (ii) Biopsys' Quarterly Reports on Form 10-Q for the quarters ended September 30, 1996, December 31, 1996 and March 31, 1997, (iii) the description of Biopsys Common Stock set forth in Biopsys' Registration Statements filed pursuant to Section 12 of the Exchange Act, and any amendment or report filed for the purpose of updating any such description and (iv) the description of the rights (the "Rights") issued by Biopsys pursuant to the Rights Agreement dated as of November 8, 1996, between Biopsys and Norwest Bank Minnesota, N.A. (the "Biopsys Rights Agreement") contained in the Registration Statement on Form 8-A dated November 8, 1996, whereby Biopsys registered the Rights pursuant to Section 12 of the Exchange Act.

     A COPY OF THE DOCUMENTS INCORPORATED HEREIN BY REFERENCE (EXCLUDING EXHIBITS UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE INTO THE INFORMATION INCORPORATED HEREIN) THAT ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH WILL BE PROVIDED BY FIRST-CLASS MAIL WITHOUT CHARGE TO EACH PERSON, INCLUDING ANY BENEFICIAL OWNER, TO WHOM THIS PROXY STATEMENT/PROSPECTUS IS DELIVERED, UPON ORAL OR WRITTEN REQUEST OF ANY SUCH PERSON. WITH RESPECT TO J&J'S DOCUMENTS, REQUESTS SHOULD BE DIRECTED TO THE OFFICE OF THE CORPORATE SECRETARY, ONE JOHNSON & JOHNSON PLAZA, NEW BRUNSWICK, NEW JERSEY 08933 (TELEPHONE (908) 524-2455). WITH RESPECT TO BIOPSYS' DOCUMENTS, REQUESTS SHOULD BE DIRECTED TO STEVEN J. NABER, BIOPSYS MEDICAL, INC., 3 MORGAN, IRVINE, CALIFORNIA 92618 (TELEPHONE (714) 460-7800). IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS IN ADVANCE OF THE SPECIAL MEETING TO WHICH THIS PROXY STATEMENT/PROSPECTUS RELATES, ANY SUCH REQUEST SHOULD BE MADE BY JULY 18, 1997.

     All reports and definitive proxy or information statements filed by J&J and Biopsys pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Proxy Statement/Prospectus and prior to the date of the Special Meeting shall be deemed to be incorporated by reference into this Proxy Statement/Prospectus from the dates of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated in this Proxy Statement/Prospectus shall be deemed to be modified or superseded for purposes of this Proxy Statement/ Prospectus to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference modifies or supersedes such statement.

     All information contained in this Proxy Statement/Prospectus relating to J&J has been supplied by J&J, and all information relating to Biopsys has been supplied by Biopsys.

                                    SUMMARY

     The following is a summary of certain information contained elsewhere in this Proxy Statement/ Prospectus. Reference is made to, and this summary is qualified in its entirety by, the more detailed information contained elsewhere in this Proxy Statement/Prospectus, in the attached Annexes and in the documents incorporated herein by reference. Stockholders are urged to read carefully this Proxy Statement/ Prospectus and the attached Annexes in their entirety.

SPECIAL MEETING

     This Proxy Statement/Prospectus is being furnished to Biopsys stockholders in connection with the solicitation of proxies by the Biopsys Board for use at the Special Meeting to be held on July 30, 1997 at 8:00 a.m., local time, at Biopsys' principal offices at 3 Morgan, Irvine, California 92618. Only holders of record of Biopsys Common Stock at the close of business on June 20, 1997 (the "Record Date"), will be entitled to notice of, and to vote at, the Special Meeting. At the Special Meeting, holders of Biopsys Common Stock will be asked to consider and vote upon the approval and adoption of the Merger Agreement, a copy of which is attached as Annex I to this Proxy Statement/Prospectus, pursuant to which Merger Sub will be merged with and into Biopsys. Biopsys will be the surviving corporation in the Merger (the "Surviving Corporation") and will become a wholly owned subsidiary of J&J. Holders of Biopsys Common Stock will also transact such other business as may properly come before the Special Meeting. See "THE SPECIAL MEETING -- Special Meeting."

VOTE REQUIRED

     The close of business on June 20, 1997 has been fixed as the Record Date for determining the holders of Biopsys Common Stock who are entitled to notice of and to vote at the Special Meeting. As of the Record Date, there were 9,912,567 shares of Biopsys Common Stock outstanding, of which 3,284,864 shares (approximately 33% of the outstanding shares) of Biopsys Common Stock were beneficially owned by directors and executive officers of Biopsys and their affiliates. All such directors and executive officers of Biopsys and their affiliates have indicated to Biopsys that they intend to vote all such shares in favor of the approval and adoption of the Merger Agreement. The holders of record on the Record Date of shares of Biopsys Common Stock are entitled to one vote per share of Biopsys Common Stock on each matter submitted to a vote at the Special Meeting. The presence in person or by proxy of the holders of shares representing a majority of the voting power of Biopsys Common Stock entitled to vote is necessary to constitute a quorum for the transaction of business at the Special Meeting. Under the Delaware General Corporation Law (the "DGCL"), the affirmative vote of holders of at least a majority of the outstanding shares of the Biopsys Common Stock is required for approval and adoption of the Merger Agreement ("Stockholder Approval"). An abstention from voting or a broker non-vote (as described below under "THE SPECIAL MEETING -- Special Meeting") will have the practical effect of voting against approval and adoption of the Merger Agreement since a vote to abstain or a broker non-vote represents one less vote for such approval and adoption. See "THE SPECIAL MEETING -- Special Meeting."

     Pursuant to the terms of a Stockholder Agreement dated as of May 21, 1997, among J&J and certain affiliated stockholders of Biopsys (the "Stockholder Agreement"), such stockholders have agreed, among other things, to vote (or cause to be voted) their shares of Biopsys Common Stock in favor of approval and adoption of the Merger Agreement and each of the other transactions contemplated thereby at the Special Meeting. Together, such stockholders held on the Record Date 3,278,394 shares (approximately 33% of the outstanding shares) of Biopsys Common Stock. Consequently, holders of only approximately 25% of Biopsys Common Stock who are not parties to the Stockholder Agreement need vote in favor of approval and adoption of the Merger Agreement for Stockholder Approval to be obtained. The general effect of the Stockholder Agreement is to increase the likelihood that Stockholder Approval will be obtained. See "THE MERGER -- Interests of Certain Persons in the Merger" and "THE MERGER AGREEMENT -- The Stockholder Agreement."

     No approval by stockholders of J&J is required to effect the Merger.

THE MERGER

     The Parties. J&J, organized in the State of New Jersey in 1887, employs approximately 89,300 people worldwide and is engaged in the manufacture and sale of a broad range of products in the health care field in many countries of the world. J&J's primary interest, both historically and currently, has been in products related to health and well-being. J&J's worldwide business is divided into three segments: consumer, pharmaceutical and professional. The consumer segment's principal products are personal care and hygienic products, including oral and baby care products, first aid products, nonprescription drugs, sanitary protection products and adult skin and hair products; the pharmaceutical segment's principal worldwide franchises are in the allergy, antibacterial, antifungal, biotech, central nervous system, contraceptive, dermatology, gastrointestinal and immunobiology fields; and the professional segment's products include suture and mechanical wound closure products, minimally-invasive surgical instruments, diagnostic products, medical equipment and devices, disposable contact lenses, surgical instruments, joint replacements and products for wound management and infection prevention.

     The principal executive offices of J&J are located at One Johnson & Johnson Plaza, New Brunswick, New Jersey 08933. The telephone number is (908) 524-0400.

     Merger Sub, a Delaware corporation, is a wholly owned subsidiary of J&J formed solely for the purposes of the Merger.

     Biopsys, a Delaware corporation, designs, develops, manufactures and markets products for the diagnosis and management of breast cancer. Biopsys' principal product, the Mammotome Biopsys System, is a minimally-invasive breast biopsy technology. Biopsys received 510(k) clearance to market the Mammotome Biopsys System from the United States Food and Drug Administration in April 1995 and commenced commercial sales in August 1995. As of March 31, 1997, the Mammotome Biopsys System had been installed in approximately 516 sites, including physicians' offices, hospitals and breast imaging centers, and had been used in approximately 58,000 Mammotome procedures. Biopsys was incorporated in California in July 1993 and reincorporated in Delaware in April 1996.

     The principal offices of Biopsys are located at 3 Morgan, Irvine, California 92618. The telephone number is (714) 460-7800.

     Merger Consideration. At the effective time of the Merger (the "Effective Time"), each issued and outstanding share of Biopsys Common Stock (together with the associated Right), other than shares owned by J&J, Merger Sub or Biopsys, will be converted into the right to receive that number of fully paid and nonassessable shares of J&J Common Stock equal to the number obtained by dividing $27.55 by the average per share closing price of J&J Common Stock during the 20 full trading days preceding the date of the last full trading day prior to the Special Meeting, as such prices are reported on the NYSE Composite Transactions Tape (the "Exchange Ratio"). No fractional shares of J&J Common Stock will be issued in the Merger and holders of shares of Biopsys Common Stock will be entitled to a cash payment in lieu of any such fractional shares. See "THE MERGER -- Merger Consideration" and "-- Exchange Agent; Exchange Procedures; Dividends; No Further Ownership Rights in Biopsys Common Stock; No Fractional Shares."

     Recommendation of the Biopsys Board and Reasons for the Merger. THE BIOPSYS BOARD HAS UNANIMOUSLY DETERMINED THAT THE TERMS OF THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY ARE FAIR TO, AND IN THE BEST INTERESTS OF, BIOPSYS STOCKHOLDERS. ACCORDINGLY, THE BIOPSYS BOARD HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS OF BIOPSYS VOTE FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT. In reaching its decision to approve the Merger Agreement and recommend the Merger, the Biopsys Board considered a number of factors. See "THE MERGER -- Background of the Merger" and "-- Recommendation of the Biopsys Board and Reasons for the Merger."

     Opinion of Financial Advisor. Robertson, Stephens & Company LLC ("Robertson Stephens") has delivered its written opinion dated May 21, 1997, to the Biopsys Board that, as of such date and based on the matters described therein, the Exchange Ratio was fair to the stockholders of Biopsys from a financial point of view. The full text of the opinion of Robertson Stephens, which sets forth the procedures followed, the factors considered, the assumptions made and scope of the review undertaken by, as well as limitations on the review undertaken by, Robertson Stephens in rendering its opinion, is included as Annex IV to this Proxy Statement/

Prospectus. Biopsys stockholders are urged to read the opinion in its entirety. See "THE MERGER -- Opinion of Financial Advisor."

     Interests of Certain Persons in the Merger. As of the Record Date, directors and executive officers of Biopsys owned (i) 3,284,864 shares of Biopsys Common Stock for which they will receive the same consideration as other Biopsys stockholders and (ii) unexercised options to acquire 805,750 shares of Biopsys Common Stock (the "Stock Options"), which will be treated as described below under "THE MERGER -- Interests of Certain Persons in the Merger." J&J also has agreed to cause the Surviving Corporation to fulfill and honor in all respects the obligations of Biopsys pursuant to certain indemnification agreements currently in effect between Biopsys and certain persons and pursuant to the indemnification provisions contained in Biopsys' Restated Certificate of Incorporation (the "Biopsys Certificate of Incorporation") and Biopsys' By-laws (the "Biopsys By-laws"). See "THE MERGER -- Interests of Certain Persons in the Merger."

     Regulatory Approvals Required. The consummation of the Merger is subject to the expiration or termination of the relevant waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"). J&J and Biopsys have filed notification and report forms under the HSR Act. Effective June 13, the waiting period under the HSR Act was terminated. See "OTHER MATTERS -- Regulatory Approvals Required."

     Conditions to the Merger. The obligations of J&J and Biopsys to consummate the Merger are subject to various conditions, including, without limitation, obtaining Stockholder Approval and regulatory approvals, approval for listing (subject to official notice of issuance) on the NYSE of the J&J Common Stock to be issued in connection with the Merger and the absence of any injunction or other legal restraint preventing the consummation of the Merger. See "THE MERGER AGREEMENT -- Conditions to the Consummation of the Merger."

     No Solicitation. The Merger Agreement provides that Biopsys will not, nor will it authorize or permit any of its officers, directors or employees or any investment banker, attorney or other advisor or representative retained by it to, directly or indirectly, (i) solicit, initiate or encourage the submission of any Takeover Proposal (as defined in the Merger Agreement and described below under "THE MERGER AGREEMENT -- No Solicitation") or (ii) participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Takeover Proposal. However, if the Biopsys Board determines in good faith, after consultation with outside counsel, that failure to do so would create a substantial risk of liability for breach of its fiduciary duties to the stockholders of Biopsys under applicable law, Biopsys may, prior to the receipt of Stockholder Approval, in response to a Takeover Proposal that was unsolicited and subject to compliance with Biopsys' responsibility to keep J&J informed in all material respects of the status of, and the identity of the person making, any Takeover Proposal or certain other inquiries and subject to certain other conditions, furnish information with respect to Biopsys to any person pursuant to a customary and reasonable confidentiality agreement and participate in negotiations regarding a Takeover Proposal. See "THE MERGER AGREEMENT -- No Solicitation."

     Right of the Biopsys Board to Withdraw Recommendation. Under the Merger Agreement, neither the Biopsys Board nor any committee of Biopsys may (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to J&J or Merger Sub, the approval or recommendation by such Board or any such committee of the Merger Agreement or the Merger, (ii) approve or recommend, or propose to approve or recommend, any Takeover Proposal or (iii) cause Biopsys to enter into any agreement with respect to any Takeover Proposal. However, the Biopsys Board, to the extent it determines in good faith, after consultation with outside counsel, that it is necessary to do so in order to comply with its fiduciary duties to the Biopsys stockholders under applicable law, may, prior to receipt of Stockholder Approval, withdraw or modify its approval or recommendation of the Merger Agreement or the Merger and approve or recommend any Superior Proposal (as defined in the Merger Agreement and described below under "THE MERGER AGREEMENT -- Right of the Biopsys Board to Withdraw Recommendation"), in each case subject to certain notice requirements. In addition, during the period (the "Applicable Period") commencing after the earlier of the effectiveness of the Registration Statement and 60 days after the date of the Merger Agreement and ending on the receipt of Stockholder Approval, the Biopsys Board, to the extent it determines in good faith, after consultation with outside counsel, that it is necessary to do so in order to comply with its fiduciary duties to the stockholders of Biopsys under applicable law, may cause Biopsys to terminate the Merger Agreement and subsequently enter into an agreement with respect to a Superior Proposal, subject to certain waiting periods, notice requirements and the obligation to pay certain fees. See "THE MERGER AGREEMENT -- Right of the Biopsys Board to Withdraw Recommendation" and "-- Termination Fee."

     Termination Fee. The Merger Agreement requires Biopsys to promptly pay to J&J $10 million (the "Termination Fee") if the Merger Agreement is terminated
(i) by any party to the Merger Agreement in the event that during the Applicable Period, the Biopsys Board determines in good faith, after consultation with outside counsel, that it is necessary to terminate the Merger Agreement in order to comply with its fiduciary duties to Biopsys stockholders under applicable law (the Biopsy Board must comply with certain waiting periods and notice requirements) or (ii) by any party to the Merger Agreement in the event that (x) a Takeover Proposal shall have been publicly announced and not publicly withdrawn, (y) prior to the date 12 months following the date of the termination of the Merger Agreement, Biopsys consummates certain transactions or enters into certain agreements and (z) either (I) the Merger is not consummated by December 31, 1997 and Biopsys has breached certain obligations to facilitate the obtaining of Stockholder Approval, (II) Stockholder Approval is not obtained at the Special Meeting or (III) the Biopsys Board (or any committee thereof) withdraws or modifies in a manner adverse to J&J its approval or recommendation of the Merger or Merger Agreement, fails to reconfirm its recommendation within 15 business days after a written request to do so or approves or recommends a Takeover Proposal or the Biopsys Board resolves to take any of the foregoing actions. However, the Merger Agreement provides that no Termination Fee will be payable if, at the time the Merger Agreement is terminated as a result of the events described in either clause (I) or (II) of the preceding sentence, there has occurred an uncured material adverse change with respect to J&J on or after the date of the Merger Agreement. See "THE MERGER AGREEMENT -- Termination Fee."

     Termination. The Merger Agreement may be terminated, and the Merger contemplated thereby may be abandoned, at any time prior to the Effective Time, whether before or after receipt of Stockholder Approval, (i) by mutual written consent of J&J, Merger Sub and Biopsys; (ii) by either J&J or Biopsys, if Stockholder Approval is not obtained at the Special Meeting, the Merger is not consummated by December 31, 1997 (subject to certain exceptions), if certain legal restraints or prohibitions are in effect which have any Limiting Effects (as defined under "THE MERGER AGREEMENT -- Conditions to the Consummation of the Merger") or the Biopsys Board makes certain good faith determinations regarding its fiduciary duties to Biopsys stockholders; (iii) by J&J if the Biopsys Board withdraws or modifies or, upon request, fails to reconfirm its approval or recommendation of the Merger or the Merger Agreement, subject to certain conditions; and (iv) by either J&J or Biopsys if there are certain breaches of, or inaccuracies contained in, the other party's representations, warranties, covenants or agreements and such breaches or inaccuracies are not cured within 45 days, subject to certain conditions and limitations. See "THE MERGER AGREEMENT -- Termination, Amendment and Waiver."

     Absence of Appraisal Rights. In accordance with Section 262 of the DGCL, holders of Biopsys Common Stock are not entitled to appraisal rights in connection with the Merger. See "ABSENCE OF APPRAISAL RIGHTS."

     Certain Federal Income Tax Consequences. It is a condition to the obligation of Biopsys to consummate the Merger that it receive the opinion of Wilson Sonsini Goodrich & Rosati to the effect that (i) the Merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and J&J, Merger Sub and Biopsys will each be a party to the reorganization, within the meaning of Section 368(b) of the Code, (ii) no gain or loss will be recognized by J&J, Merger Sub or Biopsys as a result of the Merger and (iii) no gain or loss will be recognized by the stockholders of Biopsys upon receipt of J&J Common Stock in exchange for their Biopsys Common Stock, except that a holder of Biopsys Common Stock who receives cash in lieu of a fractional share of J&J Common Stock will recognize gain or loss equal to the difference between the amount of such cash and the tax basis allocated to such stockholder's fractional share of J&J Common Stock. Such opinion assumes that the Merger will take place as described in the Merger Agreement and that certain factual matters represented by J&J, Merger Sub, Biopsys and certain Biopsys stockholders are true and correct at the Effective Time. See "THE MERGER -- Material Federal Income Tax Consequences."

     Anticipated Accounting Treatment. J&J intends to treat the Merger as a pooling of interests for accounting and financial reporting purposes. See "THE MERGER -- Anticipated Accounting Treatment."

     Certain Considerations. In considering whether to vote in favor of the adoption of the Merger Agreement, Biopsys stockholders should consider the following: (i) the Exchange Ratio will be determined based on the average per share closing price of J&J Common Stock during the 20 full trading days preceding the date of the last full trading day prior to the Special Meeting and
(ii) the market price of a share of J&J Common Stock on the closing date of the Merger (the "Closing Date") can be expected to vary from its price as of the date of this Proxy Statement/Prospectus and the dates during such 20-day period due to changes in the business, operations or prospects of J&J, general market and economic conditions and other factors.

     Stock Option Agreement. Biopsys and J&J entered into a stock option agreement dated as of May 21, 1997 (the "Stock Option Agreement"), immediately following the execution and delivery of the Merger Agreement, pursuant to which Biopsys granted J&J the right to purchase 19.9% of the then outstanding shares of Biopsys Common Stock at a price per share of $27.55. See "THE MERGER AGREEMENT -- The Stock Option Agreement."

MARKET PRICE DATA

     J&J Common Stock (symbol: JNJ) is listed for trading on the NYSE and Biopsys Common Stock (symbol: BIOP) is quoted on the Nasdaq National Market.

     The following table sets forth the last reported sales prices per share of J&J Common Stock on the NYSE Composite Transactions Tape and of Biopsys Common Stock on the Nasdaq National Market on May 21, 1997, the last trading day before announcement of the Merger Agreement, and on June 25, 1997, the last trading day prior to the date of this Proxy Statement/Prospectus:

                                                                   J&J        BIOPSYS
                                                                  COMMON      COMMON
                                                                  STOCK       STOCK
                                                                  ------      ------
        May 21, 1997............................................   $59 3/8     $25 3/4
        June 25, 1997...........................................    65 3/16     27

CERTAIN FINANCIAL DATA

     The Merger will not have a material impact, on a pro forma basis, on the J&J financial data presented below.

     The following tables present selected historical financial data for each of J&J (on a consolidated basis) and Biopsys. The selected historical financial data are derived from the historical financial statements of J&J (on a consolidated basis) and Biopsys that are incorporated by reference in this Proxy Statement/Prospectus. The information set forth below should be read in conjunction with such historical financial statements and the notes thereto. The historical consolidated financial statements of J&J have been audited by Coopers & Lybrand L.L.P., independent certified public accountants, for each of the five fiscal years in the period ended December 29, 1996. The historical financial statements of Biopsys have been audited by Deloitte & Touche LLP, independent certified public accountants, for each of the three fiscal years in the period ended June 30, 1996. The historical consolidated financial statements as of and for the three months ended March 30, 1997 and March 31, 1996, for J&J, and the historical financial statements as of and for the nine months ended March 31, 1997 and 1996, for Biopsys, are unaudited; however, in each of J&J's and Biopsys' opinion (with respect to its own statements), such statements reflect all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of J&J's and Biopsys' respective financial position and results of operations for such periods. The results of operations for the respective three-month period and nine-month period in 1997 may not be indicative of results of operations to be expected for a full year.

                       JOHNSON & JOHNSON AND SUBSIDIARIES

                            SELECTED FINANCIAL DATA
                (DOLLARS IN MILLIONS, EXCEPT PER SHARE FIGURES)

EARNINGS DATA

                                                   FISCAL YEAR ENDED                               THREE MONTHS ENDED
                           ------------------------------------------------------------------     ---------------------
                           JANUARY 3,   JANUARY 2,   JANUARY 1,   DECEMBER 31,   DECEMBER 29,     MARCH 31,   MARCH 30,
                              1993         1994         1995          1995           1996           1996        1997
                           ----------   ----------   ----------   ------------   ------------     ---------   ---------
Sales....................   $ 13,753     $ 14,138     $ 15,734      $ 18,842       $ 21,620        $ 5,334     $ 5,715
Costs and expenses.......     11,546       11,806       13,053        15,525         17,587          4,210       4,413
Earnings before taxes....      2,207        2,332        2,681         3,317          4,033          1,124       1,302
Net earnings.............      1,030(1)     1,787        2,006         2,403          2,887            790         909
Net earnings per share...   $   0.78     $   1.37     $   1.56      $   1.86       $   2.17        $  0.59     $  0.68
Cash dividends per
  share..................   $  0.445     $  0.505     $  0.565      $   0.64       $  0.735        $ 0.165     $  0.19

BALANCE SHEET DATA

                           JANUARY 3,   JANUARY 2,   JANUARY 1,   DECEMBER 31,   DECEMBER 29,     MARCH 30,
                              1993         1994         1995          1995           1996           1997
                           ----------   ----------   ----------   ------------   ------------     ---------
Assets...................   $ 11,884     $ 12,242     $ 15,668      $ 17,873       $ 20,010        $20,620
Long-term debt...........      1,365        1,493        2,199         2,107          1,410          1,296
Stockholders' equity.....      5,171        5,568        7,122         9,045         10,836         11,174

---------------
(1) After cumulative effect of accounting changes of $595 million (net of tax).

                             BIOPSYS MEDICAL, INC.

                            SELECTED FINANCIAL DATA
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE FIGURES)

OPERATING DATA

                                                                    FISCAL YEAR ENDED         NINE MONTHS ENDED
                                      PERIOD FROM JULY 6, 1993          JUNE 30,                  MARCH 31,
                                            (INCEPTION)            -------------------       --------------------
                                          TO JUNE 30, 1994          1995         1996         1996         1997
                                      ------------------------     ------       ------       ------       -------
Net sales...........................           $   --              $   80       $3,475       $1,805       $10,045
Cost of sales.......................               --                  34        1,899        1,051         4,236
Gross profit........................               --                  46        1,576          754         5,809
Total operating expenses............              680               2,487        5,521        3,466         6,634
Interest income (expense), net......                5                 (32)         478          167         1,432
Net income (loss)...................             (675)             (2,473)      (3,467)      (2,545)          607
Net income (loss) per share.........           $(0.15)(1)          $(0.55)(1)   $(0.43)      $(0.33)(1)   $  0.06

BALANCE SHEET DATA

                                                                          JUNE 30,
                                                               ------------------------------     MARCH 31,
                                                                1994       1995        1996         1997
                                                               ------     -------     -------     ---------
Total assets.................................................  $2,026     $   416     $40,914      $42,289
Redeemable convertible preferred stock.......................   1,975       1,975          --           --
Stockholders' equity (deficit)...............................     (31)     (2,413)     39,083       40,256

---------------
(1) Net loss per share for each of these periods is computed on a pro forma basis assuming conversion of the then outstanding preferred stock.

                              THE SPECIAL MEETING

SPECIAL MEETING

     This Proxy Statement/Prospectus is being furnished to Biopsys stockholders in connection with the solicitation of proxies by the Biopsys Board for use at the Special Meeting to be held on July 30, 1997 at 8:00 a.m., local time, at Biopsys' principal offices at 3 Morgan, Irvine, California 92618. Only holders of record of Biopsys Common Stock at the close of business on the Record Date will be entitled to notice of, and to vote at, the Special Meeting. At the Special Meeting, holders of Biopsys Common Stock will be asked to consider and vote upon the approval and adoption of the Merger Agreement, a copy of which is attached as Annex I to this Proxy Statement/Prospectus, pursuant to which Merger Sub will be merged with and into Biopsys. Biopsys will be the Surviving Corporation in the Merger and will become a wholly owned subsidiary of J&J. Holders of Biopsys Common Stock will also transact such other business as may properly come before the Special Meeting.

     At the Effective Time, each issued and outstanding share of Biopsys Common Stock (together with the associated Right), other than shares owned by J&J, Merger Sub or Biopsys, will be converted into the right to receive that number of fully paid and nonassessable shares of J&J Common Stock equal to the Exchange Ratio. No fractional shares of J&J Common Stock will be issued in the Merger. Each holder of shares of Biopsys Common Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of J&J Common Stock will receive, in lieu thereof, cash (without interest) in an amount, less the amount of any withholding taxes which may be required thereon, equal to such fraction of a share of J&J Common Stock multiplied by the per share closing price of J&J Common Stock on the date of the Special Meeting, as such price is reported on the NYSE Composite Transactions Tape. J&J will make available to the Exchange Agent (as defined in the Merger Agreement and described below under "THE MERGER -- Exchange Agent; Exchange Procedures; Dividends; No Further Ownership Rights in Biopsys Common Stock; No Fractional Shares") from time to time, as needed, funds sufficient to pay cash in lieu of fractional shares.

     THE BIOPSYS BOARD HAS UNANIMOUSLY DETERMINED THAT THE TERMS OF THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY ARE FAIR TO, AND IN THE BEST INTERESTS OF, BIOPSYS STOCKHOLDERS. ACCORDINGLY, THE BIOPSYS BOARD HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS OF BIOPSYS VOTE FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.

     The Finance Committee of the J&J Board of Directors (the "J&J Board"), acting pursuant to authority delegated to it by the J&J Board, has approved the Merger and the issuance of J&J Common Stock in the Merger. J&J, as the sole stockholder of Merger Sub, and the Board of Directors of Merger Sub have each approved the Merger Agreement. No approval by stockholders of J&J is required to effect the Merger.

RECORD DATE; SHARES ENTITLED TO VOTE; VOTE REQUIRED

     The close of business on June 20, 1997 has been fixed as the Record Date for determining the holders of Biopsys Common Stock who are entitled to notice of and to vote at the Special Meeting. As of the Record Date, there were 9,912,567 shares of Biopsys Common Stock outstanding, of which 3,284,864 shares (approximately 33% of the outstanding shares) of Biopsys Common Stock were beneficially owned by directors and executive officers of Biopsys and their affiliates. All such directors and executive officers of Biopsys and their affiliates have indicated to Biopsys that they intend to vote all such shares in favor of the approval and adoption of the Merger Agreement. The holders of record on the Record Date of shares of Biopsys Common Stock are entitled to one vote per share of Biopsys Common Stock on each matter submitted to a vote at the Special Meeting. The presence in person or by proxy of the holders of shares representing a majority of the voting power of Biopsys Common Stock entitled to vote is necessary to constitute a quorum for the transaction of business at the Special Meeting. Under the DGCL, the affirmative vote of holders of at least a majority of the outstanding shares of the Biopsys Common Stock is required for Stockholder Approval. An abstention from voting or a broker non-vote will have the practical effect of voting against approval and adoption of the Merger Agreement since a vote to abstain or a broker non-vote represents one less vote for such approval and adoption. A "broker non-vote" occurs when brokers who hold shares in street name for customers who are the beneficial owners of such shares do not give a proxy to vote such customers' shares because the customers have failed to give the broker specific instructions concerning the voting of the customers' shares.

     Pursuant to the terms of the Stockholder Agreement, certain stockholders have agreed, among other things, to vote (or cause to be voted) their shares of Biopsys Common Stock in favor of approval and adoption of the Merger Agreement and each of the other transactions contemplated thereby at the Special Meeting. Together, such stockholders held on the Record Date 3,278,394 shares (approximately 33% of the outstanding shares) of Biopsys Common Stock. Consequently, holders of only approximately 25% of Biopsys Common Stock who are not parties to the Stockholder Agreement need vote in favor of approval and adoption of the Merger Agreement for Stockholder Approval to be obtained. The general effect of the Stockholder Agreement is to increase the likelihood that Stockholder Approval will be obtained. See "THE MERGER -- Interests of Certain Persons in the Merger" and "THE MERGER AGREEMENT -- The Stockholder Agreement."

PROXIES; PROXY SOLICITATION

     Shares of Biopsys Common Stock represented by properly executed proxies received at or prior to the Special Meeting that have not been revoked will be voted at the Special Meeting in accordance with the instructions contained therein. Shares of Biopsys Common Stock represented by properly executed proxies for which no instruction is given will be voted FOR approval and adoption of the Merger Agreement. Biopsys stockholders are requested to complete, sign and return promptly the enclosed proxy card in the enclosed postage-prepaid envelope to ensure that their shares are voted at the Special Meeting. A Biopsys stockholder may revoke a proxy by submitting at any time prior to the vote on the approval and adoption of the Merger Agreement a later dated proxy with respect to the same shares, by delivering written notice of revocation to the Secretary of Biopsys at any time prior to such vote or by attending the Special Meeting and voting in person. Mere attendance at the Special Meeting will not in and of itself revoke a proxy. If a Biopsys stockholder is not the registered direct holder of his or her shares, such stockholder must obtain appropriate documentation from the registered holder in order to be able to vote the shares in person.

     If the Special Meeting is postponed or adjourned for any reason, at any subsequent reconvening of the Special Meeting all proxies will be voted in the same manner as such proxies would have been voted at the original convening of the meeting (except for any proxies which have therefore effectively been revoked or withdrawn), notwithstanding that they may have been effectively voted on the same or any other manner at a previous meeting.

     In addition to solicitation by mail, directors, officers and employees of J&J and Biopsys may solicit proxies by telephone, telegram or otherwise. Such directors, officers and employees of J&J and Biopsys will not be additionally compensated for such solicitation but may be reimbursed for out-of-pocket expenses incurred in connection therewith. Brokerage firms, fiduciaries and other custodians who forward soliciting material to the beneficial owners of shares of Biopsys Common Stock held of record by them will be reimbursed for their reasonable expenses incurred in forwarding such material. Biopsys may retain D.F. King & Co., Inc. to aid in soliciting proxies from its stockholders. The fees of such firm are estimated not to exceed $10,000, plus reimbursement of out-of-pocket expenses.

                               JOHNSON & JOHNSON

     J&J, organized in the State of New Jersey in 1887, employs approximately 89,300 people worldwide and is engaged in the manufacture and sale of a broad range of products in the health care field in many countries of the world. J&J's primary interest, both historically and currently, has been in products related to health and well-being. J&J's worldwide business is divided into three segments: consumer, pharmaceutical and professional. The consumer segment's principal products are personal care and hygienic products, including oral and baby care products, first aid products, nonprescription drugs, sanitary protection products and adult skin and hair products; the pharmaceutical segment's principal worldwide franchises are in the allergy, antibacterial, antifungal, biotech, central nervous system, contraceptive, dermatology, gastrointestinal and immunobiology fields; and the professional segment's products include suture and mechanical wound closure products, minimally-invasive surgical instruments, diagnostic products, medical equipment and devices, disposable contact lenses, surgical instruments, joint replacements and products for wound management and infection prevention. See "AVAILABLE INFORMATION" and "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."

     The principal executive offices of J&J are located at One Johnson & Johnson Plaza, New Brunswick, New Jersey 08933. The telephone number is (908) 524-0400.

                             BIOPSYS MEDICAL, INC.

     Biopsys, a Delaware corporation, designs, develops, manufactures and markets products for the diagnosis and management of breast cancer. Biopsys' principal product, the Mammotome Biopsys System, is a minimally-invasive breast biopsy technology. Biopsys received 510(k) clearance to market the Mammotome Biopsys System from the United States Food and Drug Administration in April 1995 and commenced commercial sales in August 1995. As of March 31, 1997, the Mammotome Biopsys System had been installed in approximately 516 sites, including physicians' offices, hospitals and breast imaging centers, and had been used in approximately 58,000 Mammotome procedures. Biopsys was incorporated in California in July 1993 and reincorporated in Delaware in April 1996. See "AVAILABLE INFORMATION" and "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."

     The principal offices of Biopsys are located at 3 Morgan, Irvine, California 92618. The telephone number is (714) 460-7800.

                                   THE MERGER

BACKGROUND OF THE MERGER

     As Biopsys began commercial introduction of its Mammotome biopsy system in late calendar year 1995, the Biopsys Board and senior management began discussing various alternatives for either raising working capital needed to support and expand commercial introduction of the Mammotome system or aligning with major medical device companies for marketing, sales and distribution. During the period from late 1995 through 1996, representatives of Biopsys held discussions with representatives of various medical device companies, including Ethicon Endo-Surgery Inc. ("Ethicon Endo," and, together with J&J, "Johnson & Johnson"), a subsidiary of J&J. These conversations were conducted primarily at industry trade shows or investor conferences and were general in nature and did not lead to any specific proposals for either an acquisition of Biopsys or a strategic marketing or distribution arrangement.

     In July 1996, Biopsys entered into a confidentiality agreement with Ethicon Endo containing customary terms and conditions. Thereafter during the period until the spring of 1997, representatives of Biopsys and Johnson & Johnson met to discuss possible business relationships between Biopsys and Johnson & Johnson, including the possibility of a merger of Biopsys with Johnson & Johnson, and to analyze and review the legal, regulatory and financial elements of the businesses of Biopsys.

     On December 9, 1996, management of Biopsys reviewed with the Biopsys Board the status of the discussions with Johnson & Johnson. The Biopsys Board determined that management should continue such discussions and should attempt to reopen discussions with the other companies with which Biopsys had previously discussed the possibility of a strategic transaction to determine if any of such companies had any remaining interest in entering into a strategic transaction with Biopsys. Representatives of Robertson Stephens, at a meeting with one of such companies, inquired as to whether such company was interested in pursuing a transaction with Biopsys. This contact did not lead to any proposals for a strategic transaction with Biopsys. Subsequently, Biopsys did not receive any other such proposals from any other party.

     During the first four months of 1997, the discussions between representatives of Biopsys and Johnson & Johnson became focused exclusively on a merger of Biopsys with Johnson & Johnson and continued to explore legal, regulatory and financial issues relating to the business of Biopsys and the combination of that business with that of Ethicon Endo. On March 13, 1997, the Biopsys Board considered at a regularly scheduled meeting the status of the discussions with Johnson & Johnson and the results of the attempts to initiate further discussions with the other companies.

     During the period from May 5, 1997 through May 19, 1997, representatives of Biopsys and Johnson & Johnson, their respective legal advisors and Robertson Stephens held numerous meetings and teleconferences to discuss and review the terms and conditions of the proposed merger as set forth in the Merger Agreement, the Stockholder Agreement and the Stock Option Agreement and various other legal and financial issues, including, among other things, the tax and accounting treatment of the proposed merger and the amount and nature of the consideration to be paid to Biopsys stockholders in the proposed merger.

     On May 20, 1997, the Biopsys Board met in a specially scheduled Board meeting to consider the proposed Merger. Biopsys' legal counsel gave a presentation regarding the fiduciary duties of the Biopsys Board in evaluating the proposed Merger with Johnson & Johnson. Counsel then reviewed for the Biopsys Board the provisions of the draft Merger Agreement, Stockholder Agreement and Stock Option Agreement and the proposed changes that had been discussed during the preceding days. Counsel then addressed questions from the Biopsys Board regarding those draft agreements and the proposed changes thereto. The Representatives of Robertson Stephens then delivered a presentation regarding the financial terms of the proposed Merger and the other analyses described below under "-- Opinion of Financial Advisor."

     On May 21, 1997, the Biopsys Board met by teleconference with its legal and financial advisors. Legal counsel reviewed for the Biopsys Board the proposed definitive Merger Agreement, Stockholder Agreement and Stock Option Agreement, which now incorporated the changes that had been agreed to in principle during the preceding days. Legal counsel then described to the Biopsys Board the resolutions that would be required in connection with approval of the agreements, including resolutions approving the agreements and an amendment of Biopsys' stockholder rights plan to provide that certain triggering events as set forth in such plan would not occur by virtue of the execution of the agreements with J&J.

     Robertson Stephens then rendered its opinion that, as of May 21, 1997, the Exchange Ratio was fair to the stockholders of Biopsys from a financial point of view.

     After additional discussion, including consideration of the factors set forth below, the Biopsys Board unanimously approved the Merger Agreement and the agreements with J&J and unanimously resolved to recommend that the stockholders of Biopsys vote to approve and adopt the Merger Agreement.

     The Merger Agreement, the Stockholder Agreement and the Stock Option Agreement were executed by all parties during the evening of May 21, 1997 and a joint public announcement of the transaction was made by J&J and Biopsys on the morning of May 22, 1997.

RECOMMENDATION OF THE BIOPSYS BOARD AND REASONS FOR THE MERGER

     The Biopsys Board has unanimously determined that the terms of the Merger Agreement and the transactions contemplated thereby are fair to, and in the best interests of, Biopsys stockholders. Accordingly, the Biopsys Board has unanimously approved the Merger Agreement and unanimously recommends that the stockholders of Biopsys vote FOR approval and adoption of the Merger Agreement. In reaching its determination, the Biopsys Board consulted with Biopsys' management, as well as its legal counsel and financial advisor, and gave significant consideration to a number of factors bearing on its decision. The Biopsys Board did not consider it practical to, nor did it attempt to, quantify or otherwise assign relative weight to the factors it considered in reaching its decision.

     The factors considered by the Biopsys Board included:

     - Analyses of the financial performance and condition, businesses and prospects of J&J and Biopsys, including, but not limited to, information with respect to their respective recent and historic stock prices and earnings performance. The Biopsys Board also considered the detailed financial analyses, pro forma and other information with respect to J&J and Biopsys presented by Robertson Stephens and Biopsys' management, as well as the Biopsys Board's own knowledge of J&J, Biopsys and their respective businesses, and the current economic, financial and business climate.

     - The effect on Biopsys stockholders of Biopsys continuing as a stand-alone entity compared to the effect of combining with J&J, in light of the factors summarized above with respect to the financial condition and prospects of the two companies on a stand-alone basis and of the Surviving Corporation. In particular, the Biopsys Board considered that Biopsys competes in a single segment of the medical device market (minimally-invasive breast biopsy devices and related products) and has experienced significant volatility in the market price of its common stock.

     - The view of Biopsys' management that the medical device industry has recently experienced increased consolidation as participants have sought to broaden product lines, gain market share, increase international market penetration and enable bundling and capitation arrangements with hospitals and managed care organizations (which are increasingly taking actions that favor medical device companies offering large and cost-effective product portfolios).

     - The relatively greater financial, manufacturing, personnel, and sales and distribution resources of J&J and the likelihood that such resources would enable Biopsys to accelerate its long-term growth strategy, to facilitate the introduction of new products with a larger sales force, and to compete more effectively in its targeted markets.

     - The written opinion of Robertson Stephens that, as of May 21, 1997, and based upon and subject to the various qualifications and assumptions described therein, the Exchange Ratio was fair, from a financial point of view, to the stockholders of Biopsys. See "-- Opinion of Financial Advisor."

     - The Exchange Ratio and the other terms of the Merger Agreement. See "--Background of the Merger" and "-- Merger Consideration."

     - The expectation that the Merger will be a tax-free transaction to Biopsys and its stockholders and will be accounted for as a pooling of interests transaction. See "-- Material Federal Income Tax Consequences" and
       "-- Anticipated Accounting Treatment."

     - Such other matters as the Biopsys Board deemed necessary or appropriate in considering the Merger.

OPINION OF FINANCIAL ADVISOR

     At the May 21, 1997 special meeting of the Biopsys Board, Robertson Stephens delivered its oral opinion (subsequently confirmed in writing) that, as of such date and based on the matters described therein, the Exchange Ratio was fair to the stockholders of Biopsys from a financial point of view. Robertson Stephens did not recommend to Biopsys that any specific price was appropriate for the Merger. Robertson Stephens' opinion to the Biopsys Board addresses only the fairness to the stockholders of Biopsys, from a financial point of view, of the Exchange Ratio, and does not constitute a recommendation to any stockholder as to how such stockholder should vote at the Special Meeting.

     THE COMPLETE TEXT OF THE OPINION DATED MAY 21, 1997 IS ATTACHED HERETO AS ANNEX IV AND THE SUMMARY OF THE OPINION SET FORTH BELOW IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION. STOCKHOLDERS OF BIOPSYS ARE URGED TO READ SUCH OPINION CAREFULLY AND IN ITS ENTIRETY FOR A DESCRIPTION OF THE PROCEDURES FOLLOWED, THE FACTORS CONSIDERED, THE ASSUMPTIONS MADE AND SCOPE OF THE REVIEW UNDERTAKEN BY, AS WELL AS LIMITATIONS ON THE REVIEW UNDERTAKEN BY, ROBERTSON STEPHENS IN RENDERING ITS OPINION.

     Robertson Stephens expresses no opinion as to the tax consequences of the Merger, and Robertson Stephens' opinion as to the fairness from a financial point of view of the Exchange Ratio does not take into account the particular tax status or position of any holder of Biopsys Common Stock. In rendering its opinion, Robertson Stephens was not engaged as an agent or fiduciary of Biopsys stockholders or any other third party, and no limitations were imposed by Biopsys on the scope of Robertson Stephens' opinion or the procedures to be followed by Robertson Stephens in rendering its opinion.

     In connection with the preparation of its opinion, Robertson Stephens among other things: (i) reviewed financial information relating to Biopsys furnished to it by Biopsys, including certain internal financial analyses and forecasts prepared by the management of Biopsys; (ii) reviewed publicly available information; (iii) examined the financial condition and future prospects of each of J&J and Biopsys, on a stand-alone basis and combined; (iv) reviewed the Merger Agreement, the Stock Option Agreement and the Stockholder Agreement; (v) reviewed the stock price and trading histories of each of J&J and Biopsys common stock; (vi) prepared discounted cash flow analyses of Biopsys; (vii) reviewed the valuations of publicly traded companies that it deemed comparable to Biopsys; (viii) compared the financial terms of the Merger with other transactions that it deemed relevant; and (ix) made such other studies and inquiries, reviewed such other data, as it deemed relevant.

     Based on past activities, Robertson Stephens has a substantial degree of familiarity with Biopsys. Robertson Stephens acted as lead manager on Biopsys' initial public offering on May 1, 1996 (the "Biopsys IPO"). In addition, in the course of its engagement, Robertson Stephens completed further investigation of each of Biopsys and J&J. In arriving at its opinion, however, Robertson Stephens did not independently verify any of the foregoing information and has relied on all such information being complete and accurate in all material aspects. Furthermore, Robertson Stephens did not obtain any independent appraisal of the properties or assets and liabilities of Biopsys or J&J or of any of J&J's subsidiaries, nor was it furnished with any such evaluations or appraisals. With respect to the financial and operating forecasts (and the assumptions and bases therefor) of Biopsys which Robertson Stephens reviewed, Robertson Stephens assumed that such forecasts had been reasonably prepared and reflected the best available estimates and judgments of Biopsys management and that such projections and forecasts will be realized in the amounts and in the time periods estimated by the management of Biopsys. Robertson Stephens also assumed that the Merger will be accounted for as a pooling of interests under generally accepted accounting principles ("GAAP"). While Robertson Stephens believes that its review, as described within, is an adequate basis for the opinion that Robertson Stephens expressed, this opinion was necessarily based upon market, economic, and other conditions that existed and could be evaluated as of the date of the opinion, and on information available, to Robertson Stephens as of such date.

     The following paragraphs summarize the material quantitative and qualitative analyses performed by Robertson Stephens in arriving at its opinion and reviewed by the Biopsys Board and does not purport to be a complete description of the analyses performed by Robertson Stephens. The information presented below is based on the financial condition of Biopsys and J&J as of a date or dates shortly before the Merger Agreement was executed on May 21, 1997 and stock price information through the close of trading on May 16, 1997.

     Stock Price and Trading History. Robertson Stephens reviewed the trading activity including price and volume of Biopsys Common Stock for the period since the Biopsys IPO on May 1, 1996. Robertson Stephens also reviewed the trading activity including price and volume of J&J Common Stock for the one-year period since May 16, 1996. With respect to J&J, Robertson Stephens noted that, since May 16, 1996, the daily closing prices of the J&J Common Stock ranged from a high of $62.75 on February 18, 1997 to a low of $46.00 on July 15, 1996. With respect to Biopsys, Robertson Stephens noted that, since May 1, 1996, the daily closing prices of Biopsys Common Stock ranged from a high of $34.25 on March 10, 1997 to a low of $13.00 on July 30, 1996. In addition, Robertson Stephens compared the indexed performance of Biopsys Common Stock and J&J Common Stock. Robertson Stephens also compared the performance of Biopsys Common Stock with the performance of the common stock of each of Bionx, Inc., CardioThoracic Systems, Inc., Cytyc Corporation, Mimimed Inc., Perclose, Inc., and Spine-Tech, Inc. (collectively, the "Comparable Companies"), as well as with an index comprised of the Comparable Companies, since May 1, 1996. Bionx, Inc. was excluded from the stock price and trading history analysis due to the recent date of its initial public offering. Robertson Stephens also compared the indexed performance of Biopsys Common Stock, the Nasdaq Composite Index and the Robertson Stephens Medical Products/Supplies Index since May 1, 1996.

     Discounted Cash Flow Analysis. Robertson Stephens also performed discounted cash flow analyses of Biopsys and presented a range of implied equity values per Biopsys share of $21.47 to $26.83. In performing these analyses, Robertson Stephens aggregated the present value of cash flows projected by Biopsys' management to be generated by Biopsys' base business (the "Base Business") and by more speculative Biopsys research and development efforts for additional applications (the "R&D Business"), and selected the following parameters: for the Base Business, terminal valuations ranging from 9.0x to 10.0x of operating income for the fiscal year ending June 2004 and discount rates ranging from 18% to 20%, and for the R&D Business, terminal valuations ranging from 9.0x to 10.0x of operating income for the calendar year ending December 2004 and discount rates ranging from 35% to 40%.

     Comparable Company Analysis. Robertson Stephens applied certain projected Biopsys financial data to multiples of such parameters accorded to the Comparable Companies. Multiples compared included total capitalization to revenue and total capitalization to operating income for calendar years 1997, 1998 and 1999, and market capitalization to net income for calendar years 1998 and 1999.

     For Biopsys, based on total capitalization to revenues multiples of 4.2x to 20.9x, with an average of 8.8x, for projected calendar year 1997 for the Comparable Companies, implied equity value per share ranged from $12.73 to $51.26, with an average of $23.31. Based on total capitalization to revenues multiples of 2.1x to 4.3x, with an average of 3.2x, for projected calendar year 1998 for the Comparable Companies, implied equity value per share ranged from $11.08 to $19.68, with an average of $15.47. Based on total capitalization to revenues multiples of 1.0x to 3.3x, with an average of 2.2x, for projected calendar year 1999 for the Comparable Companies, implied equity value per share ranged from $10.62 to $27.42, with an average of $18.95. Based on total capitalization to operating income multiples of 26.4x to 49.4x, with an average of 36.5x, for projected calendar year 1997 for the Comparable Companies, implied equity value per share ranged from $15.15 to $25.61, with an average of $19.76. Based on total capitalization to operating income multiples of 10.9x to 20.8x, with an average of 15.9x, for projected calendar year 1998 for the Comparable Companies, implied equity value per share ranged from $16.41 to $28.45, with an average of $22.53. Based on total capitalization to operating income multiples of 5.4x to 11.3x, with an average of 8.2x, for projected calendar year 1999 for the Comparable Companies, implied equity value per share ranged from $17.02 to $32.03, with an average of

$24.11. Based on price per share to earnings per share multiples of 21.3x to 37.4x, with an average of 30.9x for projected calendar year 1998 for the Comparable Companies, implied equity value per share ranged from $16.92 to $29.72, with an average of $24.58. Based on price per share to earnings per share multiples of 12.4x to 21.7x, with an average of 15.8x, for projected calendar year 1999 for the Comparable Companies, implied equity value per share ranged from $19.82 to $34.78, with an average of $25.21.

     Comparable Transaction Analysis. Robertson Stephens also analyzed publicly available information for ten selected pending or completed acquisitions and mergers within the medical device and medical equipment industries. The mergers listed with target/acquirer (year of announcement) were: Target Therapeutics Inc./Boston Scientific Corp. (1997); Ventritex Inc./St. Jude Medical Inc.
(1996); Corvita Corp./Pfizer Inc. (1996); InStent Inc./Medtronic Inc. (1996); Daig Corp./St. Jude Medical Inc. (1996); EP Technologies, Inc./Boston Scientific Corp. (1995); Meadox Medical Inc./Boston Scientific Corp. (1995); Heart Technology Inc./Boston Scientific Corp. (1995); Mitek Surgical Products, Inc./J&J (1995); Cardiovascular Imaging Systems Inc./Boston Scientific Corp.
(1994). In examining these transactions, Robertson Stephens applied the multiple of aggregate consideration over available research analysts' projected revenues for the targets' first twelve months ("Forward One Year") and second twelve months after the announcement date (Forward Two Years), respectively, to projected Biopsys revenue for such periods. Based on the Forward One Year multiple range of 2.3x to 10.5x, with an average of 5.9x, Biopsys' implied equity value per share ranged from $8.82 to $28.60, with an average of $17.47. Based on the Forward Two Years multiple range of 2.1x to 8.7x, with an average of 4.9x, Biopsys' implied equity value per share ranged from $12.45 to $42.47, with an average of $25.12.

     No company or transaction used in the analyses described in the preceding three paragraphs is identical to Biopsys, J&J or the Merger. Accordingly, an analysis of the results of the foregoing is not entirely mathematical; rather, it involves complex considerations and judgments concerning the differences in the financial and operating characteristics of the comparable companies or transactions and other factors that could affect the acquisition or public trading values of the comparable companies or transactions.

     Exchange Ratio Analysis. Robertson Stephens reviewed the historical exchange ratio of shares of Biopsys Common Stock per share of J&J Common Stock implied by the daily closing prices of J&J Common Stock and Biopsys Common Stock since May 16, 1996. Robertson Stephens noted that the average implied exchange ratio since May 16, 1996 was 0.405 with a high of 0.591 on March 14, 1997 and a low of 0.252 on August 7, 1996.

     The preparation of fairness opinions involves various determinations as to the most appropriate and relevant quantitative and qualitative methods of financial analyses and the application of those methods to the particular circumstances and, therefore, such opinions are not readily susceptible to summary description. Accordingly, Robertson Stephens believes its analyses must be considered as a whole and that considering any portion of such analyses and the factors, without considering all such analyses and current factors, could create a misleading or incomplete view of the process underlying such opinions. In its analyses, Robertson Stephens made numerous assumptions with respect to industry performance, general business and other conditions and matters, many of which are beyond the control of Biopsys and J&J. Any estimates contained in these analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth therein. In addition, analyses relating to the value of a business do not purport to be appraisals or to reflect the prices at which businesses actually may be sold.

     Biopsys retained Robertson Stephens to act as its exclusive financial advisor in connection with the Merger. Robertson Stephens was retained based on Robertson Stephens' experience as financial advisor in connection with mergers and acquisitions as well as Robertson Stephens' industry knowledge and its investment banking relationship and familiarity with Biopsys. Robertson Stephens has provided financial advisory and investment banking services to Biopsys since 1996. Robertson Stephens acted as lead underwriter for the Biopsys IPO in May 1996 and with respect to that transaction, Robertson Stephens has been compensated for such services in the form of customary underwriting discounts. Robertson Stephens also makes a market in Biopsys Common Stock. In the course of its market making and other activities, Robertson Stephens may, from time to time, have a long or short position in and buy and sell securities of Biopsys.

     Biopsys formally engaged Robertson Stephens on January 21, 1997 by means of an engagement letter to provide financial advisory services in connection with potential merger or acquisition transactions. Pursuant to the terms of the engagement letter, Robertson Stephens is to be paid, contingent upon the closing of the Merger, a fee of $2.79 million. A payment of $500,000 became due and payable to Robertson Stephens upon delivery of its fairness opinion. The remainder of the Robertson Stephens fee is due and payable upon consummation of the Merger. Biopsys has also agreed to reimburse Robertson Stephens for its out-of-pocket expenses and to indemnify Robertson Stephens for certain liabilities relating to or arising out of services provided by Robertson Stephens as financial advisor to Biopsys.

     Robertson Stephens is a nationally recognized investment banking firm. As part of its investment banking business, Robertson Stephens is frequently engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of securities, private placements and other purposes. In the past, Robertson Stephens has provided J&J with advisory services in connection with other transactions pursuant to customary terms.

EFFECTIVE TIME

     The Merger shall become effective at such time as a Certificate of Merger is duly filed with the Secretary of State of the State of Delaware, or at such later time as is specified in such Certificate of Merger. The Merger Agreement provides that J&J and Biopsys will cause a Certificate of Merger to be filed as soon as practicable on or after the Closing Date. See "THE MERGER
AGREEMENT -- Conditions to the Consummation of the Merger."

MERGER CONSIDERATION

     At the Effective Time, each issued and outstanding share of Biopsys Common Stock (together with the associated Right), other than shares owned by J&J, Merger Sub or Biopsys, will be converted into the right to receive that number of fully paid and nonassessable shares of J&J Common Stock equal to the Exchange Ratio. For purposes of illustration only, based on the average per share closing price of J&J Common Stock during the 20 full trading day period ended June 25, 1997, each share of Biopsys Common Stock would be converted into the right to receive approximately 0.4378 shares of J&J Common Stock. There can be no assurance that the Exchange Ratio will be equal to the 0.4378 shares of J&J Common Stock set forth in the illustration in the preceding sentence since the market price of J&J Common Stock can be expected to vary due to changes in the business operations or prospects of J&J, general and economic conditions and other factors. As of the Effective Time, all shares of Biopsys Common Stock will no longer be outstanding and will automatically be canceled and retired and will cease to exist, and each holder of a certificate which immediately prior to the Effective Time represented any such shares of Biopsys Common Stock will cease to have any rights with respect thereto, except the right to receive shares of J&J Common Stock and any cash in lieu of fractional shares of J&J Common Stock to be issued or paid in consideration therefor upon surrender of such certificate, without interest.

     Any shares of Biopsys Common Stock owned by J&J, Merger Sub or Biopsys will be canceled and retired and will cease to exist and no consideration will be delivered in exchange therefor.

EXCHANGE AGENT; EXCHANGE PROCEDURES; DIVIDENDS; NO FURTHER OWNERSHIP RIGHTS IN BIOPSYS COMMON STOCK; NO FRACTIONAL SHARES

     Exchange Agent. The Merger Agreement requires J&J to deposit as of the Effective Time, with First Chicago Trust Company of New York or such other bank or trust company of similar size designated by J&J (the "Exchange Agent"), for the benefit of the holders of shares of Biopsys Common Stock, certificates representing the shares of J&J Common Stock issuable in exchange therefor.

     Exchange Procedures. As soon as reasonably practicable after the Effective Time but in any event within 10 business days thereafter, J&J will cause the Exchange Agent to mail to each holder of record of a certificate or certificates, which immediately prior to the Effective Time represented outstanding shares of Biopsys Common Stock (the "Certificates"), whose shares were converted into the right to receive shares of

J&J Common Stock pursuant to the Merger Agreement, (i) a letter of transmittal (which shall specify that delivery will be effected, and risk of loss and title to the Certificates will pass, only upon delivery of the Certificates to the Exchange Agent and will be in such form and have such other provisions as J&J may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of J&J Common Stock. Upon surrender of a Certificate for cancelation to the Exchange Agent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate will be entitled to receive in exchange therefor a certificate representing that number of whole shares of J&J Common Stock which such holder under all such Certificates so surrendered, cash in lieu of fractional shares of J&J Common Stock to which such holder is entitled and any dividends or other distributions to which such holder is entitled, and the Certificate so surrendered will forthwith be canceled. In the event of a transfer of ownership of Biopsys Common Stock that is not registered in the transfer records of Biopsys, a certificate representing the proper number of shares of J&J Common Stock may be issued to a person other than the person in whose name the Certificate so surrendered is registered, if, upon presentation to the Exchange Agent, such Certificate will be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment pays any transfer or other taxes required by reason of the issuance of shares of J&J Common Stock to a person other than the registered holder of such Certificate or establish to the reasonable satisfaction of J&J that such taxes have been paid or are nonapplicable. Until surrendered, each Certificate will be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the certificate representing shares of J&J Common Stock, cash in lieu of any fractional shares of J&J Common Stock and any dividends or other distributions to which such holder is entitled. No interest will be paid or will accrue on any cash payable pursuant to the exchange provisions of the Merger Agreement.

     BIOPSYS STOCKHOLDERS SHOULD NOT FORWARD BIOPSYS STOCK CERTIFICATES TO THE EXCHANGE AGENT UNTIL THEY HAVE RECEIVED TRANSMITTAL FORMS. BIOPSYS STOCKHOLDERS SHOULD NOT RETURN BIOPSYS STOCK CERTIFICATES WITH THE ENCLOSED PROXY.

     Dividends. No dividends or other distributions with respect to J&J Common Stock with a record date after the Effective Time will be paid to the holder of any unsurrendered Certificate with respect to the shares of J&J Common Stock represented thereby, and no cash payment in lieu of fractional shares, will be paid to any such holder until the holder of record of such Certificate surrenders such Certificate. Following surrender of any such Certificate, there will be paid to the record holder of the certificate representing whole shares of J&J Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of any cash payable in lieu of a fractional share of J&J Common Stock to which such holder is entitled and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of J&J Common Stock and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time, but prior to such surrender, and a payment date subsequent to such surrender payable with respect to such whole shares of J&J Common Stock.

     No Further Ownership Rights in Biopsys Common Stock. All shares of J&J Common Stock issued upon the surrender for exchange of shares of Biopsys Common Stock in accordance with the terms hereof (including any cash paid) will be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Biopsys Common Stock, subject, however, to the Surviving Corporation's obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time which may have been declared or made by Biopsys on such shares of Biopsys Common Stock in accordance with the terms of, or prior to the date of, the Merger Agreement and which remain unpaid at the Effective Time, and there will be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Biopsys Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Exchange Agent for any reason, they shall be canceled and exchanged as described herein.

     No Fractional Shares. No certificates or scrip representing fractional shares of J&J Common Stock will be issued upon the surrender for exchange of Certificates, and such fractional share interests will not entitle the owner thereof to vote or to any rights of a stockholder of J&J. Each holder of shares of Biopsys Common Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of J&J Common Stock will receive, in lieu thereof, cash (without interest) in an amount, less the amount of any withholding taxes which may be required thereon, equal to such fraction of a share of J&J Common Stock multiplied by the per share closing price of J&J Common Stock on the date of the Special Meeting, as such price is reported on the NYSE Composite Transactions Tape.

STOCK EXCHANGE LISTING

     It is a condition to each party's obligation to effect the Merger that the shares of J&J Common Stock issuable to Biopsys stockholders pursuant to the Merger Agreement will have been approved for listing on the NYSE, subject to official notice of issuance. The shares of J&J Common Stock to be issued pursuant to, and as a result of the transactions contemplated by, the Merger Agreement are treasury shares that have been approved for listing on the NYSE.

EXPENSES

     The Merger Agreement provides that (except under the circumstances described under "THE MERGER AGREEMENT -- Termination Fee") all fees and expenses incurred in connection with the Merger, the Merger Agreement and the Stock Option Agreement and the transactions contemplated by the Merger Agreement and the Stock Option Agreement will be paid by the party incurring such fees or expenses, whether or not the Merger is consummated, except that expenses incurred in connection with printing and mailing this Proxy Statement/Prospectus and the Registration Statement will be shared equally by J&J and Biopsys.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES

     The following discussion summarizes the material Federal income tax considerations relevant to the conversion of shares of Biopsys Common Stock into J&J Common Stock pursuant to the Merger that are generally applicable to holders of Biopsys Common Stock. This discussion is based on currently existing provisions of the Code, existing and proposed Treasury Regulations thereunder and current administrative rulings and court decisions, all of which are subject to change. Any such change, which may or may not be retroactive, could affect the continuing validity of this discussion.

     Biopsys stockholders should be aware that this discussion does not deal with all Federal income tax considerations that may be relevant to particular Biopsys stockholders in light of their particular circumstances, such as stockholders who are dealers in securities, who are subject to the alternative minimum tax provisions of the Code, who are foreign persons, who do not hold their Biopsys Common Stock as capital assets or who acquired their shares in connection with stock option or stock purchase plans or in other compensatory transactions. In addition, the following discussion does not address the tax consequences of the Merger under foreign, state or local tax laws, the tax consequences of transactions effectuated prior or subsequent to, or concurrently with, the Merger (whether or not any such transactions are undertaken in connection with the Merger), including without limitation any transaction in which shares of Biopsys Common Stock are acquired or shares of J&J Common Stock are disposed. ACCORDINGLY, BIOPSYS STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING THE APPLICABLE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES.

     The Merger is intended to constitute a "reorganization" within the meaning of Section 368(a) of the Code (a "Reorganization"), in which case, subject to the limitations and qualifications referred to herein, the Merger will generally result in the following Federal income tax consequences:

          (a) No gain or loss will be recognized by holders of Biopsys Common Stock solely as a result of the conversion of their shares of Biopsys Common Stock into shares of J&J Common Stock in the Merger.

          (b) The aggregate tax basis of the J&J Common Stock received by Biopsys stockholders in the Merger will be the same as the aggregate tax basis of the Biopsys Common Stock converted pursuant to the Merger (except for the tax basis attributable to fractional shares).

          (c) Cash payments in lieu of fractional shares will be treated as if a fractional share of J&J Common Stock had been received in the Merger and then redeemed by J&J. A Biopsys stockholder receiving such cash will generally recognize gain or loss upon such payment equal to the difference (if any) between such stockholder's basis in the fractional share and the amount of cash received.

          (d) The holding period of the J&J Common Stock received by each Biopsys stockholder in the Merger will include the period for which the Biopsys Common Stock surrendered in exchange therefor was considered to be held, provided that the Biopsys Common Stock so surrendered is held as a capital asset at the time of the Merger.

          (e) Neither J&J nor Biopsys will recognize any gain solely as a result of the Merger.

     The parties are not requesting a ruling from the Internal Revenue Service ("IRS") in connection with the Merger. Instead, Biopsys has received an opinion from its tax counsel, Wilson Sonsini Goodrich & Rosati to the effect that, for Federal income purposes, the Merger will qualify as a Reorganization within the meaning of Section 368(a) of the Code. This opinion will neither bind the IRS nor preclude the IRS from adopting a contrary position. In addition, this opinion is subject to certain assumptions and qualifications and will be based on the continuing truth and accuracy of certain representations made by J&J, Merger Sub and Biopsys, including representations made by the respective managements of J&J, Merger Sub, Biopsys and certain stockholders of Biopsys.

     A successful IRS challenge to the Reorganization status of the Merger would result in Biopsys stockholders recognizing taxable gain or loss with respect to each share of Biopsys Common Stock surrendered equal to the difference between such stockholder's basis in such share and the fair market value, as of the Effective Time, of the J&J Common Stock received in exchange therefor. In such event, the stockholder's aggregate basis in the J&J Common Stock so received would equal its fair market value, and the stockholder's holding period for such stock would begin the day after the Merger.

ANTICIPATED ACCOUNTING TREATMENT

     J&J intends to treat the Merger as a pooling of interests for accounting and financial reporting purposes.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     In considering the recommendation of the Biopsys Board with respect to the approval and adoption of the Merger Agreement and the transactions contemplated thereby, stockholders of Biopsys should be aware that certain members of the management of Biopsys and the Biopsys Board may have certain interests in the Merger that are different from, or in addition to, the interests of Biopsys stockholders generally.

     General. Biopsys will be the Surviving Corporation in the Merger and, following the Merger, will be a wholly owned subsidiary of J&J. The officers of Biopsys will be the officers of the Surviving Corporation. As of the Record Date, directors and executive officers of Biopsys owned (i) 3,284,864 shares of Biopsys Common Stock for which they will receive the same consideration as other Biopsys stockholders and (ii) 805,750 unexercised Stock Options which will be treated as described below.

     Biopsys Stock Options. The Merger Agreement acknowledges that, by virtue of the Merger Agreement and the transactions contemplated thereby, terms of Biopsys' stock option plans (collectively, the "Stock Option Plans") provide for the acceleration prior to the Effective Time, and the expiration as of the Effective Time, of each unexercised Stock Option granted thereunder. The J&J Common Stock to be issued in the Merger in exchange for shares of Biopsys Common Stock issued upon exercise of the Stock Options is to contain an appropriate legend to permit the Surviving Corporation to recognize any applicable tax deductions to which it may be entitled upon the disposition of such shares.

     All Stock Option Plans will terminate as of the Effective Time and the provisions in any other bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical or other material plan, arrangement or understanding (whether or not legally binding) providing benefits to any current or former employee, officer or director of Biopsys (collectively, "Benefit Plans") which provides for the issuance, transfer or grant of any capital stock of Biopsys or any interest in respect of any capital stock of Biopsys will be deleted as of the Effective Time, and Biopsys will ensure that following the Effective Time no holder of a Stock Option or any participant in any Stock Option Plan shall have any right thereunder to acquire any capital stock of Biopsys, J&J or the Surviving Corporation. As soon as practicable following the date of the Merger Agreement but in any event no later than 30 days prior to the Effective Time, Biopsys will deliver to the holders of Stock Options appropriate notices describing the transactions contemplated by the Merger Agreement and the effect consummation of those transactions will have on outstanding Stock Options.

     As of the Record Date, Stock Options to purchase 1,744,301 shares of Biopsys Common Stock were outstanding at exercise prices ranging from $0.080 to $25.750 per share. The following indicates the value of Stock Options held on the Record Date by the five highest compensated officers of Biopsys, all executive officers as a group and all directors as a group (assuming that each and every Stock Option is exercised), respectively, which Stock Options will become fully exercisable at the Effective Time:

                        NAME AND PRINCIPAL POSITION                   STOCK OPTION VALUE
        ------------------------------------------------------------  ------------------
        Steven L. Gex...............................................    $    3,206,500
        President and Chief Executive Officer
        Steven J. Naber.............................................    $    2,769,800
        Vice President of Finance and Chief Financial Officer
        Mark A. Cole, Ph.D..........................................    $    4,265,835
        Vice President of Medical Affairs
        Kenneth M. Galt.............................................    $    2,506,500
        Vice President of Research and Development
        Scott W. Tremberth..........................................    $    2,496,600
        Vice President of Sales
        All directors as a group (7 persons)........................    $    4,922,363
        All executive officers as a group (7 persons)...............    $   17,135,485

     Stockholder Agreement. The Stockholder Parties listed in Schedule A of the Stockholder Agreement, including certain directors (in their capacity as stockholders), officers (in their capacities as stockholders) and certain entities with which such directors and officers are associated have entered into the Stockholder Agreement. The general effect of the Stockholder Agreement is to increase the likelihood that Stockholder Approval will be obtained. See "THE MERGER AGREEMENT -- The Stockholder Agreement."

     Indemnification Pursuant to the Merger Agreement. J&J has agreed that, from and after the Effective Time, J&J will cause the Surviving Corporation to fulfill and honor in all respects the obligations of Biopsys pursuant to (i) each indemnification agreement currently in effect between Biopsys and each person who is or was a director or officer of Biopsys at or prior to the Effective Time and (ii) any indemnification provision under the Biopsys Certificate of Incorporation or the Biopsys By-laws as each is in effect on the date hereof (such persons to be indemnified are referred to as, collectively, the "Indemnified Parties"). The Certificate of Incorporation and By-laws of the Surviving Corporation shall contain the provisions with respect to indemnification and exculpation from liability set forth in the Biopsys Certificate of Incorporation and the Biopsys By-laws on the date of the Merger Agreement, which provisions may not be amended, repealed or otherwise modified for a period of six years after the Effective Time in any manner that would adversely affect the rights thereunder of any Indemnified Party.

     After the Effective Time, J&J also has agreed, to the fullest extent permitted under applicable law, to indemnify and hold harmless each Indemnified Party against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, to the extent arising out of or pertaining to any action or omission at or prior to the Effective Time in his or her capacity as a director or officer of Biopsys arising out of or pertaining to the transactions contemplated by the Merger Agreement for a period of six years after the Effective Time.

RESALE OF J&J COMMON STOCK

     The J&J Common Stock issued pursuant to the Merger will be transferable under the Securities Act except for shares issued to any Biopsys stockholder who may be deemed to be an affiliate of Biopsys (an "Affiliate") for purposes of Rule 145 under the Securities Act. An Affiliate is defined generally as including, without limitation, directors, certain executive officers and beneficial owners of 10% or more of a class or common stock of a company. Biopsys has agreed to use its reasonable efforts to cause each Affiliate to deliver to J&J on or prior to the Closing Date, a written agreement (an "Affiliate Letter") providing, among other things, that such Affiliate will not transfer any J&J Common Stock received in the Merger, except in compliance with the Securities Act and the Merger Agreement provides that J&J's obligation to consummate the Merger is subject to J&J receiving such written agreements from the Affiliates. This Proxy Statement/ Prospectus does not cover resales of shares of J&J Common Stock received by any person who may be deemed to be an Affiliate.

                              THE MERGER AGREEMENT

     The following is a brief summary of certain provisions of the Merger Agreement, which is attached as Annex I to this Proxy Statement/Prospectus and is incorporated herein by reference. Such summary is qualified in its entirety by reference to the Merger Agreement.

THE MERGER

     The Merger. The Merger Agreement provides that, following the approval and adoption of the Merger Agreement by the stockholders of Biopsys and the satisfaction or waiver of the other conditions to the Merger, Merger Sub will be merged with and into Biopsys (with Biopsys being the Surviving Corporation). The Effective Time will occur upon the filing with the Secretary of State of the State of Delaware of a duly executed Certificate of Merger or at such later time as is specified in such Certificate.

     Certificate of Incorporation and By-laws. The Merger Agreement provides that the Certificate of Incorporation of Merger Sub as in effect immediately prior to the Effective Time will be the Certificate of Incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law except that the name of the Surviving Corporation will be changed to be "Biopsys Medical, Inc." in such Certificate of Incorporation. The By-laws of Merger Sub as in effect immediately prior to the Effective Time will be the By-laws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law. The Merger Agreement provides that J&J will cause the Surviving Corporation to fulfill and honor and maintain certain indemnification provisions of the Biopsys Certificate of Incorporation and the Biopsys By-laws. See "THE MERGER -- Interests of Certain Persons in the Merger."

     Conversion of Biopsys Common Stock in the Merger. At the Effective Time, each issued and outstanding share of Biopsys Common Stock (together with the associated Right), other than shares of Biopsys Common Stock owned by J&J, Merger Sub or Biopsys, all of which will be canceled, will be converted into the right to receive such number of fully paid and nonassessable shares of J&J Common Stock equal to the Exchange Ratio. Cash will be paid to Biopsys stockholders in lieu of fractional shares of J&J Common Stock and any dividends or other distributions to which such holder is entitled. See "THE
MERGER -- Exchange Agent; Exchange Procedures; Dividends; No Further Ownership Rights in Biopsys Common Stock; No Fractional Shares."

REPRESENTATIONS AND WARRANTIES

     The Merger Agreement includes various customary representations and warranties of the parties thereto. The Merger Agreement includes representations and warranties by Biopsys as to, among other things, (i) the corporate organization, standing and power of Biopsys; (ii) the absence of subsidiaries of Biopsys; (iii) Biopsys' capital structure (the "Biopsys Capital Structure Representations"); (iv) the authorization, execution, delivery, performance and enforceability of the Merger Agreement and the Stock Option Agreement and related matters, the Merger Agreement's and the Stock Option Agreement's noncontravention of any agreement, law, or charter or by-law provision and the absence of the need for governmental or third-party filings, consents, approvals or actions with respect to any transaction contemplated by the Merger Agreement or the Stock Option Agreement (except for certain filings specified in the Merger Agreement) (the "Biopsys Authority Representations"); (v) compliance as to form of, and the accuracy of information contained in, documents filed with the SEC; (vi) the accuracy of information supplied by Biopsys in connection with this Proxy Statement/Prospectus and the Registration Statement; (vii) the absence of certain material changes or events since the date of the most recent audited financial statements filed with the SEC (except as disclosed in documents filed with the SEC and publicly available prior to the date of the Merger Agreement), including the absence of any material adverse change in Biopsys, any declaration, setting aside or payment of a dividend or other distribution (other than Rights issued or to be issued pursuant to the Rights Agreement), any split, combination or reclassification of capital stock or any issuance or the authorization of any issuance of any securities in respect of, in lieu of or in substitution for shares of capital stock, certain increases in compensation, severance or termination pay, entry into certain employment, severance or termination agreements, any materially adverse damage, destruction or loss, any materially adverse change in accounting methods, principles or practices and any materially adverse tax election or settlements or compromises of any material income tax liability;
(viii) absence of material litigation or investigations; (ix) disclosure of material contracts; (x) compliance with laws applicable to the business of Biopsys, including environmental laws; (xi) the absence of certain material changes in the Benefit Plans or labor relations; (xii) the compliance with applicable laws of the Benefit Plans and certain other matters relating to ERISA; (xiii) the filing of tax returns and payment of taxes; (xiv) the absence of "excess parachute payments" under the Code; (xv) good and valid title to, or valid leasehold interests in (and compliance with the terms of such leaseholds), all material property and assets necessary to conduct Biopsys' business; (xvi) ownership of or the right to use, and no infringement of others' rights to, and lack of licensing of, the intellectual property necessary to conduct Biopsys' business; (xvii) the voting requirements for the approval of the Merger; (xviii) compliance with applicable state takeover laws; (xix) amendments to the Rights Agreement; (xx) certain broker's or advisor's fees; (xxi) the receipt of an opinion of Robertson Stephens; (xxii) the absence of actions taken or agreed to be taken which would prevent pooling of interests accounting treatment for the Merger; and (xxiii) certain matters with respect to contracts or agreements relating to the third-party distribution, sale, licensing or marketing of Biopsys' products.

     The Merger Agreement also includes representations and warranties by J&J and Merger Sub as to, among other things, (i) the corporation organization, standing and power of J&J and Merger Sub; (ii) the authorization, execution, delivery, performance and enforceability of the Merger Agreement, the Stock Option Agreement and the Stockholder Agreement and related matters, the Merger Agreement's, the Stock Option Agreement's and the Stockholder Agreement's noncontravention of any agreement, law, or charter or by-law provision and the absence of the need for governmental or third-party filings, consents, approvals or actions with respect to any transaction contemplated by the Merger Agreement, the Stock Option Agreement or the Stockholder Agreement (except for certain filings specified in the Merger Agreement) (the "J&J and Merger Sub Authority Representations"); (iii) compliance as to form of, and the accuracy of information contained in, documents filed with the SEC; (iv) the accuracy of information supplied by J&J or Merger Sub in connection with this Proxy Statement/Prospectus and the Registration Statement; (v) the absence of certain material changes or events since the date of the most recent audited financial statements filed with the SEC (except as disclosed in documents filed with the SEC and publicly available prior to the date of the Merger Agreement) including the absence of any material adverse change in J&J, any declaration, setting aside or payment of any dividend or other distribution (other than regular quarterly cash dividends), any split, combination or reclassification of capital stock or any issuance or the authorization of any issuance of any securities in respect of, in lieu of or in substitution for shares of capital stock; (vi) the absence of certain broker's or advisor's fees; (vii) the absence of prior activities of Merger Sub; and (viii) the absence of actions taken or agreed to be taken which would prevent pooling of interests accounting treatment for the Merger.

BUSINESS OF BIOPSYS PENDING THE MERGER

     Biopsys has agreed that, prior to the Effective Time, it will carry on its businesses in the ordinary course consistent with prior conduct and, to the extent consistent therewith, use commercially reasonable efforts to preserve intact its current business organization, and preserve its relationship with customers, suppliers, licensors, licensees, distributors and others having business dealings with it. Biopsys has also agreed that, prior to the Effective Time, without J&J's consent, it will not, among other things: (i)(x) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any of its capital stock, (y) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock (other than the issuance of Biopsys Common Stock upon the exercise of Stock Options outstanding on the date of, and in accordance with their terms as of the date of, the Merger Agreement or as contemplated by the Merger Agreement) or (z) purchase, redeem or otherwise acquire any shares of capital stock of Biopsys or any other securities thereof or any rights, warranties or options to acquire any such shares or other securities; (ii) issue, deliver, sell, grant, pledge or otherwise encumber any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities (other than (x) the issuance of shares of Biopsys Common Stock upon the exercise of Stock Options outstanding on the date of the Merger Agreement and in accordance with their terms as of the date of the Merger Agreement or as contemplated by the Merger Agreement or (y) the issuance of shares of Biopsys Common Stock pursuant to the Stock Option Agreement); (iii) amend the Biopsys Certificate of Incorporation or the Biopsys By-laws or other comparable charter or organizational documents; (iv) acquire or agree to acquire (x) by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof or (y) any asset or assets which, individually, is in excess of $50,000 or, in the aggregate, are in excess of $150,000, except purchases of inventory in the ordinary course of business and except for capital expenditures (which are described below under subsection (vii)); (v) sell, lease, license, mortgage or otherwise encumber or otherwise dispose of any of its properties or assets, except sales of inventory or used equipment in the ordinary course of business consistent with past practice; (vi)(x) incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of Biopsys, guarantee any debt securities of another person, enter into any "keep well" or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, except for short-term borrowings incurred in the ordinary course of business consistent with past practice or (y) make any loans, advances or capital contributions to, or investments in, any other person, other than extensions of credit to customers and advances to employees, in each case in the ordinary course of business consistent with past practice; (vii) except for the items set forth in the disclosure schedule to the Merger Agreement, make or agree to make any new capital expenditure or expenditures, which, individually, is in excess of $50,000 or, in the aggregate, are in excess of $150,000 (or $200,000, to the extent that 90 days after the date of the Merger Agreement have elapsed); (viii) discharge, settle or satisfy any claims, whether or not pending before a Governmental Entity (as defined in the Merger Agreement), that individually or in the aggregate have a material adverse effect on Biopsys, or waive any material benefits of, or agree to modify in any materially adverse respect any confidentiality, standstill or similar agreements to which Biopsys is a party; (ix) except in the ordinary course of business, modify, amend or terminate any material contract or agreement to which Biopsys is a party or waive, release or assign any material rights or claims thereunder, in any such case in a manner adverse to Biopsys; (x) enter into any contracts, agreements, binding arrangements or binding understandings relating to the distribution, sale, license or marketing by third parties of Biopsys' products, other than pursuant to any such agreements currently in place in accordance with their terms as of the date of the Merger Agreement; (xi) except as required to comply with applicable law, (A) adopt, enter into, terminate or amend any collective bargaining agreement or Benefit Plan for the benefit or welfare of any current or former employee, officer or director, (B) increase in any manner the compensation or fringe benefits of, or pay any bonus to, any director, officer or employee (except for normal increases of cash compensation or cash bonuses in the ordinary course of business consistent with past practice), (C) pay any benefit not provided for under any Benefit Plan or any other benefit plan or arrangement of Biopsys, (D) increase in any manner the severance or termination pay of any officer, (E) enter any employment, consulting, severance, termination or indemnification agreement, arrangement or understanding with any current or former employee, officer or director, (F) except as permitted in clause (B) set forth above, grant any awards under any bonus, incentive, performance or other compensation plan or arrangement or Benefit Plan (including the grant of stock options, stock appreciation rights, stock based or stock related awards, performance units or restricted stock or the removal of existing restrictions in any Benefit Plans or agreements or awards made thereunder) or (G) take any action to fund or in any other way secure the payment of compensation or benefits under any employee plan, agreement, contract or arrangement or Benefit Plan; (xii) form any subsidiary to Biopsys; (xiii) except as required by GAAP, make any change in accounting methods, principles or practices; or (xiv) authorize any of, or commit or agree to take any of, the foregoing actions.

     Biopsys also has agreed to (i) file all tax returns and reports ("Post-Signing Returns") required to be filed by it (after taking into account any extensions); (ii) pay timely all taxes due and payable with respect to such Post-Signing Returns that are so filed; (iii) accrue a reserve in its books and records and financial statements in accordance with past practice for all taxes payable by Biopsys for which no Post-Signing Return is due prior to the Effective Time; (iv) notify promptly J&J of any action, suit, proceeding, claim or audit (collectively, "Actions") pending against or with respect to Biopsys in respect of any tax where there is a reasonable possibility of a determination or decision which would have a material adverse effect on Biopsys' tax liabilities or tax attributes and to not settle or compromise any such Action without J&J's consent; and (v) not make any material tax election without J&J's consent.

CERTAIN ADDITIONAL AGREEMENTS

     The Merger Agreement contains additional covenants relating to, among other things, (i) Biopsys promptly establishing a record date and calling a stockholder meeting; (ii) the use of reasonable efforts to obtain "comfort letters" from each party's accountants regarding the financial information contained in this Proxy Statement/Prospectus; (iii) J&J having reasonable access to Biopsys' properties, books, contracts, commitments, personnel and records;
(iv) consulting with the other party regarding any press release or other public statement relating to the transactions contemplated by the Merger Agreement and the Stock Option Agreement; (v) each party's use of reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper and advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by the Merger Agreement and the Stock Option Agreement; (vi) Biopsys not amending the Rights Agreement (other than as contemplated by the Merger Agreement) without J&J's consent; (vii) Biopsys identifying all persons who are, at the time the Merger Agreement is submitted for approval to the stockholders of Biopsys, Affiliates for purposes of Rule 145 under the Securities Act or for purposes of qualifying the Merger for pooling of interests accounting treatment under Opinion 16 of the Accounting Principles Board and applicable SEC rules and regulations and to use its reasonable efforts to cause each such person to deliver to J&J on or prior to Closing Date an Affiliate Letter (as described under "THE MERGER -- Resale of J&J Common Stock"); (viii) each party's use of reasonable efforts to cause the transactions contemplated by the Merger Agreement, including the Merger, to be accounted for as a pooling of interests under Opinion 16 of the Accounting Principles Board and applicable SEC rules and regulations; and (ix) each party not taking action or failing to take any action, which action or failure to act would prevent, or would be reasonably likely to prevent, the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code. In addition, J&J has agreed (i) to maintain all rights of indemnification in favor of the Indemnified Parties as described above under "THE
MERGER -- Interests of Certain Persons in the Merger" and (ii) to use its reasonable efforts to cause the shares of J&J Common Stock to be issued in the Merger to be approved for listing on the NYSE.

     Under the Merger Agreement, Biopsys has also agreed not to solicit other Takeover Proposals or to withdraw its recommendation of the Merger except as set forth under "-- No Solicitation" and "-- Right of the Biopsys Board to Withdraw Recommendation."

CONDITIONS TO THE CONSUMMATION OF THE MERGER

     Conditions to Each Party's Obligations to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver of the following conditions: (i) the Merger Agreement having received Stockholder Approval; (ii) the shares of J&J Common Stock issuable to Biopsys stockholders pursuant to the Merger Agreement having been approved for listing on the NYSE, subject to official notice of issuance; (iii) the waiting period (and any extensions thereof) under the HSR Act applicable to the Merger having expired or having been terminated; (iv) there not being in effect any temporary restraining order, preliminary or permanent injunction or other order of any court of competent jurisdiction or other legal restraint or prohibition (collectively, "Restraints") preventing the consummation of the Merger; and (v) the Registration Statement having become effective under the Securities Act and not being the subject of any stop order suspending the effectiveness thereof or any proceeding seeking such a stop order.

     Conditions to the Obligations of J&J and Merger Sub. The obligations of J&J and Merger Sub to effect the Merger are further subject to the following conditions: (i) the representations and warranties of Biopsys contained in the Merger Agreement being true and correct (other than the Biopsys Capital Structure Representations and the Biopsys Authority Representations, which must be true and correct in all material respects) on and as of the Closing Date except for changes contemplated by the Merger Agreement and except for those representations and warranties which address matters only as of a particular date, which must remain true and correct (other than the Biopsys Capital Structure Representations and the Biopsys Authority Representations, which must remain true and correct in all material respects) as of such particular date, with the same force and effect as if made on and as of the Closing Date, except in such cases (other than the Biopsys Capital Structure Representations and the Biopsys Authority Representations) where the failure to be so true and correct would not have a material adverse effect on Biopsys; (ii) Biopsys having performed in all material respects all obligations required to be performed by it under the Merger Agreement at or prior to the Closing Date (the conditions described in subsections (i) and (ii) of this section being referred to as the "J&J Terminating Conditions"); (iii) J&J having received from each Affiliate for purposes of Rule 145 under the Securities Act or for purposes of qualifying the Merger for pooling of interests accounting treatment under Opinion 16 of the Accounting Principles Board and applicable SEC rules and regulations an executed Affiliate Letter; (iv) there not being pending any suit by, action by or proceeding by any Governmental Entity, (x) seeking to place limitations on the ownership of shares of Biopsys Common Stock (or shares of common stock of the Surviving Corporation) by J&J or Merger Sub or seeking to obtain from Biopsys, J&J or Merger Sub any damages that are material in relation to Biopsys, (y) seeking to prohibit or materially limit the ownership or operation by Biopsys, J&J or any of J&J's subsidiaries of any material portion of any business or of any assets of Biopsys, J&J or any of J&J's subsidiaries, or to compel Biopsys, J&J or any of J&J's subsidiaries to dispose of or hold separate any material portion of any business or of any assets of Biopsys, J&J or any of J&J's subsidiaries, as a result of the Merger or (z) seeking to prohibit J&J or any of its subsidiaries from effectively controlling in any material respect the business or operations of Biopsys (the effects described in clauses (x), (y) and (z) of this subsection (iv), being collectively referred to as "Limiting Effects"); (v) at any time on or after the date of the Merger Agreement there not having occurred any material adverse change in Biopsys (or, if one shall have occurred, it having been cured); and (vi) J&J and Biopsys having received letters, respectively, from Coopers & Lybrand L.L.P. and Deloitte & Touche LLP, dated as of the Closing Date, addressed to J&J and Biopsys, stating in substance
(x) that each of Deloitte & Touche LLP and Coopers & Lybrand L.L.P. concurs with Biopsys' and J&J's management's conclusion, respectively, that, as of such a date, no conditions exist which would preclude accounting for the Merger as a pooling of interests transaction under Opinion 16 of the Accounting Principles Board and applicable SEC rules and regulations and (y) that the basis for such a concurrence is Deloitte & Touche LLP's or Coopers & Lybrand L.L.P.'s belief, as the case may be, that the criteria for such accounting treatment have been met.

     Conditions to the Obligations of Biopsys. The obligation of Biopsys to effect the Merger is further subject to the following conditions: (i) the representations and warranties of J&J and Merger Sub contained in the Merger Agreement being true and correct (other than the J&J and Merger Sub Authority Representations, which must be true and correct in all material respects) on and as of the Closing Date except for changes contemplated by the Merger Agreement and except for those representations and warranties which address matters only as of a particular date, which shall remain true and correct (other than the J&J and Merger Sub Authority Representations, which must remain true and correct in all material respects) as of such particular date, with the same force and effect as if made on and as of the Closing Date, except in such cases (other than the J&J and Merger Sub Authority Representations) where the failure to be so true and correct would not have a material adverse effect on J&J; (ii) J&J and Merger Sub having performed in all material respects all obligations required to be performed by them under the Merger Agreement at or prior to the Closing Date (the conditions described in subsections (i) and (ii) of this section being referred to as the "Biopsys Terminating Conditions"); (iii) the tax opinions of Wilson Sonsini Goodrich & Rosati, counsel to Biopsys, and Cravath, Swaine & Moore, counsel to J&J, having been delivered to Biopsys and J&J, respectively, in form and substance reasonably satisfactory to Biopsys and J&J; and (iv) at any time on or after the date of the Merger Agreement, there not having occurred any material adverse change in J&J (or, if one shall have occurred, it having been cured).

     Under the Merger Agreement, none of Biopsys, J&J or Merger Sub may rely on the failure of any condition to such party's obligation to effect the Merger to be satisfied if such failure was caused by such party's failure to use reasonable efforts to consummate the Merger and the other transactions contemplated by the Merger Agreement.

NO SOLICITATION

     The Merger Agreement provides that Biopsys will not, nor will it authorize or permit any of its officers, directors or employees or any investment banker, attorney or other advisor or representative retained by it to, directly or indirectly, (i) solicit, initiate or encourage the submission of any Takeover Proposal or (ii) participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Takeover Proposal; provided, however, that if, at any time prior to receipt of Stockholder Approval the Biopsys Board determines in good faith, after consultation with outside counsel, that failure to do so would create a substantial risk of liability for breach of its fiduciary duties to Biopsys stockholders under applicable law, Biopsys may, prior to receipt of Stockholder Approval, in response to a Takeover Proposal that was unsolicited or that did not otherwise result from a breach of the terms described in this paragraph, and subject to compliance with the notice requirements described in the following paragraph, (x) furnish information with respect to Biopsys to any person pursuant to a customary and reasonable confidentiality agreement and (y) participate in negotiations regarding such Takeover Proposal. Under the Merger Agreement, any violation of the restrictions set forth in the preceding sentence by any officer, director or employee of Biopsys or any investment banker, attorney or other advisor or representative of Biopsys, acting on behalf of Biopsys, will be deemed a breach of the no solicitation provisions of the Merger Agreement by Biopsys. Under the Merger Agreement, "Takeover Proposal" means any proposal or offer from any person relating to any direct or indirect acquisition or purchase of a substantial amount of assets of Biopsys (other than products of Biopsys) or more than a 20% interest in the total voting securities of Biopsys or any tender offer or exchange offer that if consummated would result in any person beneficially owning 20% or more of any class of equity securities of Biopsys or any merger, consolidation, business combination, sale of substantially all assets, recapitalization, liquidation, dissolution or similar transaction involving Biopsys, other than the transactions contemplated by the Merger Agreement, the Stock Option Agreement or the Stockholder Agreement.

     Under the Merger Agreement, Biopsys has also agreed to promptly advise J&J orally and in writing of any request for nonpublic information which Biopsys reasonably believes could lead to a Takeover Proposal or of any Takeover Proposal or any inquiry with respect to or which Biopsys reasonably believes could lead to any Takeover Proposal, the material terms and conditions of such request, Takeover Proposal or inquiry and the identity of the person making any such Takeover Proposal or inquiry. Biopsys will keep J&J informed in all material respects of the status and details (including amendments or proposed amendments) of any such Takeover Proposal or inquiry.

     Nothing contained in the Merger Agreement prohibits Biopsys from (i) taking and disclosing to its stockholders a position contemplated by Rule 14d-9 and 14e-2(a) promulgated under the Exchange Act or (ii) making any disclosure to Biopsys stockholders if, in the good faith judgment of the Biopsys Board, after consultation with independent counsel, failure to so disclose would be inconsistent with applicable laws; provided that Biopsys shall not, except in accordance with the provisions of the Merger Agreement described in the next succeeding paragraph, withdraw or modify, or propose to withdraw or modify, its recommendation of the Merger or approve or recommend, or propose to approve or recommend, a Takeover Proposal.

RIGHT OF THE BIOPSYS BOARD TO WITHDRAW RECOMMENDATION

     Except as expressly permitted by the terms of the Merger Agreement described in this paragraph, neither the Biopsys Board nor any committee of Biopsys may (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to J&J or Merger Sub, the approval or recommendation by such Board or any such committee of the Merger Agreement or the Merger, (ii) approve or recommend, or propose to approve or recommend, any Takeover Proposal or (iii) cause Biopsys to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement (an "Acquisition Agreement") with respect to any Takeover Proposal; provided, however, prior to receipt of Stockholder Approval, the Biopsys Board, to the extent it determines in good faith, after consultation with outside counsel, that it is necessary to do so in order to comply with its fiduciary duties to Biopsys stockholders under applicable law, may, prior to receipt of Stockholder Approval, withdraw or modify its approval or recommendation of the Merger Agreement or the

Merger or approve or recommend any Superior Proposal, in each case at any time after the third business day following J&J's receipt of written notice (a "Notice of Superior Proposal") advising J&J that the Biopsys Board has received a Superior Proposal, specifying the material terms and conditions of the Superior Proposal and identifying the person making such Superior Proposal (any amendment to the price or material terms of a Superior Proposal requires an additional Notice of Superior Proposal and an additional three business day period thereafter to the extent permitted under applicable law). In addition, during the Applicable Period, the Biopsys Board, to the extent it determines in good faith, after consultation with outside counsel, that it is necessary to do so in order to comply with its fiduciary duties to Biopsys stockholders under applicable law, may cause Biopsys to terminate the Merger Agreement (and concurrently with or after such termination, if it so chooses, cause Biopsys to enter into an Acquisition Agreement with respect to a Superior Proposal); provided, that Biopsys may not terminate the Merger Agreement pursuant to the provision of the Merger Agreement described in this sentence unless and until three business days have elapsed following delivery by the Biopsys Board to J&J of a Notice of Superior Proposal with respect to a Superior Proposal, and no later than two days thereafter Biopsys pays to J&J the Termination Fee described in the next paragraph. Under the Merger Agreement, a "Superior Proposal" means any bona fide proposal made by a third party to acquire, directly or indirectly, for consideration consisting of cash and/or securities, more than 50% of the voting power of Biopsys Common Stock or all or substantially all the assets of Biopsys and otherwise on terms which the Biopsys Board determines in its good faith judgment (after consultation with a financial advisor of nationally recognized reputation) to be more favorable to the stockholders of Biopsys than the Merger and for which financing, to the extent required, is then committed or which, in the good faith judgment of the Biopsys Board, is capable of being obtained by such third party.

TERMINATION FEE

     The Merger Agreement requires Biopsys to promptly pay to J&J the Termination Fee of $10 million if the Merger Agreement is terminated (i) by any party to the Merger Agreement in the event that during the Applicable Period, the Biopsys Board determines in good faith, after consultation with outside counsel, that it is necessary to terminate the Merger Agreement in order to comply with the Biopsys Board's fiduciary duty to Biopsys stockholders under applicable law (the Biopsys Board must comply with certain notice requirements before it can terminate the Merger Agreement in the case described in this subsection (i); see "-- Termination, Amendment and Waiver") or (ii) by any party to the Merger Agreement who may, under the relevant termination provisions of the Merger Agreement, so terminate in the event that (x) a Takeover Proposal shall have been publicly announced and not publicly withdrawn, (y) prior to the date 12 months following the date of the termination of the Merger Agreement, Biopsys consummates a Company Acquisition (as defined in the Merger Agreement and described below) or enters into written Acquisition Agreement providing for a Company Acquisition and (z) either (I) the Merger is not consummated by December 31, 1997 and Biopsys has breached its obligations (A) to duly call, give notice of, convene and hold a meeting of its stockholders for the purpose of obtaining Stockholder Approval or (B) to recommend to the Biopsys stockholders approval and adoption of the Merger Agreement (except to the extent that the Biopsys Board has withdrawn or modified its approval or recommendation of the Merger Agreement or the Merger as permitted by the provisions of the Merger Agreement described in the preceding paragraph), (II) Stockholder Approval is not obtained at the Special Meeting or (III) the Biopsys Board (or any committee thereof) withdraws or modifies in a manner adverse to J&J its approval or recommendation of the Merger or the Merger Agreement, fails to reconfirm its recommendation within 15 business days after a written request to do so or approves or recommends a Takeover Proposal or the Biopsys Board resolves to take any of the foregoing actions described under this clause (III). However, the Merger Agreement provides that no Termination Fee will be payable if, at the time the Merger Agreement is terminated as a result of the events described in either clause (I) or (II) of the preceding sentence, there has occurred an uncured material adverse change with respect to J&J on or after the date of the Merger Agreement. Under the Merger Agreement, "Company Acquisition" means any transaction or series of related transactions involving (i) a merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving Biopsys pursuant to which the stockholders of Biopsys immediately preceding such transaction or series of related transactions hold less than 60% of the equity interests in the surviving or resulting entity of such transaction or transactions (other than the transactions contemplated by the Merger Agreement); (ii) a sale by Biopsys of assets (excluding inventory and used equipment sold in the ordinary course of business) representing in excess of 40% of the fair market value of Biopsys' business immediately prior to such sale; or (iii) the acquisition by any person or group (including without limitation by way of a tender offer or an exchange offer or issuance by Biopsys), directly or indirectly, of beneficial ownership or a right to acquire beneficial ownership of 40% or more of the then outstanding shares of capital stock of Biopsys.

TERMINATION, AMENDMENT AND WAIVER

     The Merger Agreement may be terminated, and the Merger contemplated thereby may be abandoned, at any time prior to the Effective Time, whether before or after receipt of Stockholder Approval (i) by mutual written consent of J&J, Merger Sub and Biopsys; (ii) by either J&J or Biopsys if (a) Stockholder Approval is not obtained at the Special Meeting, (b) if the Merger shall not have been consummated by December 31, 1997 for any reason; provided, however, that the right to terminate the Merger Agreement pursuant to the provision of the Merger Agreement described in this clause (b) will not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes a wilful and material breach of the Merger Agreement,
(c) if any Restraint, which has any of the Limiting Effects described in subsection (iv) of the second paragraph under "-- Conditions to Consummation of the Merger," is in effect and is final and nonappealable, and (d) if, during the Applicable Period, the Biopsys Board has determined in good faith, after consultation with outside counsel, that it is necessary to terminate the Merger Agreement in order to comply with the Biopsys Board's fiduciary duties to Biopsys stockholders under applicable law; provided, however, that Biopsys may not terminate the Merger Agreement pursuant to the provision of the Merger Agreement described in this clause (d) unless and until three business days have elapsed following delivery by the Biopsys Board to J&J of a Notice of Superior Proposal with respect to a Superior Proposal, and no later than two days thereafter Biopsys pays to J&J the Termination Fee; (iii) by J&J if the Biopsys Board (or any committee thereof) withdraws or modifies in a manner adverse to J&J its approval or recommendation of the Merger or the Merger Agreement or failed to reconfirm its recommendation within 15 business days after a written request to do so, or approved or recommended any Takeover Proposal or the Biopsys Board resolves to take any of the foregoing actions described under this subsection (iii); (iv) by Biopsys, upon a breach of any representation, warranty, covenant or agreement on the part of J&J set forth in the Merger Agreement, or if any such representation or warranty of J&J shall have become inaccurate, in either case such that either Biopsys Terminating Condition, as the case may be, would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become inaccurate; provided, that if such inaccuracy in J&J's representations and warranties or breach by J&J is curable by J&J through the exercise of its reasonable efforts, then (x) Biopsys may not terminate the Merger Agreement under the provisions of the Merger Agreement described in this subsection (iv) with respect to a particular breach or inaccuracy prior to or during the 45-day period commencing upon delivery by Biopsys of written notice to J&J describing such breach or inaccuracy, provided J&J continues to exercise reasonable efforts to cure such breach or inaccuracy and (y) Biopsys may not, in any event, terminate the Merger Agreement under the provisions of the Merger Agreement described in this subsection (iv) if such inaccuracy or breach is cured in all material respects during such 45-day period; and, provided further, that Biopsys may not terminate the Merger Agreement pursuant to the provisions of the Merger Agreement described in this subsection (iv) if it shall have wilfully and materially breached the Merger Agreement; or (v) by J&J, upon a breach of any representation, warranty, covenant or agreement on the part of Biopsys set forth in the Merger Agreement, or if any such representation or warranty of Biopsys shall have become inaccurate, in either case such that either J&J Terminating Condition, as the case may be, would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become inaccurate; provided, that if such inaccuracy in the Biopsys' representations and warranties or breach by Biopsys is curable by Biopsys through the exercise of its reasonable efforts, then (x) J&J may not terminate the Merger Agreement under the provisions of the Merger Agreement described in this subsection (v) with respect to a particular breach or inaccuracy prior to or during the 45-day period commencing upon delivery by J&J of written notice to Biopsys describing such breach or inaccuracy, provided Biopsys continues to exercise reasonable efforts to cure such breach or inaccuracy and (y) J&J may not, in any event, terminate the Merger

Agreement under the provisions of the Merger Agreement described in this subsection (v) if such inaccuracy or breach is cured in all material respects during such 45-day period; and, provided further, that J&J may not terminate the Merger Agreement pursuant to the provisions of the Merger Agreement described in this subsection (v) if it shall have wilfully and materially breached the Merger Agreement.

     Subject to applicable law, (i) the Merger Agreement may be modified or amended by written agreement executed and delivered by the respective duly authorized officers of J&J, Merger Sub and Biopsys (except that after Stockholder Approval has been obtained, no amendment may be made which requires the approval by such stockholders without the further approval of such stockholders) and (ii) the parties, by written agreement signed by each party, may extend the time for performance of any of the obligations or other acts of the other parties to the Merger Agreement, waive inaccuracies in representations and warranties or waive compliance with any of the agreements or conditions of the other parties contained in the Merger Agreement.

THE STOCKHOLDER AGREEMENT

     The description of the Stockholder Agreement contained in this Proxy Statement/Prospectus does not purport to be complete and is qualified in its entirety by reference to the Stockholder Agreement, a conformed copy of which is attached hereto as Annex II and incorporated herein by reference.

     On May 21, 1997, J&J entered into the Stockholder Agreement with certain affiliated stockholders of Biopsys (the "Stockholder Parties"). The Stockholder Parties are listed on Schedule A of the Stockholder Agreement, including certain directors (in their capacity as stockholders), officers (in their capacity as stockholders) and certain entities with which such directors and officers are associated. Together, the Stockholder Parties held (including through trusts for which any such Stockholder Party may act as trustee) at the Record Date 3,278,394 shares (approximately 33% of the outstanding shares) of Biopsys Common Stock. Consequently, holders of only approximately 25% of Biopsys Common Stock who are not parties to the Stockholder Agreement need vote in favor of approval and adoption of the Merger Agreement for Stockholder Approval to be obtained. The general effect of the Stockholder Agreement is to increase the likelihood that Stockholder Approval will be obtained.

     Pursuant to the terms of the Stockholder Agreement, each Stockholder Party has agreed to vote (or cause to be voted), at the Special Meeting or in any other circumstances upon which a vote, consent or other approval with respect to the Merger and the Merger Agreement is sought his, her or its shares of Biopsys Common Stock (together, the "Subject Shares") in favor of approval and adoption of the Merger Agreement and each of the other transactions contemplated thereby.

     Each Stockholder Party also has irrevocably granted to, and appointed, J&J and two of J&J's officers, in their capacities as officers of J&J, and each of them individually, such Stockholder Party's proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of such Stockholder Party, to vote such Stockholder Party's Subject Shares, or grant a consent or approval in respect of such Subject Shares, in favor of approval and adoption of the Merger Agreement.

     Further, each Stockholder Party has agreed: (i) not to, directly or indirectly, except as contemplated by the Stockholder Agreement, grant any proxies or powers of attorney with respect to the Subject Shares, deposit the Subject Shares into a voting trust or enter into a voting agreement with respect to the Subject Shares; (ii) solely in his or her capacity as a stockholder of Biopsys, not to, and not to permit any representative of, or advisor to, the Stockholder Party to, directly or indirectly, (x) solicit, initiate or encourage the submission of any merger agreement or merger (other than the Merger Agreement and the Merger), consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by Biopsys or any other Takeover Proposal (as defined in the Merger Agreement and described above under "-- No Solicitation") (collectively, a "Competing Proposal") or (y) participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Competing Proposal;
(iii) to use all reasonable efforts to take, or cause to be taken, all actions, and to do or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by the Merger Agreement; provided, however, that subsection (iii) shall not limit or affect any actions taken by a Stockholder Party in good faith in his or her capacity as an officer or director of Biopsys; and (iv) that the Stockholder Agreement and the obligations thereunder will attach to such Stockholder Party's Subject Shares and will be binding upon any person or entity to which legal or beneficial ownership of such Subject Shares passes, whether by operation of law or otherwise, including such Stockholder Party's heirs, guardians, administrators or successors.

     The Stockholder Agreement will terminate on the earlier of the Effective Time or the date upon which the Merger Agreement is terminated in accordance with its terms.

THE STOCK OPTION AGREEMENT

     The description of the Stock Option Agreement contained in this Proxy Statement/Prospectus does not purport to be complete and is qualified in its entirety by reference to the Stock Option Agreement, a conformed copy of which is attached hereto as Annex III and incorporated herein by reference.

     General. Immediately following the execution and delivery of the Merger Agreement, Biopsys and J&J entered into the Stock Option Agreement pursuant to which Biopsys granted J&J an option (the "Option") to purchase up to 1,970,511 shares of Biopsys Common Stock (or such number of shares of Biopsys Common Stock as represents 19.9% of the then-outstanding shares of Biopsys Common Stock) at a price per share of $27.55.

     Exercise of the Options. The Option is exercisable with respect to all (but not less than all) of the shares subject thereto (the "Option Shares") at any one time (except as described below), after the occurrence of any event (a "Purchase Event") entitling J&J to receive the Termination Fee pursuant to the Merger Agreement. See "-- Termination Fee." The Option will expire upon the earliest to occur of (i) the Effective Time, (ii) 12 months after the first occurrence of a Purchase Event and (iii) the termination of the Merger Agreement, in accordance with its terms, prior to the occurrence of a Purchase Event (unless J&J has the right to receive the Termination Fee following such termination of the Merger Agreement upon the occurrence of certain events, in which case the Option will not terminate until the later of (a) six months following the time such Termination Fee becomes payable and (b) the expiration of the period in which J&J has or may have such right to receive a Termination
Fee). Any purchase of shares upon exercise of the Option is subject to compliance with the HSR Act and the obtaining or making of consents, approvals, orders, notifications or authorizations, the failure of which to have obtained or made would have the effect of making the issuance of the Option Shares illegal. In the event that any such governmental or regulatory approval has not yet been obtained or made at the time the Option is exercisable, which may prohibit the exercise of the entire Option, the Option may be exercised for the maximum number of shares that J&J is then permitted to acquire without such governmental or regulatory approval. If J&J receives official notice that such governmental or regulatory approval will not be issued or granted or it is not granted within six months after a partial exercise in accordance with the preceding sentence, then J&J may exercise the Cash-Out Right (as defined in the Stock Option Agreement and described below) for the remaining balance of the Option Shares. Notwithstanding anything in the Stock Option Agreement to the contrary, if J&J receives in the aggregate an amount equal to the excess, if any, of (x) the sum of the proceeds (net of any commissions or similar costs) received by J&J in connection with any sales or other dispositions of Option Shares and any dividends received by Grantee on Option Shares over (y) the sum of (I) the product resulting from multiplying $27.55 by the number of Option Shares acquired by J&J pursuant to the Option and (II) $9 million, then an amount equal to such excess must be promptly paid by J&J to Biopsys.

     Adjustments to Type and Number of Shares. The type and number of shares or securities subject to the Option and the purchase price thereof will be adjusted in the event of any change in Biopsys Common Stock by reason of a stock dividend, split-up, merger, recapitalization, combination, exchange of shares or similar transaction, such that J&J will receive (upon exercise of the Option) the type and number of shares or other securities or property that J&J would have received if the Option had been exercised immediately prior to such event (or record date therefor). The number of the Option Shares shall upon timely issuance be adjusted to equal 19.9% of the then-issued and outstanding shares of Biopsys Common Stock. In the event Biopsys enters into an agreement (i) to consolidate with or merge into any person, other than J&J or one of its subsidiaries, and Biopsys will not be the surviving corporation in such consolidation or merger, (ii) to permit any person, other than J&J or one of its subsidiaries, to merge into Biopsys and Biopsys will be the surviving corporation of such merger or (iii) to sell or otherwise transfer all or substantially all of its assets to any person other than J&J or one of its subsidiaries, then such transaction agreement will provide that the Option will, upon consummation of such transaction, be converted into or exchanged for an option to acquire the class and number of shares or other securities or property that J&J would have received in respect of Biopsys Common Stock if the Option had been exercised immediately prior to such transaction (or the record date thereof).

     Cash Payment in Respect of the Option. In lieu of purchasing shares of Biopsys Common Stock pursuant to the Option, J&J may exercise its right (the "Cash-Out Right") to have Biopsys pay to J&J, an amount in cash equal to the lesser of (i) $9 million or (ii) the product resulting from multiplying the number of the Option Shares by the difference between (x) the average closing price per share, during a designated 20 day period, of Biopsys Common Stock and
(y) $27.55. Notwithstanding anything to the contrary in the Stock Option Agreement, the sum of (A) the amount equal to the difference of clause (x) and clause (y)(I) of the second preceding paragraph with respect to any transfer by J&J of the Option Shares which are not cashed out and (B) the amount received by J&J pursuant to the Cash-Out Right shall not exceed $9 Million, and J&J must promptly pay any such excess to Biopsys.

     Registration Rights and Listing. J&J has certain rights to require registration by Biopsys of any shares purchased pursuant to the Option under the securities laws if necessary for J&J to be able to sell such shares and to require the listing of such shares on the Nasdaq National Market or other national securities exchange or national securities quotation system.

     Assignability. The Stock Option Agreement may not be assigned or delegated by J&J or Biopsys thereunder without the prior written consent of the other. The Option may not be sold, assigned, transferred or otherwise disposed of by J&J, and any sale, assignment, transfer or disposal shall be null and void. The Option Shares may not be sold, assigned, transferred or otherwise disposed of except in an underwritten public offering or to a purchaser or transferee who would not, immediately following such sale, assignment, transfer or disposal, beneficially own more than 4.9% of the then-outstanding voting power of Biopsys; provided, however, that J&J shall be permitted to sell any such shares if the sale is made pursuant to a tender or exchange offer that has been approved or recommended by a majority of the members of the Biopsys Board.

     Effect of Stock Option Agreement. The Stock Option Agreement is intended to increase the likelihood that the Merger will be consummated on the terms set forth in the Merger Agreement. Consequently, certain aspects of the Stock Option Agreement may have the effect of discouraging persons who might now or prior to the Effective Time be interested in acquiring all of or a significant interest in Biopsys from considering or proposing such an acquisition, even if such persons were prepared to offer higher consideration per share for Biopsys Common Stock than that implicit in the Exchange Ratio.

                   MANAGEMENT AND OPERATIONS AFTER THE MERGER

     Directors and Officers. The directors of Merger Sub immediately prior to the Effective Time will become the directors of the Surviving Corporation until their respective successors have been duly elected and qualified or until their earlier resignation or removal. The officers of Biopsys at the Effective Time will be the officers of the Surviving Corporation until their respective successors have been duly appointed and qualified or until their earlier resignation or removal.

                     COMPARATIVE STOCK PRICES AND DIVIDENDS

     J&J Common Stock (symbol: JNJ) is listed for trading on the NYSE and Biopsys Common Stock (symbol: BIOP) is quoted on the Nasdaq National Market. The following table sets forth, for the periods indicated, the high and low sale prices per share of J&J Common Stock on the NYSE Composite Transactions Tape and of Biopsys Common Stock on the Nasdaq National Market and the quarterly cash dividends per share paid by J&J on shares of J&J Common Stock. Biopsys Common Stock was not publicly traded prior to the second quarter of 1996, and Biopsys has never paid cash dividends on shares of Biopsys Common Stock. In addition, the Merger Agreement restricts Biopsys' ability to pay cash dividends between the date of the Merger Agreement and the Effective Time.

                                                     J&J                               CASH
                                                   COMMON           BIOPSYS        DIVIDENDS PER
                                                  STOCK(1)        COMMON STOCK     SHARE OF J&J
                                                -------------     ------------        COMMON
                                                HIGH     LOW      HIGH    LOW        STOCK(1)
                                                ----     ----     ----    ----     -------------
1994
  First Quarter...............................  $22 7/8  $ 18      N/A     N/A        $ 0.130
  Second Quarter..............................  22 1/2     18      N/A     N/A          0.145
  Third Quarter...............................  26 1/4   21 1/8    N/A     N/A          0.145
  Fourth Quarter..............................  28 1/4   24 3/4    N/A     N/A          0.145
1995
  First Quarter...............................  31 1/2   26 3/4    N/A     N/A          0.145
  Second Quarter..............................  35 5/8   29 1/4    N/A     N/A          0.165
  Third Quarter...............................  37 1/2   32 1/4    N/A     N/A          0.165
  Fourth Quarter..............................  46 1/4   36 5/8    N/A     N/A          0.165
1996
  First Quarter...............................  50 1/4   41 5/8    N/A     N/A          0.165
  Second Quarter..............................  50 3/4   42 7/8    $28    $16 3/4       0.190
  Third Quarter...............................  53 3/8   44 1/8     20    12 1/2        0.190
  Fourth Quarter..............................    54     47 1/8     26    14 1/4        0.190
1997
  First Quarter...............................  62 3/4   48 5/8   34 3/4    20          0.190
  Second Quarter (to June 25, 1997)...........  66 7/8   51 1/8   31 3/4  18 3/4        0.220

---------------
(1) Per share amounts for, and cash dividends paid on, J&J Common Stock have been restated to retroactively reflect a two-for-one stock split effected in June 1996.

The following table sets forth the last reported sales prices per share of J&J Common Stock on the NYSE Composite Transactions Tape and of Biopsys Common Stock on the Nasdaq National Market on May 21, 1997, the last trading day before announcement of the Merger Agreement, and on June 25, 1997, the last trading day prior to the date of this Proxy Statement/Prospectus:

                                                           J&J
                                                          COMMON           BIOPSYS
                                                          STOCK          COMMON STOCK
                                                          -----          ------------
        May 21, 1997....................................  $59   3/8          $ 25 3/4
        June 25, 1997...................................   65  3/16            27

     BIOPSYS STOCKHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR J&J COMMON STOCK AND BIOPSYS COMMON STOCK IN CONNECTION WITH VOTING THEIR SHARES.

         COMPARISON OF RIGHTS OF COMMON STOCKHOLDERS OF J&J AND BIOPSYS

     The rights of J&J stockholders are governed by J&J's Restated Certificate of Incorporation (the "J&J Certificate of Incorporation"), its By-laws (the "J&J By-laws") and the New Jersey Business Corporation Act (the "NJBCA"). The rights of Biopsys stockholders are governed by the Biopsys Certificate of Incorporation, the Biopsys By-laws and the DGCL. After the Effective Time, the rights of Biopsys stockholders who become J&J stockholders will be governed by the J&J Certificate of Incorporation, the J&J By-laws and the NJBCA.

     The following is a summary of the material differences between the rights of J&J stockholders and the rights of Biopsys stockholders. This summary is not intended to be complete and is qualified in its entirety by reference to applicable provisions of the NJBCA and the DGCL and to the Certificate of Incorporation and By-laws of each of J&J and Biopsys.

  Size and Classification of the Board of Directors.

     J&J. The J&J Certificate of Incorporation and the J&J By-laws provide that the total number of J&J directors shall be not less than nine nor more than 18 as determined by the J&J Board from time to time. J&J currently has 13 directors. Directors are elected at each annual meeting of stockholders to serve until the next annual meeting. The J&J Board is not classified.

     Biopsys. The Biopsys Certificate of Incorporation provides that the number of directors which constitutes the whole Biopsys Board shall be designated in the Biopsys By-laws. The Biopsys By-laws currently provide that the Biopsys Board shall consist of seven members. The Biopsys Board is divided into three classes, consisting of two Class II directors whose term is to expire in 1997, three Class III directors whose term is to expire in 1998 and two Class I directors whose term is to expire in 1999. The members of a single class are elected at each annual meeting of stockholders to serve until the expiration of the term for which elected and until a successor has been elected and qualified.

  Removal of Directors.

     J&J. The J&J Certificate of Incorporation and the J&J By-laws provide that directors of J&J may be removed, with cause, by a majority vote of the stockholders entitled to vote thereon.

     Biopsys. The Biopsys By-laws provide that directors of Biopsys may be removed, with or without cause, by the holders of a majority of the shares of Biopsys then entitled to vote at an election of directors.

  Special Meeting of Stockholders; Action by Written Consent.

     J&J. Under the J&J By-laws, a special meeting of the stockholders may be called at any time by the Chairman of the J&J Board, by a Vice-Chairman of the J&J Board, by the Chairman of the Executive Committee of J&J, by a Vice-Chairman of the Executive Committee of J&J, by the President or by a majority of the directors of the J&J Board and may be held on such business day and at such time and at such place within or without the State of New Jersey as is stated in the notice of the meeting.

     Pursuant to the NJBCA, any action required or permitted to be taken at a meeting of the J&J stockholders generally may be taken without a meeting if all the stockholders entitled to vote thereon consent thereto in writing.

     Biopsys. Under the Biopsys By-laws, a special meeting of stockholders may be called at any time by the Biopsys Board, by the Chairman of the Biopsys Board, by the President or by one or more stockholders holding shares in the aggregate entitled to cast not less than ten percent (10%) of the votes at such meeting.

     Pursuant to the Biopsys Certificate of Incorporation, no action shall be taken by stockholders of Biopsys except at an annual or special meeting of the stockholders called in accordance with the Biopsys By-laws, and no action shall be taken by the stockholders by written consent.

  Stockholder Inspection Rights; Stockholder Lists.

     J&J. Pursuant to the NJBCA, a stockholder who has been a stockholder for at least six months or who holds, or is authorized in writing by holders of, at least five percent of the outstanding shares of any class or series of stock of J&J upon at least five days' written demand has the right for any proper purpose to inspect in person or by agent or attorney the minutes of the proceedings of J&J's stockholders and J&J's record of stockholders. Irrespective of the period such stockholder has held his or her stock or the amount of stock such stockholder holds, a court is empowered, upon proof of proper purpose, to compel production for examination by the stockholder of the books and records of account, minutes and record of stockholders of J&J.

     Biopsys. Pursuant to the DGCL, any stockholder, in person or by attorney or other agent, may, upon written demand given under oath and stating the purpose thereof, inspect for any proper purpose Biopsys' stock ledger, a list of its stockholders and its other books and records. A proper purpose is a purpose reasonably related to such person's interest as a stockholder. A list of stockholders is to be open to the examination of any stockholder, for any purpose germane to a meeting of stockholders, for a period of at least 10 days prior to such meeting. The list is also to be produced and kept at the place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present.

  Amendment of Governing Documents.

     J&J. Under the NJBCA, a proposed amendment to a corporation's certificate of incorporation requires approval by the board of directors and an affirmative vote of a majority of the votes cast by the holders of shares entitled to vote thereof, unless a specific provision of the NJBCA or the certificate of incorporation provides otherwise. The J&J Certificate of Incorporation provides that if any class or series of shares is entitled to vote thereon as a class, the affirmative vote of a majority of the votes cast in each class is required. The J&J Certificate of Incorporation also provides that the affirmative vote of the holders of not less than 80% of the votes entitled to be cast by the holders of all then outstanding shares of voting stock, voting together as a single class, and the affirmative vote of a majority of the combined votes entitled to be cast by "disinterested stockholders" voting together as a single class is required to amend, repeal or adopt provisions inconsistent with Article EIGHTH of the J&J Certificate of Incorporation (relating to business combinations with interested parties); however, this 80% vote shall not be required for any such amendment, repeal or adoption which is unanimously recommended by the J&J Board if all its directors are independent directors.

     Pursuant to the NJBCA, the J&J Certificate of Incorporation and the J&J By-laws, the provisions of the J&J By-laws generally may be amended, added to, altered, changed or repealed in whole or in part (i) by the vote of the stockholders at a regular or special meeting of the stockholders or (ii) by the J&J Board at a regular or special meeting of the J&J Board, if notice of the proposed amendment is contained in the notice of such meeting, except that a By-law adopted or amended by the J&J Board may be superseded by stockholder action and such stockholder action may preempt any further action by the J&J Board.

     Biopsys. Pursuant to the DGCL, a proposed amendment to a corporation's certificate of incorporation requires a resolution adopted by the board of directors and, unless otherwise provided in the certificate of incorporation, the affirmative vote of the holders of a majority of the outstanding stock entitled to vote thereon and the affirmative vote of the holders of a majority of the outstanding stock of each class entitled to vote thereon as a class. If any such amendment would adversely affect the rights of any holders of shares of a class or series, the vote of the holders of a majority of all outstanding shares of such class or series, voting as a class, is also necessary to authorize such amendment. The Biopsys Certificate of Incorporation provides that the Amendment of Article IX (relating to cumulative voting), Article X (relating to the number and election of directors) or Article XII (relating to stockholder action) of the Biopsys Certificate of Incorporation requires the affirmative vote of a majority of the then outstanding voting securities of Biopsys, voting as a single class.

     The DGCL provides that a corporation's by-laws may be adopted, amended or repealed by the stockholders, and if authorized in the corporation's certificate of incorporation or by-laws, by such corporation's Board of Directors. The Biopsys Certificate of Incorporation and the Biopsys By-laws provide that the Biopsys Board may adopt, amend or repeal the Biopsys By-laws, except that the affirmative vote of a majority of the then outstanding voting securities of Biopsys, voting as a single class, is required for the amendment, repeal or modification of Sections 2.4 (relating to notice of stockholders' meetings), 2.5 (relating to advance notice of stockholders nominees and stockholder business), 2.10 (relating to stockholder action by written consent without a meeting) or 3.2 (relating to the number of directors) of the Biopsys By-laws.

  Corporation's Best Interest.

     J&J. Under the NJBCA, the director of a New Jersey corporation, in discharging his or her duties to the corporation and in determining what he or she reasonably believes to be is the best interest of the corporation may consider any of the following (in addition to the effects of any action on stockholders): (i) the effects of the action on the corporation's employees, suppliers, creditors and customers, (ii) the effects of the action on the community in which the corporation operates and (iii) the long-term as well as the short-term interests of the corporation and its stockholders, including the possibility that these interests may best be served by the continued independence of the corporation. If, on the basis of the foregoing factors, the Board of Directors determines that any proposal or offer to acquire the corporation is not in the best interest of the corporation, it may reject such proposal or offer, in which event the Board of Directors will have no obligation to facilitate, remove any obstacles to, or refrain from impeding such proposal or offer.

     Biopsys.  The DGCL does not include a comparable provision.

  Required Vote for Authorization of Certain Actions.

     J&J. Under the NJBCA, the consummation of a merger or consolidation of a New Jersey corporation such as J&J, which was organized prior to January 1, 1969, requires the approval of such corporation's Board of Directors and the affirmative vote of two-thirds of the votes cast by the holders of shares of the corporation entitled to vote thereon, unless such corporation is the surviving corporation and (i) such corporation's certificate of incorporation is not amended; (ii) the stockholders of the surviving corporation whose shares were outstanding immediately before the effective date of the merger will hold the same number of shares, with identical designations, preferences, limitations, and rights, immediately after; and (iii) the number of voting shares and participation shares outstanding after the merger will not exceed by 40% the total number of voting or participating shares of the surviving corporation before the merger. Similarly, in the case of a corporation organized prior to 1969, such as J&J, a sale of all or substantially all of a New Jersey corporation's assets other than in the ordinary course of business, or a voluntary dissolution of a New Jersey corporation, requires the approval of such corporation's Board of Directors and the affirmative vote of two-thirds of the votes cast by the holders of shares of the corporation entitled to vote thereon. Furthermore, the J&J Certificate of Incorporation contains provisions requiring the approval of at least 80% of the combined voting power of outstanding voting stock, voting together as a single class, to approve certain business combinations and transactions involving any five percent stockholder.

     Biopsys. DGCL requires the affirmative vote of a majority of the Board of Directors of a Delaware corporation and at least a majority of such corporation's outstanding shares entitled to vote thereon to authorize a merger or consolidation, unless (i) such corporation is the surviving corporation, (ii) such corporation's certificate of incorporation is not amended, (iii) each share of stock of such corporation outstanding immediately prior to the effective date of the merger is to be an identical outstanding share of such corporation after the effective date of the merger and (iv) either no shares of common stock of such corporation and no shares, securities or obligations convertible into such stock are to be issued or delivered under the plan of merger, or the authorized unissued shares or the treasury shares of common stock of such corporation to be issued or delivered under the plan of merger plus those initially issuable upon conversion of any other shares, securities or obligations to be issued or delivered under such plan, do not exceed 20% of the shares of common stock of such corporation outstanding immediately prior to the effective date of the merger. A sale of all or substantially all of a Delaware corporation's assets or a voluntary dissolution of a Delaware corporation requires the affirmative vote of a majority of the Board of Directors and at least a majority of such corporation outstanding shares entitled to vote thereon.

  Business Combinations.

     J&J. The NJBCA provides that no corporation organized under the laws of New Jersey with its principal executive offices or significant operations located in New Jersey (a "resident domestic corporation") may engage in any "business combination" (as defined in the NJBCA) with any interested stockholder (generally, a 10% or greater stockholder) of such corporation for a period of five years following such interested stockholder's stock acquisition, unless such business combination is approved by the Board of Directors of such corporation prior to the stock acquisition. A resident domestic corporation, such as J&J, cannot opt out of the foregoing provisions of the NJBCA.

     In addition, no resident domestic corporation may engage, at any time, in any business combination with any interested stockholder of such corporation other than: (i) a business combination approved by the Board of Directors of such corporation prior to the stock acquisition, (ii) a business combination approved by the affirmative vote of the holders of two-thirds of the voting stock not beneficially owned by such interested stockholder at a meeting called for such purpose or (iii) a business combination in which the interested stockholder pays a formula price designed to ensure that all other stockholders receive at least the highest price per share paid by such interested stockholder. In connection with business combinations with any five percent stockholder, the J&J Certificate of Incorporation contains provisions requiring the approval of at least 80% of the holders of the J&J Common Stock entitled to vote in the election of directors and compliance with certain procedural requirements.

     Biopsys. In general, Section 203 of the DGCL prohibits an interested stockholder (generally, a 15% or greater stockholder) of a Delaware corporation from engaging in a "business combination" (as defined in the DGCL) with such corporation for three years following the date such person became an interested stockholder.

     The provision is not applicable when (i) prior to the date the stockholder became an interested stockholder, the Board of Directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder, (ii) upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, such interested stockholder owned at least 85% of the outstanding voting stock of the corporation, not including shares owned by directors who are also officers and by certain employee stock plans or (iii) on or subsequent to the date that stockholder becomes an interested stockholder, the business combination is approved by the Board of Directors of the corporation and authorized at a meeting of stockholders, and not by written consent, by the affirmative vote of the holders of at least two-thirds of the outstanding voting stock entitled to vote thereon, excluding shares owned by the interested stockholder.

     The restrictions of Section 203 generally do not apply to business combinations with an interested stockholder that are proposed subsequent to the public announcement of, and prior to the consummation or abandonment of, certain mergers, sales of a majority of a corporation's assets or tender offers for 50% or more of a corporation voting stock.

     The DGCL allows corporations to elect not to be subject to the provisions of the DGCL. Biopsys has not made such an election.

     Rights Plan.

     J&J. J&J has not adopted a rights plan and has not declared a stock purchase right dividend with respect to its common stock.

     Biopsys. On November 8, 1996, the Biopsys Board declared a dividend of one preferred share purchase Right for each outstanding share of Biopsys Common Stock. Under certain conditions, each Right may be exercised to purchase from Biopsys one one-thousandth of a share of Biopsys Series A Preferred Stock, par value $.001 per share (the "Preferred Shares"), at a price of $90 per one one-thousandth of a Preferred Share (the "Purchase Price"), subject to adjustment.

     The Rights will be exercisable only following (i) a public announcement that a person or group of affiliated or associated persons (an "Acquiring Person") has acquired, or obtained a right to acquire, beneficial ownership of 15% or more of the outstanding Biopsys Common Shares or (ii) the commencement of, or announcement of an intention to make, a tender offer or exchange offer the consummation of which would result in the beneficial ownership by a person or group of 15% or more of the outstanding Biopsys Common Shares. Unless the Rights are earlier redeemed, in the event that an Acquiring Person becomes the beneficial owner of 15% or more of the Biopsys Common Stock then outstanding (other than pursuant to a tender offer for all outstanding shares of Biopsys Common Stock that has been determined by a majority of the independent directors to be adequate and otherwise in the best interests of Biopsys and its stockholders), then each holder of a Right (other than Rights beneficially owned by the Acquiring Person, which will thereafter be void) will have the right to receive, upon exercise, Biopsys Common Stock (or in certain circumstances, property or other securities of Biopsys or of the "Principal Party" entering into a transaction with Biopsys) having a value equal to two times the Purchase Price.

     At any time after the acquisition by an Acquiring Person of 15% or more of the outstanding shares of Biopsys Common Stock and prior to the acquisition by such Acquiring Person of 50% or more of the outstanding shares of Biopsys Common Stock, the Biopsys Board may exchange the Rights (other than Rights owned by the Acquiring Person), in whole or in part, at an exchange ratio of one share of Biopsys Common Stock per Right. At any time on or prior to the close of business on the earlier of the tenth day following the acquisition by an Acquiring Person of a 15% interest in Biopsys or such later date as may be determined by a majority of the independent directors and publicly announced by Biopsys or the Final Expiration Date, Biopsys may redeem the Rights in whole, but not in part, at a price of $.001 per Right. Until a Right is exercised, the holder thereof, as such, will have no rights as a stockholder of Biopsys, including, without limitation, the right to vote or to receive dividends.

     Under the Rights Agreement adopted November 8, 1996, the Rights were to expire on November 8, 2006 (the "Final Expiration Date") unless the Rights were earlier redeemed or exchanged as described above. However, pursuant to the Merger Agreement, Biopsys has amended the Rights Agreement so as to provide that the Final Expiration Date will occur upon the earlier of (i) the Effective Time or (ii) November 8, 2006. Pursuant to the Merger Agreement, Biopsys also has amended the Rights Agreement so as to render the Rights Agreement inapplicable to the Merger and the other transactions contemplated by the Merger Agreement, the Stock Option Agreement and the Stockholder Agreement.

                                 OTHER MATTERS

REGULATORY APPROVALS REQUIRED

     Under the HSR Act and the rules promulgated thereunder by the Federal Trade Commission (the "FTC"), certain acquisition transactions may not be consummated unless notice has been given and certain information has been furnished to the Antitrust Division of the United States Department of Justice (the "Antitrust Division") and the FTC and specified waiting period requirements have been satisfied. J&J and Biopsys each filed with the Antitrust Division and the FTC a Notification and Report Form with respect to the Merger on June 9, 1997. Effective June 13, 1997, the waiting period under the HSR Act was terminated. At any time before or after the Effective Time, the FTC or the Antitrust Division could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the Merger of seeking the divestiture of Biopsys by J&J, in whole or in part, or the divestiture of substantial assets of J&J, Biopsys or their respective subsidiaries. State Attorneys General and private parties may also bring legal action under Federal or state antitrust laws in certain circumstances. Based on an examination of information available to J&J and Biopsys relating to the businesses in which J&J, Biopsys and their respective subsidiaries are engaged, J&J and Biopsys believe that the consummation of the Merger will not violate the antitrust laws.

     J&J and Biopsys do not believe that any other material governmental approvals or actions will be required for consummation of the Merger. See "THE MERGER AGREEMENT -- Conditions to the Consummation of the Merger."

                          ABSENCE OF APPRAISAL RIGHTS

     Holders of Biopsys Common Stock will not be entitled to appraisal rights as a result of the Merger. Under Delaware law, appraisal rights are unavailable to holders of Biopsys Common Stock because Biopsys Common Stock was, on the record date, quoted on the Nasdaq National Market and will be converted into shares of J&J Common Stock, which at the effective time of the Merger will be listed on the NYSE.

                                    EXPERTS

     The consolidated financial statements and financial statement schedule as of December 29, 1996 and December 31, 1995 and for each of the three fiscal years in the period ended December 29, 1996 of J&J and subsidiaries included or incorporated by reference in J&J's Annual Report on Form 10-K for the fiscal year ended December 29, 1996 have been audited by Coopers & Lybrand L.L.P., independent accountants, as set forth in their reports included or incorporated by reference therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

     The financial statements of Biopsys incorporated in this Proxy Statement/Prospectus by reference to the Annual Report on Form 10-K for the fiscal year ended June 30, 1996, have been so incorporated in reliance on the report of Deloitte & Touche LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                                 LEGAL MATTERS

     The validity of the shares of J&J Common Stock offered hereby will be passed upon for J&J by Roger S. Fine, Vice President, General Counsel of J&J. Mr. Fine is paid a salary by J&J, is a participant in various employee benefit plans offered to employees of J&J generally and owns and has options to purchase shares of J&J Common Stock.

     Cravath, Swaine & Moore, counsel for J&J, and Wilson Sonsini Goodrich & Rosati, counsel for Biopsys, have delivered opinions concerning certain Federal income tax consequences of the Merger. See "THE MERGER -- Material Federal Income Tax Consequences" and "THE MERGER AGREEMENT -- Conditions to the Consummation of the Merger." As of the date of this Proxy Statement/Prospectus, certain members of Wilson Sonsini Goodrich & Rosati and investment partnerships of which such persons are partners beneficially own approximately 9,324 shares of Biopsys Common Stock. J. Casey McGlynn, Secretary of Biopsys, and Christopher
D. Mitchell, Assistant Secretary of Biopsys, are members of Wilson Sonsini Goodrich & Rosati.

                          FUTURE STOCKHOLDER PROPOSALS

     If the Merger is not consummated, Biopsys will hold a 1997 Annual Meeting of Stockholders. If such meeting is held, stockholder proposals intended to be presented at such meeting must be received by Biopsys a reasonable time before the solicitation of proxies for such meeting is made for inclusion in Biopsys' proxy materials for such meeting.

                                    ANNEX I

================================================================================

                          AGREEMENT AND PLAN OF MERGER

                            Dated as of May 21, 1997

                                     Among

                               JOHNSON & JOHNSON

                             PALISADES MERGER CORP.

                                      And

                             BIOPSYS MEDICAL, INC.

================================================================================

                               TABLE OF CONTENTS

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
                                         ARTICLE I
                                         THE MERGER
SECTION 1.01.   The Merger............................................................     1
SECTION 1.02.   Closing...............................................................     1
SECTION 1.03.   Effective Time........................................................     2
SECTION 1.04.   Effect of the Merger..................................................     2
SECTION 1.05.   Certificate of Incorporation and By-Laws..............................     2
SECTION 1.06.   Directors.............................................................     2
SECTION 1.07.   Officers..............................................................     2
                                         ARTICLE II
                         EFFECT OF THE MERGER ON THE CAPITAL STOCK
                 OF THE CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES
SECTION 2.01.   Effect on Capital Stock...............................................     2
SECTION 2.02.   Exchange of Certificates..............................................     3
                                        ARTICLE III
                               REPRESENTATIONS AND WARRANTIES
SECTION 3.01.   Representations and Warranties of the Company.........................     5
SECTION 3.02.   Representations and Warranties of Parent and Sub......................    12
                                         ARTICLE IV
                         COVENANTS RELATING TO CONDUCT OF BUSINESS
SECTION 4.01.   Conduct of Business...................................................    14
SECTION 4.02.   No Solicitation.......................................................    16
                                         ARTICLE V
                                   ADDITIONAL AGREEMENTS
                Preparation of the Form S-4 and the Proxy Statement; Stockholders
SECTION 5.01.   Meeting...............................................................    18
SECTION 5.02.   Letters of the Company's Accountants..................................    18
SECTION 5.03.   Letters of Parent's Accountants.......................................    18
SECTION 5.04.   Access to Information; Confidentiality................................    19
SECTION 5.05.   Reasonable Efforts; Notification......................................    19
SECTION 5.06.   Stock Options.........................................................    19
SECTION 5.07.   Indemnification and Insurance.........................................    20
SECTION 5.08.   Fees and Expenses.....................................................    21
SECTION 5.09.   Public Announcements..................................................    22
SECTION 5.10.   Affiliates............................................................    22
SECTION 5.11.   Stock Exchange Listing................................................    22
SECTION 5.12.   Pooling of Interests..................................................    22
SECTION 5.13.   Stockholder Agreement Legend..........................................    22
SECTION 5.14.   Tax Treatment.........................................................    23
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

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
                                         ARTICLE VI
                                    CONDITIONS PRECEDENT
SECTION 6.01.   Conditions to Each Party's Obligation To Effect the Merger............    23
SECTION 6.02.   Conditions to Obligations of Parent and Sub...........................    23
SECTION 6.03    Conditions to Obligation of the Company...............................    24
SECTION 6.04.   Frustration of Closing Conditions.....................................    24
                                        ARTICLE VII
                             TERMINATION, AMENDMENT AND WAIVER
SECTION 7.01.   Termination...........................................................    24
SECTION 7.02.   Effect of Termination.................................................    25
SECTION 7.03.   Amendment.............................................................    26
SECTION 7.04.   Extension; Waiver.....................................................    26
                                        ARTICLE VIII
                                     GENERAL PROVISIONS
SECTION 8.01.   Nonsurvival of Representations and Warranties.........................    26
SECTION 8.02.   Notices...............................................................    26
SECTION 8.03.   Definitions...........................................................    27
SECTION 8.04.   Interpretation........................................................    27
SECTION 8.05.   Counterparts..........................................................    27
SECTION 8.06.   Entire Agreement; No Third-Party Beneficiaries........................    27
SECTION 8.07.   Governing Law.........................................................    28
SECTION 8.08.   Assignment............................................................    28
SECTION 8.09.   Enforcement...........................................................    28
SECTION 8.10.   Severability..........................................................    28
Exhibit A       Form of Company Affiliate Letter
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                                       ii

              AGREEMENT AND PLAN OF MERGER dated as of May 21, 1997, among JOHNSON & JOHNSON, a New Jersey corporation ("Parent"), PALISADES MERGER CORP., a Delaware corporation and a wholly owned subsidiary of Parent ("Sub"), and BIOPSYS MEDICAL, INC., a Delaware corporation (the "Company").

     WHEREAS the respective Boards of Directors of Parent, Sub and the Company, and Parent, acting as the sole stockholder of Sub, have approved the merger of Sub with and into the Company (the "Merger"), upon the terms and subject to the conditions set forth in this Agreement, whereby each issued and outstanding share of common stock, par value $.001 per share, of the Company, together with the associated right (a "Right") to purchase, pursuant to the Company's November 8, 1996 Preferred Shares Rights Agreement (the "Rights Agreement"), one one-thousandth of a share of the Company's Series A Participating Preferred Stock, par value $.001 per share (such common stock, together with the Rights, "Company Common Stock"), other than Company Common Stock owned by Parent, Sub or the Company, will be converted into the right to receive common stock, par value $1.00 per share, of Parent ("Parent Common Stock");

     WHEREAS, substantially concurrently herewith and as a condition and inducement to Parent's willingness to enter into this Agreement, Parent and certain affiliate stockholders of the Company have entered into a Stockholder Agreement (the "Stockholder Agreement");

     WHEREAS Parent, Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger;

     WHEREAS, for Federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code");

     WHEREAS, for financial accounting purposes, it is intended that the Merger will be accounted for as a pooling of interests transaction; and

     WHEREAS, immediately following the execution and delivery of this Agreement, Parent and the Company will enter into a stock option agreement (the "Option Agreement") pursuant to which the Company will grant Parent the option to purchase shares of Company Common Stock, upon the terms and subject to the conditions set forth therein.

     NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, the parties hereto agree as follows:

                                   ARTICLE I

                                   THE MERGER

     SECTION 1.01. The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Delaware General Corporation Law (the "DGCL"), Sub shall be merged with and into the Company at the Effective Time (as defined in Section 1.03). Following the Merger, the separate corporate existence of Sub shall cease and the Company shall continue as the surviving corporation (the "Surviving Corporation") and shall succeed to and assume all the rights and obligations of Sub in accordance with the DGCL. At the election of Parent, any direct or indirect wholly owned subsidiary (as defined in Section 8.03) of Parent may be substituted for Sub as a constituent corporation in the Merger. In such event, the parties hereto agree to execute an appropriate amendment to this Agreement in order to reflect such substitution.

     SECTION 1.02. Closing. The closing of the Merger (the "Closing") will take place at 10:00 a.m. on a date to be specified by the parties, which shall be no later than the second business day after satisfaction or waiver of the conditions set forth in Article VI (the "Closing Date"), at the offices of Cravath, Swaine & Moore, Worldwide Plaza, 825 Eighth Avenue, New York, N.Y. 10019, unless another date or place is agreed to in writing by the parties hereto.

     SECTION 1.03. Effective Time. Subject to the provisions of this Agreement, as soon as practicable on or after the Closing Date, the parties shall file a certificate of merger or other appropriate documents (in any such case, the "Certificate of Merger") executed in accordance with the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Delaware Secretary of State, or at such other time as Parent and the Company shall agree should be specified in the Certificate of Merger (the time the Merger becomes effective being the "Effective Time").

     SECTION 1.04. Effects of the Merger. The Merger shall have the effects set forth in Section 259 of the DGCL.

     SECTION 1.05. Certificate of Incorporation and By-Laws. (a) The Certificate of Incorporation of Sub, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law (subject in all cases to Section 5.07), except that the name of the Surviving Corporation in such Certificate of Incorporation will be changed to be "Biopsys Medical, Inc.".

     (b) The By-Laws of Sub, as in effect immediately prior to the Effective Time, shall be the By-Laws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law (subject in all cases to Section 5.07).

     SECTION 1.06. Directors. The directors of Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

     SECTION 1.07. Officers. The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

                                   ARTICLE II

                EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE
               CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES

     SECTION 2.01. Effect on Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Company Common Stock or any shares of capital stock of Sub:

          (a) Capital Stock of Sub. Each issued and outstanding share of capital stock of Sub shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $.01 per share, of the Surviving Corporation.

          (b) Cancelation of Treasury Stock and Parent-Owned Stock. Each share of Company Common Stock that is owned by the Company and each share of Company Common Stock that is owned by Parent or Sub shall automatically be canceled and retired and shall cease to exist, and no Parent Common Stock or other consideration shall be delivered in exchange therefor.

          (c) Conversion of Company Common Stock. Subject to Section 2.02(e), each issued and outstanding share of Company Common Stock (other than shares to be canceled in accordance with Section 2.01(b)) shall be converted into the right to receive that number (the "Exchange Ratio") of fully paid and nonassessable shares of Parent Common Stock equal to the amount obtained by dividing the Per Share Price (as hereinafter defined) by the Average Price (as hereinafter defined). The "Per Share Price" shall mean $27.55. The "Average Price" shall mean the average per share closing price of Parent Common Stock during the 20 full trading days preceding the date of the last full trading day prior to the Stockholders Meeting (as defined in Section 5.01) or any adjournment or postponement at which the Stockholder Approval (as defined in Section 3.01(q)) is obtained, as such prices are reported on the New York Stock Exchange ("NYSE") Composite Transactions Tape (as reported by The Wall Street

     Journal, or, if not reported thereby, any other authoritative source). As of the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate which immediately prior to the Effective Time represented any such shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive shares of Parent Common Stock and any cash in lieu of fractional shares of Parent Common Stock to be issued or paid in consideration therefor upon surrender of such certificate in accordance with Section 2.02, without interest. Notwithstanding the foregoing, if between the date of this Agreement and the Effective Time the outstanding shares of Parent Common Stock shall have been changed into a different number of shares or a different class, by reason of the occurrence or record date of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares or if Parent pays or declares an extraordinary dividend with a record date prior to the Effective Date, the Exchange Ratio shall be appropriately adjusted to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange or extraordinary dividend.

     SECTION 2.02. Exchange of Certificates. (a) Exchange Agent. As of the Effective Time, Parent shall deposit with First Chicago Trust Company of New York or such other bank or trust company of similar size as may be designated by Parent (the "Exchange Agent"), for the benefit of the holders of shares of Company Common Stock, for exchange in accordance with this Article II, through the Exchange Agent, certificates representing the shares of Parent Common Stock (such shares of Parent Common Stock, together with any dividends or distributions with respect thereto with a record date after the Effective Time and any cash payments in lieu of any fractional shares of Parent Common Stock, being hereinafter referred to as the "Exchange Fund") issuable pursuant to
Section 2.01 in exchange for outstanding shares of Company Common Stock.

     (b) Exchange Procedures. As soon as reasonably practicable after the Effective Time but in any event within 10 business days thereafter, Parent shall cause the Exchange Agent to mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Company Common Stock (the "Certificates") whose shares were converted into the right to receive shares of Parent Common Stock pursuant to Section 2.01(c), (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Parent Common Stock. Upon surrender of a Certificate for cancelation to the Exchange Agent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing that number of whole shares of Parent Common Stock which such holder has the right to receive pursuant to the provisions of this Article II after taking into account all the shares of Company Common Stock then held by such holder under all such Certificates so surrendered, cash in lieu of fractional shares of Parent Common Stock to which such holder is entitled pursuant to Section 2.02(e) and any dividends or other distributions to which such holder is entitled pursuant to Section 2.02(c), and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Company Common Stock which is not registered in the transfer records of the Company, a certificate representing the proper number of shares of Parent Common Stock may be issued to a person other than the person in whose name the Certificate so surrendered is registered, if, upon presentation to the Exchange Agent, such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such issuance shall pay any transfer or other taxes required by reason of the issuance of shares of Parent Common Stock to a person other than the registered holder of such Certificate or establish to the reasonable satisfaction of Parent that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 2.02(b), each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the certificate representing shares of Parent Common Stock, cash in lieu of any fractional shares of Parent Common Stock as contemplated by Section 2.02(e) and any dividends or other distributions to which such holder is entitled pursuant to

Section 2.02(c). No interest will be paid or will accrue on any cash payable pursuant to Sections 2.02(c) or 2.02(e).

     (c) Distributions with Respect to Unexchanged Shares. No dividends or other distributions with respect to Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Parent Common Stock represented thereby and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 2.02(e) until the holder of record of such Certificate shall surrender such Certificate. Following surrender of any such Certificate, there shall be paid to the record holder of the certificate representing whole shares of Parent Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of any cash payable in lieu of a fractional share of Parent Common Stock to which such holder is entitled pursuant to
Section 2.02(e) and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Parent Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and a payment date subsequent to such surrender payable with respect to such whole shares of Parent Common Stock.

     (d) No Further Ownership Rights in Company Common Stock. All shares of Parent Common Stock issued upon the surrender for exchange of shares of Company Common Stock in accordance with the terms hereof (including any cash paid pursuant to Section 2.02(c) or 2.02(e)) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Common Stock, subject, however, to the Surviving Corporation's obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time which may have been declared or made by the Company on such shares of Company Common Stock in accordance with the terms of this Agreement or prior to the date of this Agreement and which remain unpaid at the Effective Time, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Exchange Agent for any reason, they shall be canceled and exchanged as provided in this Article II.

     (e) No Fractional Shares. (i) No certificates or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Certificates, and such fractional share interests will not entitle the owner thereof to vote or to any rights of a stockholder of Parent.

     (ii) Notwithstanding any other provision of this Agreement, each holder of shares of Company Common Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Parent Common Stock (after taking into account all Certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount, less the amount of any withholding taxes which may be required thereon, equal to such fractional part of a share of Parent Common Stock multiplied by the per share closing price of Parent Common Stock on the date of the Stockholders Meeting, as such price is reported on the NYSE Composite Transactions Tape (as reported by The Wall Street Journal, or, if not reported thereby, any other authoritative source).

     (f) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of the Certificates for six months after the Effective Time shall be delivered to Parent, upon demand, and any holders of the Certificates who have not theretofore complied with this Article II shall thereafter look only to Parent for, and Parent shall remain liable for, payment of their claim for Parent Common Stock, any cash in lieu of fractional shares of Parent Common Stock and any dividends or distributions with respect to Parent Common Stock.

     (g) No Liability. None of Parent, Sub, the Company or the Exchange Agent shall be liable to any person in respect of any shares of Parent Common Stock (or dividends or distributions with respect thereto) or cash from the Exchange Fund in each case delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

     (h) Investment of Exchange Fund. The Exchange Agent shall invest any cash included in the Exchange Fund, as directed by Parent, on a daily basis. Any interest and other income resulting from such investments shall be paid to Parent.

     (i) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the shares of Parent Common Stock and any cash in lieu of fractional shares, and unpaid dividends and distributions on shares of Parent Common Stock deliverable in respect thereof, pursuant to this Agreement.

                                  ARTICLE III

                         REPRESENTATIONS AND WARRANTIES

     SECTION 3.01. Representations and Warranties of the Company. Except as set forth on the disclosure schedule delivered by the Company to Parent prior to the execution of this Agreement (the "Company Disclosure Schedule"), the Company represents and warrants to Parent and Sub as follows:

          (a) Organization, Standing and Corporate Power. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to carry on its business as now being conducted. The Company is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed individually or in the aggregate would not have a material adverse effect (as defined in Section 8.03) on the Company. The Company has delivered to Parent complete and correct copies of its Restated Certificate of Incorporation and By-Laws, in each case as amended to the date hereof.

          (b) Subsidiaries.  The Company has no subsidiaries.

          (c) Capital Structure. The authorized capital stock of the Company consists of 50,000,000 shares of Company Common Stock and 5,000,000 shares of preferred stock, par value $.001 per share ("Preferred Stock"). At the close of business on May 20, 1997, (i) 9,902,067 shares of Company Common Stock were issued and outstanding, (ii) no shares of Company Common Stock were held by the Company in its treasury, (iii) 2,150,000 shares of Company Common Stock were reserved for issuance pursuant to outstanding Stock Option Plans (as defined in Section 5.06(a)), (iv) 150,000 shares of Company Common Stock were reserved for issuance pursuant to the Company's 1996 Employee Stock Purchase Plan (the "ESPP") and (v) 50,000 shares of the Company's Series A Participating Preferred Stock were reserved for issuance in connection with the Rights Agreement. Except as set forth above, at the close of business on May 20, 1997, no shares of capital stock or other voting securities of the Company were issued, reserved for issuance or outstanding. All outstanding shares of capital stock of the Company are, and all shares which may be issued pursuant to the Stock Option Plans and the ESPP will be, when issued in accordance with the terms thereof, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. There are no bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into securities having the right to vote) on any matters on which stockholders of the Company may vote. Except as set forth above, there are no securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which the Company is a party, or by which it is bound, obligating the Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of the Company or obligating the Company to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. There are not any outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any shares of capital stock of the Company.

          (d) Authority; Noncontravention. The Company has the requisite corporate power and authority to enter into this Agreement and, subject to approval of this Agreement by the holders of a majority of the outstanding shares of Company Common Stock, to consummate the transactions contemplated by this Agreement. The Company has all requisite corporate power and authority to enter into the Option Agreement and to consummate the transactions contemplated thereby. The execution and delivery of this Agreement and the Option Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement and the Option Agreement have been duly authorized by all necessary corporate action on the part of the Company, subject, in the case of this Agreement, to approval of this Agreement by the holders of a majority of the outstanding shares of Company Common Stock. This Agreement and the Option Agreement have been duly executed and delivered by the Company and constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms except as enforceability may be limited by bankruptcy and other similar laws and general principles of equity. The execution and delivery of this Agreement and the Option Agreement do not, and the consummation of the transactions contemplated by this Agreement and the Option Agreement and compliance with the provisions of this Agreement and the Option Agreement will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancelation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any pledge, claim, lien, charge, encumbrance or security interest of any kind or nature whatsoever (collectively, "Liens") in or upon any of the properties or assets of the Company under any provision of (i) the Restated Certificate of Incorporation or By-Laws of the Company, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to the Company or its properties or assets or (iii) subject to the governmental filings and other matters referred to in the following sentence, any (A) statute, law, ordinance, rule or regulation or (B) judgment, order or decree applicable to the Company or its properties or assets, other than, in the case of clauses (ii) and
     (iii), any such conflicts, violations, defaults, rights or Liens that individually or in the aggregate would not (x) have a material adverse effect on the Company, (y) impair in any material respect the ability of the Company to perform its obligations under this Agreement or the Option Agreement, or (z) prevent or materially delay the consummation of any of the transactions contemplated by this Agreement or the Option Agreement; (provided that in the case of clauses (y) and (z) as they relate to clause
     (iii)(B), such representation shall be made only as of the date hereof). No consent, approval, order or authorization of, or registration, declaration or filing with, any Federal, state or local government or any court, administrative agency or commission or other governmental authority or agency, domestic or foreign (a "Governmental Entity"), is required by or with respect to the Company in connection with the execution and delivery of this Agreement or the Option Agreement by the Company or the consummation by the Company of the Merger or the transactions contemplated by the Option Agreement, except for (1) the filing of a premerger notification and report form by the Company under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (2) the filing with the Securities and Exchange Commission (the "SEC") of a proxy statement relating to the approval by the Company's stockholders of this Agreement (as amended or supplemented from time to time, the "Proxy Statement") and such reports under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as may be required in connection with this Agreement, the Option Agreement and the transactions contemplated by this Agreement and the Option Agreement, (3) the filing of the Certificate of Merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (4) such filings with and approvals of the NASDAQ National Market System (the "NMS") to permit the shares of Company Common Stock that are to be issued pursuant to the Option Agreement to be traded on the NMS and (5) such other consents, approvals, orders, authorizations, registrations, declarations and filings the failure of which to be obtained or made would not, individually or in the aggregate, have a material adverse effect on the Company or prevent or materially delay the consummation of any of the transactions contemplated by this Agreement or the Option Agreement.

          (e) SEC Documents. The Company has filed all required reports, schedules, forms, statements and other documents with the SEC since April 1, 1996 (the "SEC Documents"). As of their respective dates, the SEC Documents complied in all material respects with the requirements of the Securities Act of 1933 (the "Securities Act"), or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such SEC Documents, and none of the SEC Documents at the time they were filed contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent that information contained in any SEC Document has been revised or superseded by a later-filed SEC Document, none of the SEC Documents contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of the Company included in the SEC Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles ("GAAP") (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presented the financial position of the Company as of the dates thereof and the results of its operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments and the absence of footnotes). Except as set forth in the Filed SEC Documents (as defined in
     Section 3.01(g)), the Company has no liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) which would be required under GAAP to be disclosed on a balance sheet of the Company and which, individually or in the aggregate, would have a material adverse effect on the Company.

          (f) Information Supplied. None of the information supplied or to be supplied by the Company specifically for inclusion or incorporation by reference in (i) the registration statement on Form S-4 to be filed with the SEC by Parent in connection with the issuance of Parent Common Stock in the Merger (the "Form S-4") will (except to the extent revised or superseded by amendments or supplements contemplated hereby), at the time the Form S-4 is filed with the SEC, at any time it is amended or supplemented and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading and (ii) the Proxy Statement will (except to the extent revised or superseded by amendments or supplements contemplated hereby), at the date it is first mailed to the Company's stockholders and at the time of the meeting of the Company's stockholders held to vote on approval and adoption of this Agreement, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder, except that no representation is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent or Sub specifically for inclusion or incorporation by reference in the Proxy Statement.

          (g) Absence of Certain Changes or Events. Except as disclosed in the SEC Documents filed and publicly available prior to the date of this Agreement (the "Filed SEC Documents"), since the date of the most recent audited financial statements included in the Filed SEC Documents and, in the case of clauses (ii), (iii), (iv), (vi) and (vii) only, until the date hereof, the Company has conducted its business only in the ordinary course consistent with past practice, and there has not been (i) any material adverse change (as defined in Section 8.03) in the Company, (ii) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of the Company's capital stock (other than the Rights issued or to be issued pursuant to the Rights Agreement), (iii) any split, combination or reclassification of any of its capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock,

     (iv) (x) any granting by the Company to any officer of the Company of any increase in compensation, except in the ordinary course of business consistent with prior practice or as was required under employment agreements in effect as of the date of the most recent audited financial statements included in the Filed SEC Documents, (y) any granting by the Company to any officer of any increase in severance or termination pay, except as was required under any employment, severance or termination agreements in effect as of the date of the most recent audited financial statements included in the Filed SEC Documents or (z) any entry by the Company into any employment, severance or termination agreement with any officer, (v) any damage, destruction or loss, whether or not covered by insurance, that individually or in the aggregate would have a material adverse effect on the Company, (vi) any change in accounting methods, principles or practices having a material adverse effect on the Company, except insofar as may have been required by a change in GAAP or (vii) any tax election that individually or in the aggregate would have a material adverse effect on the Company or any of its tax attributes or any settlement or compromise of any material income tax liability.

          (h) Litigation. There is no suit, action or proceeding pending or, to the knowledge of the Company after consultation with the Company's outside counsel, threatened against or affecting the Company that individually or in the aggregate would have a material adverse effect on the Company, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against, or, to the knowledge of the Company after consultation with the Company's outside counsel, investigation by any Governmental Entity involving, the Company that individually or in the aggregate would have a material adverse effect on the Company.

          (i) Contracts. Except as disclosed in the Filed SEC Documents, as of the date hereof, there are no contracts or agreements that are of a nature required to be filed as an exhibit under the Exchange Act and the rules and regulations promulgated thereunder. The Company is not in violation of nor in default under (nor does there exist any condition which upon the passage of time or the giving of notice or both would cause such a violation of or default under) any lease, permit, concession, franchise, license or any other contract, agreement, arrangement or understanding to which it is a party or by which it or any of its properties or assets is bound, except for violations or defaults that individually or in the aggregate would not have a material adverse effect on the Company. The Company has not entered into any contract, agreement, arrangement or understanding with any affiliate of the Company that is currently in effect other than agreements that are (i) disclosed in the Filed SEC Documents or (ii) not of a nature required to be disclosed in the SEC Documents.

          (j) Compliance with Laws. (i) The Company is in compliance with all applicable statutes, laws, ordinances, regulations, rules, judgments, decrees and orders of any Governmental Entity (collectively, "Legal Provisions") applicable to its business or operations, except for instances of possible noncompliance that, individually or in the aggregate, would not have a material adverse effect on the Company or prevent or materially delay the consummation of the Merger or the transactions contemplated by the Option Agreement. The Company has in effect all Federal, state, local and foreign governmental approvals, authorizations, certificates, filings, franchises, licenses, notices, permits and rights, including all authorizations under Environmental Laws (as hereinafter defined) ("Permits"), necessary for it to own, lease or operate its properties and assets and to carry on its business as now conducted, and there has occurred no default under, or violation of, any such Permit, except for the lack of Permits and for defaults under, or violations of, Permits which lack, default or violation individually or in the aggregate would not have a material adverse effect on the Company. Except as disclosed in the Filed SEC Documents, the Company has not received any notice or other communication from the Food and Drug Administration or any other Governmental Entity (i) contesting the premarket clearance or approval of, the uses of or the labeling and promotion of any of the Company's products or (ii) otherwise alleging any violation of any Legal Provision by the Company.

          (ii) The term "Environmental Laws" means any Federal, state or local statute, ordinance, rule, regulation, permit, consent, approval, license, judgment, order, decree or injunction relating to: (A) Releases (as defined in 42 U.S.C. sec.9601(22)) or threatened Releases of Hazardous Material (as hereinafter defined) into the environment, (B) the generation, treatment, storage, disposal, use, handling, manufacturing, transportation or shipment of Hazardous Material or (C) the health or safety of employees in the workplace environment. The term "Hazardous Material" means (1) hazardous substances (as defined in 42 U.S.C. sec.9601(14)), (2) petroleum, including crude oil and any fractions thereof, (3) natural gas, synthetic gas and any mixtures thereof, (4) asbestos and/or asbestos containing material, (5) PCBs or materials containing PCBs and (6) any material regulated as a medical waste or infectious waste.

          (iii) During the period of ownership or operation by the Company of any of its current or previously owned or leased properties, there have been no Releases of Hazardous Material in, on, under or affecting such properties or any surrounding site, and the Company has not disposed of any Hazardous Material in a manner that has led, or could reasonably be anticipated to lead to a Release, except in each case for those which individually or in the aggregate would not have a material adverse effect on the Company, and except as disclosed in the Filed SEC Documents. Prior to the period of ownership or operation by the Company of any of its current or previously owned or leased properties, to the knowledge of the Company after consultation with the Company's outside counsel, no Hazardous Material was generated, treated, stored, disposed of, used, handled or manufactured at, or transported shipped or disposed of from, such current or previously owned or leased properties, and there were no Releases of Hazardous Material in, on, under or affecting any such property or any surrounding site, except in each case for the generation, treatment, storage, disposal, use, handling, manufacturing, transportation or shipment of Hazardous Material and Releases which individually or in the aggregate would not have a material adverse effect on the Company, and except as disclosed in the Filed SEC Documents. The Company has not received any written notice of, or entered into any order, settlement or decree relating to: (A) any violation of any Environmental Laws or the institution or pendency of any suit, action, claim, proceeding or investigation by any Governmental Entity or any third party in connection with any alleged violation of Environmental Laws, (B) the response to or remediation of Hazardous Material at or arising from any of the Company's properties or any other properties or (C) payment for, response to or remediation of Hazardous Material at or arising from any of the Company's properties or any other properties, except in each case for any such notices, orders, settlements or decrees which individually or in the aggregate would not have a material adverse effect on the Company.

          (k) Absence of Changes in Benefit Plans; Labor Relations. Except as disclosed in the Filed SEC Documents, since the date of the most recent audited financial statements included in the Filed SEC Documents and until the date hereof, there has not been any adoption or amendment in any material respect by the Company of any collective bargaining agreement or any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical or other material plan, arrangement or understanding (whether or not legally binding) providing benefits to any current or former employee, officer or director of the Company (collectively, "Benefit Plans"). Except as disclosed in the Filed SEC Documents, as of the date hereof, there exist no employment, consulting, severance, termination or indemnification agreements, arrangements or understandings between the Company, any current or former employee, officer or director of the Company. There are no collective bargaining or other labor union agreements to which the Company is a party or by which it is bound. Since July 1, 1995, the Company has not encountered any labor union organizing activity, nor had any actual or threatened employee strikes, work stoppages, slowdowns or lockouts.

          (l) ERISA Compliance. (i) Schedule 3.01(l)(i) to the Company Disclosure Schedule contains a list and brief description of all "employee pension benefit plans" (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) (sometimes referred to herein as "Pension Plans"), "employee welfare benefit plans" (as defined in Section 3(1) of ERISA) and all other Benefit Plans maintained, or contributed to, by the Company or any person or entity that, together with the Company, is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code (the Company and each such other person or entity, a "Commonly Controlled Entity") for the benefit of any current or former employees, officers or directors of the Company. The Company has made available to Parent true, complete and correct copies of (1) each Benefit Plan (or, in the case of any unwritten Benefit Plans, descriptions thereof), (2) the most recent annual report on Form 5500 filed with the Internal Revenue Service with respect to each Benefit Plan (if any such report was required), (3) the most recent summary plan description for each Benefit Plan for which such summary plan description is required and (4) each trust agreement and group annuity contract relating to any Benefit Plan. Each Benefit Plan has been administered in all material respects in accordance with its terms. The Company and all the Benefit Plans are all in compliance in all material respects with applicable provisions of ERISA and the Code.

          (ii) All Pension Plans have been the subject of determination letters from the Internal Revenue Service to the effect that such Pension Plans are qualified and exempt from Federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, and no such determination letter has been revoked nor has any event occurred since the date of its most recent determination letter or application therefor that would adversely affect its qualification or materially increase its costs.

          (iii) Neither the Company nor any Commonly Controlled Entity has maintained, contributed or been obligated to contribute to any Benefit Plan that is subject to Title IV of ERISA.

          (iv) With respect to any Benefit Plan that is an employee welfare benefit plan, there are no understandings, agreements or undertakings, written or oral, that would prevent any such plan (including any such plan covering retirees or other former employees) from being amended or terminated without material liability to the Company on or at any time after the Effective Time.

          (v) Schedule 3.01(l)(v) to the Company Disclosure Schedule lists all outstanding Stock Options (as defined in Section 5.06(a)) as of May 16, 1997, showing for each such option: (1) the number of shares issuable, (2) the number of vested shares, (3) the date of expiration and (4) the exercise price.

          (vi) Except as expressly provided by this Agreement, no employee of the Company will be entitled to any additional compensation or benefits or any acceleration of the time of payment or vesting of any compensation or benefits under any Benefit Plan as a result of the transactions contemplated by this Agreement.

          (vii) The deduction of any amount payable pursuant to the terms of the Benefit Plans will not be subject to disallowances under Section 162(m) of the Code.

          (m) Taxes. The Company has filed all tax returns and reports required to be filed by it and has paid all material taxes required to be paid by it, and the most recent financial statements contained in the Filed SEC Documents reflect an adequate reserve for all taxes payable by the Company for all taxable periods and portions thereof through the date of such financial statements. No deficiencies for any taxes have been proposed, asserted or assessed against the Company, and no requests for waivers of the time to assess any such taxes are pending. None of the Federal income tax returns of the Company have been examined by the United States Internal Revenue Service for the fiscal years through June 30, 1996. The Company has not taken any action nor does it have any knowledge (after consultation with the Company's outside counsel) of any fact or circumstance that is reasonably likely to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code. As used in this Agreement, "taxes" shall include all Federal, state, local and foreign income, property, sales, excise and other taxes, tariffs or governmental charges of any nature whatsoever.

          (n) No Excess Parachute Payments. No amount that could be received (whether in cash or property or the vesting of property) as a result of any of the transactions contemplated by this Agreement by any employee, officer or director of the Company who is a "disqualified individual" (as such term is defined in proposed Treasury Regulation Section 1.28OG-1) under any employment, severance or termination agreement, other compensation arrangement or Benefit Plan currently in effect would be an "excess parachute payment" (as such term is defined in Section 28OG(b)(1) of the Code). No such person is entitled to receive any additional payment from the Company, the Surviving Corporation or any other person (a "Parachute Gross-Up Payment") in the event that the excise tax of Section 4999(a) of the Code is imposed on such person. The Board of Directors of the Company has not granted to any officer, director or employee of the Company any right to receive any Parachute Gross-Up Payment.

          (o) Title to Properties. (i) The Company has good and valid title to, or valid leasehold interests in, all its material properties and assets except for such as are no longer used in the conduct of its businesses or as have been disposed of in the ordinary course of business and except for defects in title, easements, restrictive covenants and similar encumbrances that individually or in the aggregate would not have a material adverse effect on the Company. All such material assets and properties, other than assets and properties in which the Company has a leasehold interest, are free and clear of all Liens and except for Liens that individually or in the aggregate would not have a material adverse effect on the Company.

          (ii) The Company has complied in all material respects with the terms of all material leases to which it is a party and under which it is in occupancy, and all such leases are in full force and effect, except for such noncompliance or failure to be in full force and effect as would not individually or in the aggregate have a material adverse effect on the Company. The Company enjoys peaceful and undisturbed possession under all such material leases, except for failures to do so that would not individually or in the aggregate have a material adverse effect on the Company.

          (p) Intellectual Property. The Company owns, or is validly licensed or otherwise has the right to use, all patents, patent rights, trademarks, trademark rights, trade names, trade name rights, service marks, service mark rights, copyrights and other proprietary intellectual property rights and computer programs (collectively, "Intellectual Property Rights") which are material to the conduct of the business of the Company taken as a whole. No claims are pending or, to the knowledge of the Company after consultation with the Company's outside counsel, threatened that the Company is infringing or otherwise adversely affecting the rights of any person with regard to any Intellectual Property Right. To the knowledge of the Company after consultation with the Company's outside counsel, no person is infringing the rights of the Company with respect to any Intellectual Property Right. The Company has not licensed, or otherwise granted, to any third party, any rights in or to any Intellectual Property Rights.

          (q) Voting Requirements. The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock at the Stockholders Meeting or any adjournment or postponement thereof to approve this Agreement (the "Stockholder Approval") is the only vote of the holders of any class or series of the Company's capital stock necessary to approve this Agreement and the transactions contemplated hereby.

          (r) State Takeover Statutes. The Board of Directors of the Company has approved the Merger, this Agreement, the Option Agreement and the Stockholder Agreement, and such approval is sufficient to render inapplicable to the Merger, this Agreement, the Option Agreement, the Stockholder Agreement and the transactions contemplated by this Agreement, the Option Agreement and the Stockholder Agreement, the provisions of
     Section 203 of the DGCL to the extent, if any, such Section is applicable to the Merger, this Agreement, the Option Agreement, the Stockholder Agreement and the transactions contemplated by this Agreement, the Option Agreement and the Stockholder Agreement. To the Company's knowledge after consultation with the Company's outside counsel, no other state takeover statute or similar statute or regulation applies to or purports to apply to the Merger, this Agreement, the Option Agreement, the Stockholder Agreement or the transactions contemplated by this Agreement, the Option Agreement or the Stockholder Agreement.

          (s) Rights Agreement. The Rights Agreement has been amended to (i) render the Rights Agreement inapplicable to the Merger and the other transactions contemplated by this Agreement, the Option Agreement and the Stockholder Agreement, (ii) ensure that (y) none of Parent, its subsidiaries or its permitted assignees or transferees under the Stockholder Agreement is an Acquiring Person (as defined in the Rights Agreement) pursuant to the Rights Agreement solely by virtue of the execution of this Agreement, the Option Agreement and the Stockholder Agreement or the consummation of the Merger or the other transactions contemplated by the Option Agreement or the Stockholder Agreement and (z) a Distribution Date, a Triggering Event or a Shares Acquisition Date (as such terms are defined in the Rights Agreement) does not occur solely by reason of the execution of this Agreement, the Option Agreement and the Stockholder Agreement, the consummation of the Merger, or the consummation of the other transactions, contemplated by the Option Agreement or the Stockholder Agreement and

     (iii) provide that the Final Expiration Date (as defined in the Rights Agreement) shall occur immediately prior to the Effective Time, and such amendment may not be further amended by the Company without the prior consent of Parent in its sole discretion.

          (t) Brokers; Schedule of Fees and Expenses. No broker, investment banker, financial advisor or other person, other than Robertson Stephens & Company, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement and the Option Agreement based upon arrangements made by or on behalf of the Company. Such fees or expenses payable by the Company to Robertson Stephens & Company in connection with this Agreement and the Option Agreement and the transactions contemplated by this Agreement and the Option Agreement will not exceed such fees and expenses set forth in Schedule 3.01(t) to the Company Disclosure Schedule.

          (u) Opinion of Financial Advisor. The Company has received the opinion of Robertson Stephens & Company, dated the date hereof, to the effect that, as of such date, the consideration to be received in the Merger by the Company's stockholders is fair to the Company's stockholders from a financial point of view, a signed copy of which opinion has been promptly delivered to Parent.

          (v) Accounting Matters. The Company has not taken nor agreed to take any action that, to the Company's knowledge after consultation with the Company's independent public accountants, would prevent the business combination to be effected by the Merger to be accounted for as a pooling of interests.

          (w) Distribution Agreements. Schedule 3.01(w) to the Company Disclosure Schedule is a complete list of all contracts or agreements to which the Company is a party as of the date hereof relating to the distribution, sale, license or marketing by third parties of the Company's products. The Company has made available to Parent and its representatives true and correct copies of all contracts and agreements to which the Company is a party as of the date hereof relating to the distribution, sale, license or marketing by third parties of the Company's products.

     SECTION 3.02. Representations and Warranties of Parent and Sub. Parent and Sub represent and warrant to the Company as follows:

          (a) Organization, Standing and Corporate Power. Each of Parent and Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated and has all requisite corporate power and authority to carry on its business as now being conducted. Each of Parent and Sub is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed individually or in the aggregate would not have a material adverse effect on Parent. Parent has delivered to the Company complete and correct copies of its Certificate of Incorporation and By-Laws and the Certificate of Incorporation and By-Laws of Sub, in each case as amended to the date hereof.

          (b) Authority; Noncontravention. Parent and Sub have all requisite corporate power and authority to enter into this Agreement (and, in the case of Parent, the Option Agreement and the Stockholder Agreement), and to consummate the transactions contemplated by this Agreement (and, in the case of Parent, those contemplated by the Option Agreement and the Stockholder Agreement). The execution and delivery of this Agreement (and, in the case of Parent, the Option Agreement and the Stockholder Agreement) and the consummation of the transactions contemplated by this Agreement (and, in the case of Parent, those contemplated by the Option Agreement and the Stockholder Agreement) have been duly authorized by all necessary corporate action on the part of Parent and Sub. This Agreement (and, in the case of Parent, the Option Agreement and the Stockholder Agreement) has been duly executed and delivered by Parent and Sub, and constitutes a valid and binding obligation of each such party, enforceable against each such party in accordance with its terms except as enforceability may be limited by bankruptcy and other similar laws and general principles of equity. The execution and delivery of this

     Agreement, the Option Agreement and the Stockholder Agreement do not, and the consummation of the transactions contemplated by this Agreement, the Option Agreement and the Stockholder Agreement and compliance with the provisions of this Agreement, the Option Agreement and the Stockholder Agreement will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancelation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of Parent or any of its subsidiaries under, any provision of (i) the Certificate of Incorporation or By-Laws of Parent or Sub or any provision of the comparable charter or organizational documents of any other subsidiary of Parent, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to Parent, Sub or any other subsidiary of Parent or their respective properties or assets or (iii) subject to the governmental filings and other matters referred to in the following sentence, any (A) statute, law, ordinance, rule or regulation or (B) judgment, order or decree applicable to Parent, Sub or any other subsidiary of Parent or their respective properties or assets, other than, in the case of clause (ii) and clause (iii)(A), any such conflicts, violations, defaults, rights or Liens that individually or in the aggregate would not (x) have a material adverse effect on Parent, (y) impair in any material respect the ability of each of Parent and Sub to perform its obligations under this Agreement and the Option Agreement, as the case may be, or (z) prevent or materially delay the consummation of any of the transactions contemplated by this Agreement or the Option Agreement. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Parent, Sub or any other subsidiary of Parent in connection with the execution and delivery of this Agreement (and, in the case of Parent, the Option Agreement and the Stockholder Agreement) by Parent and Sub or the consummation by Parent and Sub of the transactions contemplated by this Agreement (and, in the case of Parent, those contemplated by the Option Agreement and the Stockholder Agreement), except for (1) the filing of a premerger notification and report form under the HSR Act, (2) the filing with the SEC of the Form S-4 and such reports under the Exchange Act as may be required in connection with this Agreement, the Option Agreement or the Stockholder Agreement and the transactions contemplated by this Agreement, the Option Agreement or the Stockholder Agreement, (3) the filing of the Certificate of Merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business and (4) such other consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under the "blue sky" laws of various states, the failure of which to be obtained or made would not, individually or in the aggregate, have a material adverse effect on Parent or prevent or materially delay the consummation of any of the transactions contemplated by this Agreement or the Option Agreement.

          (c) Information Supplied. None of the information supplied or to be supplied by Parent or Sub specifically for inclusion or incorporation by reference in (i) the Form S-4 will (except to the extent revised or superseded by amendments or supplements contemplated hereby), at the time the Form S-4 is filed with the SEC, at any time it is amended or supplemented and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, and (ii) the Proxy Statement will (except to the extent revised or superseded by amendments or supplements contemplated hereby), at the date it is first mailed to the Company's stockholders and at the time of the meeting of the Company's stockholders held to vote on approval and adoption of this Agreement, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Form S-4 will comply as to form in all material respects with the requirements of the Securities Act and the rules and regulations thereunder, except that no representation is made by Parent or Sub with respect to statements made or incorporated by reference therein based on information supplied by the Company specifically for inclusion or incorporation by reference in the Form S-4.

          (d) Absence of Certain Changes or Events. Except as disclosed in the Parent SEC Documents (as defined in Section 3.02(h)) filed with the SEC by Parent and publicly available prior to the date of this

     Agreement ("Filed Parent SEC Documents"), since the date of the most recent audited financial statements included in the Filed Parent SEC Documents and, only in the case of clauses (ii) and (iii) below, through the date of this Agreement, Parent has conducted its business only in the ordinary course consistent with past practice, and there has not been (i) any material adverse change in Parent, (ii) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of the Parent's capital stock (except for regular quarterly cash dividends) or (iii) any split, combination or reclassification of any of its capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock.

          (e) Brokers. No broker, investment banker, financial advisor or other person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Sub.

          (f) Interim Operations of Sub. Sub was formed solely for the purpose of engaging in the transactions contemplated hereby, has engaged in no other business activities and has conducted its operations only as contemplated hereby.

          (g) Accounting Matters. Parent has not taken nor agreed to take any action that, to Parent's knowledge after consultation with Parent's independent public accountants, would prevent the business combination to be effected by the Merger to be accounted for as a pooling of interests.

          (h) Parent SEC Documents. Parent has filed all required reports, schedules, forms, statements and other documents with the SEC since April 1, 1996 (the "Parent SEC Documents"). As of their respective dates, the Parent SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Parent SEC Documents, and none of the Parent SEC Documents at the time they were filed contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent that information contained in any Parent SEC Document has been revised or superseded by a later-filed Parent SEC Document, none of the Parent SEC Documents contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of Parent included in the Parent SEC Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presented the financial position of Parent as of the dates thereof and the results of its operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments and the absence of footnotes).

                                   ARTICLE IV

                   COVENANTS RELATING TO CONDUCT OF BUSINESS

     SECTION 4.01. Conduct of Business. (a) Conduct of Business by the Company. During the period from the date of this Agreement to the Effective Time, the Company shall carry on its businesses in the ordinary course consistent with the manner as heretofore conducted and, to the extent consistent therewith, use commercially reasonable efforts to preserve intact its current business organization, and preserve its relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with it. Without limiting the generality of the foregoing, other than as set forth in
Section 4.01 of the Company Disclosure Schedule or with respect to the amendment of the Rights Agreement (as described in Sec-tion 3.01(s)), during the period from the date of this Agreement to the Effective Time, the Company shall not without Parent's consent:

          (i) (x) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property), in respect of, any of its capital stock, (y) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock (other than the issuance of shares of Company Common Stock upon the exercise of Stock Options outstanding on the date of this Agreement and in accordance with their present terms or as contemplated by Section 5.06) or (z) purchase, redeem or otherwise acquire any shares of capital stock of the Company or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

          (ii) issue, deliver, sell, pledge or otherwise encumber any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities (other than (y) the issuance of shares of Company Common Stock upon the exercise of Stock Options outstanding on the date of this Agreement and in accordance with their present terms or as contemplated by Section 5.06 or (z) the issuance of shares of Company Common Stock pursuant to the Option Agreement);

          (iii) amend its Restated Certificate of Incorporation, By-Laws or other comparable charter or organizational documents;

          (iv) acquire or agree to acquire (x) by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof or (y) any assets which, individually, is in excess of $50,000 or, in the aggregate, are in excess of $150,000, except purchases of inventory in the ordinary course of business and except for capital expenditures (which are covered in clause (vii) below);

          (v) sell, lease, license, mortgage or otherwise encumber or otherwise dispose of any of its properties or assets, except sales of inventory or used equipment in the ordinary course of business consistent with past practice;

          (vi) (y) incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company, guarantee any debt securities of another person, enter into any "keep well" or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, except for short-term borrowings incurred in the ordinary course of business consistent with past practice or (z) make any loans, advances or capital contributions to, or investments in, any other person, other than extensions of credit to customers and advances to employees, in each case in the ordinary course of business consistent with past practice;

          (vii) except for the items listed on Schedule 4.01(a)(vii) to the Company Disclosure Schedule, make or agree to make any new capital expenditure or expenditures which, individually, is in excess of $50,000 or, in the aggregate, are in excess of $150,000 (or $200,000, to the extent that 90 days after the date hereof have elapsed);

          (viii) discharge, settle or satisfy any claims, whether or not pending before a Governmental Entity, that individually or in the aggregate have a material adverse effect on the Company, or waive any material benefits of, or agree to modify in any materially adverse respect any confidentiality, standstill or similar agreements to which the Company is a party;

          (ix) except in the ordinary course of business, modify, amend or terminate any material contract or agreement to which the Company is a party or waive, release or assign any material rights or claims thereunder, in any such case in a manner adverse to the Company;

          (x) enter into any contracts, agreements, binding arrangements or binding understandings relating to the distribution, sale, license or marketing by third parties of the Company's products, other than pursuant to any such agreements currently in place in accordance with their terms as of the date hereof;

          (xi) except as required to comply with applicable law, (A) adopt, enter into, terminate or amend any collective bargaining agreement or Benefit Plan for the benefit or welfare of any current or former employee, officer or director, (B) increase in any manner the compensation or fringe benefits of, or pay any bonus to, any director, officer or employee (except for normal increases of cash compensation or cash bonuses in the ordinary course of business consistent with past practice), (C) pay any benefit not provided for under any Benefit Plan or any other benefit plan or arrangement of the Company, (D) increase in any manner the severance or termination pay of any officer, (E) enter any employment, consulting, severance, termination or indemnification agreement, arrangement or understanding with any current or former employee, officer or director, (F) except as permitted in clause (B), grant any awards under any bonus, incentive, performance or other compensation plan or arrangement or Benefit Plan (including the grant of stock options, stock appreciation rights, stock based or stock related awards, performance units or restricted stock or the removal of existing restrictions in any Benefit Plans or agreements or awards made thereunder) or (G) take any action to fund or in any other way secure the payment of compensation or benefits under any employee plan, agreement, contract or arrangement or Benefit Plan;

          (xii) form any subsidiary to the Company;

          (xiii) except as required by GAAP, make any change in accounting methods, principles or practices;

          (xiv) authorize any of, or commit or agree to take any of, the foregoing actions.

     (b) Certain Tax Matters.  From the date hereof until the Effective Time,
(i) the Company will file all tax returns and reports ("Post-Signing Returns") required to be filed by it (after taking into account any extensions); (ii) the Company will timely pay all taxes due and payable with respect to such Post-Signing Returns that are so filed; (iii) the Company will accrue a reserve in its books and records and financial statements in accordance with past practice for all taxes payable by the Company for which no Post-Signing Return is due prior to the Effective Time; (iv) the Company will promptly notify Parent of any action, suit, proceeding, claim or audit (collectively, "Actions") pending against or with respect to the Company in respect of any tax where there is a reasonable possibility of a determination or decision which would have a material adverse effect on the Company's tax liabilities or tax attributes and will not settle or compromise any such Action without Parent's consent; and (v) the Company will not make any material tax election without Parent's consent.

     SECTION 4.02. No Solicitation. (a) The Company shall not, nor shall it authorize or permit any of its officers, directors or employees or any investment banker, attorney or other advisor or representative retained by it to, directly or indirectly, (i) solicit, initiate or encourage the submission of any Takeover Proposal (as hereinafter defined) or (ii) participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Takeover Proposal; provided, however, that if, at any time prior to receipt of the Stockholder Approval the Board of Directors of the Company determines in good faith, after consultation with outside counsel, that failure to do so would create a substantial risk of liability for breach of its fiduciary duties to the Company's stockholders under applicable law, the Company may, in response to a Takeover Proposal that was unsolicited or that did not otherwise result from a breach of this Section 4.02(a), and subject to compliance with Section 4.02(c), (x) furnish information with respect to the Company to any person pursuant to a customary and reasonable confidentiality agreement and (y) participate in negotiations regarding such Takeover Proposal. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding sentence by any officer, director or employee of the Company or any investment banker, attorney or other advisor or representative of the Company, acting on behalf of the Company, shall be deemed to be a breach of this Section 4.02(a) by the Company. For purposes of this Agreement, "Takeover Proposal" means any proposal or offer from any person relating to any direct or indirect acquisition or purchase of a substantial amount of assets of the Company (other than products of the Company) or more than a 20% interest in the total voting securities of the Company or any tender offer or exchange offer that if consummated would result in any person beneficially owning 20% or more of any class of equity securities of the Company or any merger, consolidation, business combination, sale of substantially all assets, recapitalization, liquidation, dissolution or similar transaction involving the Company, other than the transactions contemplated by this Agreement, the Option Agreement or the Stockholder Agreement.

     (b) Except as expressly permitted by this Section 4.02, neither the Board of Directors of the Company nor any committee thereof shall (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Parent or Sub, the approval or recommendation by such Board of Directors or any such committee of this Agreement or the Merger, (ii) approve or recommend, or propose to approve or recommend, any Takeover Proposal or (iii) cause the Company to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement (an "Acquisition Agreement") with respect to any Takeover Proposal. Notwithstanding the foregoing, prior to receipt of the Stockholder Approval, the Board of Directors of the Company, to the extent it determines in good faith, after consultation with outside counsel, that it is necessary to do so in order to comply with its fiduciary duties to the Company's stockholders under applicable law, may withdraw or modify its approval or recommendation of this Agreement or the Merger or approve or recommend any Superior Proposal (as hereinafter defined), in each case at any time after the third business day following Parent's receipt of written notice (a "Notice of Superior Proposal") advising Parent that the Board of Directors of the Company has received a Superior Proposal, specifying the material terms and conditions of the Superior Proposal and identifying the person making such Superior Proposal (it being understood that any amendment to the price or material terms of a Superior Proposal shall require an additional Notice of Superior Proposal and an additional three business day period thereafter to the extent permitted under applicable law). In addition, during the period (the "Applicable Period") commencing after the earlier of the effectiveness of the Form S-4 and 60 days after the date hereof and ending on the receipt of the Stockholder Approval, the Board of Directors of the Company, to the extent it determines in good faith, after consultation with outside counsel, that it is necessary to do so in order to comply with its fiduciary duties to the Company's stockholders under applicable law, may cause the Company to terminate this Agreement in accordance with Section 7.01(b)(iv) (and concurrently with or after such termination, if it so chooses, cause the Company to enter into an Acquisition Agreement with respect to a Superior Proposal). For purposes of this Agreement, a "Superior Proposal" means any bona fide proposal made by a third party to acquire, directly or indirectly, for consideration consisting of cash and/or securities, more than 50% of the voting power of the Company Common Stock or all or substantially all the assets of the Company and otherwise on terms which the Board of Directors of the Company determines in its good faith judgment (after consultation with a financial advisor of nationally recognized reputation) to be more favorable to the Company's stockholders than the Merger and for which financing, to the extent required, is then committed or which, in the good faith judgment of the Board of Directors of the Company, is capable of being obtained by such third party.

     (c) In addition to the obligations of the Company set forth in paragraphs
(a) and (b) of this Section 4.02, the Company promptly shall advise Parent orally and in writing of any request for nonpublic information which the Company reasonably believes could lead to a Takeover Proposal or of any Takeover Proposal, or any inquiry with respect to or which the Company reasonably believes could lead to any Takeover Proposal, the material terms and conditions of such request, Takeover Proposal or inquiry, and the identity of the person making any such Takeover Proposal or inquiry. The Company will keep Parent informed in all material respects of the status and details (including amendments or proposed amendments) of any such Takeover Proposal or inquiry.

     (d) Nothing contained in this Section 4.02 or elsewhere in this Agreement shall prohibit the Company from (i) taking and disclosing to its stockholders a position contemplated by Rule 14d-9 and 14e-2(a) promulgated under the Exchange Act or (ii) making any disclosure to the Company's stockholders if, in the good faith judgment of the Board of Directors of the Company, after consultation with independent counsel, failure to so disclose would be inconsistent with applicable laws; provided that the Company shall not, except in accordance with the provisions of Section 4.02(b), withdraw or modify, or propose to withdraw or modify, its recommendation of the Merger or approve or recommend, or propose to approve or recommend, a Takeover Proposal.

                                   ARTICLE V

                             ADDITIONAL AGREEMENTS

     SECTION 5.01. Preparation of the Form S-4 and the Proxy Statement; Stockholders Meeting. (a) As soon as practicable following the date of this Agreement, the Company and Parent shall prepare and the Company shall file with the SEC the Proxy Statement and Parent shall prepare and file with the SEC the Form S-4, in which the Proxy Statement will be included as a prospectus. Each of the Company and Parent shall use all reasonable efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing. The Company will use its reasonable efforts to cause the Proxy Statement to be mailed to the Company's stockholders as promptly as practicable after the Form S-4 is declared effective under the Securities Act. Parent shall also take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified) required to be taken under any applicable state securities laws in connection with the issuance of Parent Common Stock in the Merger. Each of Parent and the Company shall furnish all information concerning itself to the other as may be reasonably requested in connection with any such action and the preparation, filing and distribution of the Proxy Statement.

     (b) The Company will, as soon as practicable following the date of this Agreement, establish a record date (which will be as soon as practicable following the date of this Agreement) for, duly call, give notice of, convene and hold a meeting of its stockholders (the "Stockholders Meeting") for the purpose of obtaining the Stockholder Approval. The Company will, through its Board of Directors, recommend to its stockholders approval and adoption of this Agreement, except to the extent that the Board of Directors of the Company shall have withdrawn or modified its approval or recommendation of this Agreement or the Merger as permitted by Section 4.02(b). Without limiting the generality of the foregoing, the Company agrees that its obligations pursuant to the first sentence of this Section 5.01(b) shall not be affected by the commencement, public proposal, public disclosure or communication to the Company of any Takeover Proposal.

     SECTION 5.02. Letters of the Company's Accountants. (a) The Company shall use its reasonable efforts to cause to be delivered to Parent two comfort letters from Deloitte and Touche LLP, the Company's independent public accountants, one dated a date within two business days before the date on which the Form S-4 shall become effective and one dated a date within two business days before the Closing Date, each addressed to Parent, in form and substance reasonably satisfactory to Parent.

     (b) The Company shall use its reasonable efforts to cause to be delivered to Parent a letter from Deloitte and Touche LLP, addressed to Parent and the Company, dated as of the Closing Date, stating that (i) Deloitte and Touche LLP concurs with management's conclusion that, as of such date, no conditions exist with respect to the Company which would preclude accounting for the Merger as a pooling of interests transaction under Opinion 16 of the Accounting Principles Board and applicable SEC rules and regulations and (ii) the basis for such a concurrence is Deloitte and Touche LLP's belief that the criteria for such accounting treatment have been met.

     SECTION 5.03. Letters of Parent's Accountants. (a) Parent shall use reasonable efforts to cause to be delivered to the Company two comfort letters from Coopers & Lybrand L.L.P., Parent's independent public accountants, one dated a date within two business days before the date on which the Form S-4 shall become effective and one dated a date within two business days before the Closing Date, each addressed to the Company, in the form customarily given to underwriters in securities offerings of Parent in the past.

     (b) Parent shall use its reasonable efforts to cause to be delivered to the Company a letter from Coopers & Lybrand L.L.P., addressed to the Company and Parent, dated as of the Closing Date, stating that (i) Coopers & Lybrand L.L.P. concurs with management's conclusion that, as of such a date, no conditions exist which would preclude accounting for the Merger as a pooling of interests transaction under Opinion 16 of the Accounting Principles Board and applicable SEC rules and regulations and (ii) the basis for such a concurrence is Coopers & Lybrand L.L.P.'s belief that the criteria for such accounting treatment have been met.

     SECTION 5.04. Access to Information; Confidentiality. The Company shall afford to Parent, and to Parent's officers, employees, accountants, counsel, financial advisors and other representatives, reasonable access during normal business hours during the period prior to the Effective Time or the termination of this Agreement to all its properties, books, contracts, commitments, personnel and records and, during such period, the Company shall make available to Parent (a) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of Federal or state securities laws and (b) all other information concerning its business, properties and personnel as Parent may reasonably request. Except as required by law, Parent will hold, and will cause its officers, employees, accountants, counsel, financial advisors and other representatives and affiliates to hold, any and all information received from the Company, directly or indirectly, in confidence, in accordance with the Secrecy Agreement dated as of July 15, 1996, between a subsidiary of Parent and the Company (as it may be amended from time to time, the "Confidentiality Agreement") and will agree to be bound thereby as if Parent had been a party thereto.

     SECTION 5.05. Reasonable Efforts; Notification. (a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement and the Option Agreement, including (i) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Entities and the making of all necessary registrations and filings (including filings with Governmental Entities, if any) and the taking of all reasonable steps as may be necessary to avoid an action or proceeding by any Governmental Entity, (ii) the obtaining of all necessary consents, approvals or waivers from third parties, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the Option Agreement or the consummation of the transactions contemplated hereby or thereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed and (iv) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement and the Option Agreement. In connection with and without limiting the foregoing, the Company and its Board of Directors shall, if any state takeover statute or similar statute or regulation is or becomes applicable to the Merger, this Agreement, the Option Agreement, the Stockholder Agreement or any other transactions contemplated by this Agreement, the Option Agreement or the Stockholder Agreement, use all reasonable efforts to ensure that the Merger and the other transactions contemplated by this Agreement and the Option Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and the Option Agreement and otherwise to minimize the effect of such statute or regulation on the Merger, this Agreement, the Option Agreement, the Stockholder Agreement and the other transactions contemplated by this Agreement, the Option Agreement or the Stockholder Agreement. Nothing in this Agreement shall be deemed to require Parent to dispose of any significant asset or collection of assets.

     (b) The Company shall give prompt notice to Parent of (i) any representation or warranty made by it contained in this Agreement or the Option Agreement becoming untrue or inaccurate such that the condition set forth in
Section 6.02(a) would not be satisfied; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement or the Option Agreement.

     (c) Parent shall give prompt notice to the Company of (i) any representation or warranty made by it or Sub contained in this Agreement or the Option Agreement becoming untrue or inaccurate such that the condition set forth in Section 6.03(a) would not be satisfied; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement or the Option Agreement.

     SECTION 5.06. Stock Options. (a) It is acknowledged that, by virtue of this Agreement and the transactions contemplated hereby, terms of the Company's stock option plans (collectively, the "Stock Option

Plans") provide for the acceleration prior to the Effective Time, and the expiration as of the Effective Time, of each unexercised option to purchase shares of Company Common Stock ("Stock Options") granted thereunder. The Parent Common Stock to be issued in the Merger in exchange for shares of Company Common Stock issued upon exercise of the Stock Options shall contain an appropriate legend to permit the Surviving Corporation to recognize any applicable tax deductions to which it may be entitled upon the disposition of such shares.

     (b) All Stock Option Plans shall terminate as of the Effective Time and the provisions in any other Benefit Plan providing for the issuance, transfer or grant of any capital stock of the Company or any interest in respect of any capital stock of the Company shall be deleted as of the Effective Time, and the Company shall ensure that following the Effective Time no holder of a Stock Option or any participant in any Stock Option Plan shall have any right thereunder to acquire any capital stock of the Company, Parent or the Surviving Corporation.

     (c) As soon as practicable following the date of this Agreement but in any event no later than 30 days prior to the Effective Time, the Company shall deliver to the holders of Stock Options appropriate notices describing the transactions contemplated by this Agreement and the effect consummation of those transactions will have on outstanding Stock Options. This notice shall meet the requirements of the notice contemplated by Section 10(c) of the Company's 1996 Director Option Plan and Section 13(c) of the Company's 1993 Option Plan.

     SECTION 5.07. Indemnification and Insurance. (a) From and after the Effective Time, Parent will cause the Surviving Corporation to fulfill and honor in all respects the obligations of the Company pursuant to (i) each indemnification agreement currently in effect between the Company and each person who is or was a director or officer of the Company at or prior to the Effective Time and (ii) any indemnification provision under the Company's Restated Certificate of Incorporation or By-Laws as each is in effect on the date hereof (the persons to be indemnified pursuant to the agreements or provisions referred to in clauses (i) and (ii) of this Section 5.07(a) shall be referred to as, collectively, the "Indemnified Parties"). The Certificate of Incorporation and By-Laws of the Surviving Corporation shall contain the provisions with respect to indemnification and exculpation from liability set forth in the Company's Restated Certificate of Incorporation and By-Laws on the date of this Agreement, which provisions shall not be amended, repealed or otherwise modified for a period of six years after the Effective Time in any manner that would adversely affect the rights thereunder of any Indemnified Party.

     (b) Without limiting the provisions of Section 5.07(a), after the Effective Time Parent will, to the fullest extent permitted under applicable law, indemnify and hold harmless each Indemnified Party against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, to the extent arising out of or pertaining to any action or omission at or prior to the Effective Time in his or her capacity as a director or officer of the Company arising out of or pertaining to the transactions contemplated by this Agreement (collectively, "Losses") for a period of six years after the Effective Time; provided, however, that if, at any time prior to the sixth anniversary of the Effective Time, any Indemnified Party delivers to Parent a written notice asserting a claim for indemnification under this Section 5.07(b), then the claim asserted in such notice shall survive the sixth anniversary of the Effective Time until such time as such claim is fully and finally resolved. Each Indemnified Party shall give Parent prompt written notice of any such claim, action, suit, proceeding or investigation; provided that the failure to give such prompt notice shall not relieve Parent from any liability which it may have under this Section 5.07(b) unless Parent is actually prejudiced as a result. If any such claim, action, suit, proceeding or investigation shall have been brought against an Indemnified Party and if Parent shall have acknowledged in writing to the Indemnified Party that Parent will indemnify the Indemnified Party pursuant to this Section 5.07(b) for all Losses arising out of such claim, action, suit, proceeding or investigation, then Parent shall be entitled to participate therein, and to assume the defense thereof, and to settle and compromise any such claim, action, suit, proceeding or investigation (so long as the Indemnified Party is completely released and has no continuing obligations or prohibitions imposed on him or her). If Parent does not acknowledge its obligation to indemnify for all such Losses or does not elect to assume the defense, settlement or compromise thereof, in each case pursuant to the preceding sentence, then Parent shall nevertheless have the right to participate in the defense of any such claim, action, suit, proceeding or investigation and to consent in writing (not to be unreasonably withheld or delayed) to any settlement or compromise thereof, but such defense and any settlement or compromise thereof shall at all times be under the direction of the Indemnified Person. In the event of any such claim, action, suit, proceeding or investigation (i) any counsel retained by the Indemnified Parties must be reasonably satisfactory to Parent, and (ii) after the Effective Time, Parent will, subject to the second succeeding proviso, pay the reasonable fees and expenses of one such counsel for all Indemnified Parties (it being agreed that more than one such counsel may be retained and, subject to the second succeeding proviso, paid for by Parent if counsel for one of the Indemnified Parties reasonably concludes that conflicts of interest may exist), promptly after statements therefor are received; provided,that in the event that any Indemnified Party is not entitled to indemnification hereunder, any amounts advanced on his or her behalf shall be remitted to Parent; provided, however, that, notwithstanding the foregoing, Parent shall not be required to pay for separate counsel for the Indemnified Parties if Parent shall have acknowledged in writing to the Indemnified Party that Parent will indemnify the Indemnified Party pursuant to this Section 5.07(b) for all Losses arising out of such claim, action, suit, proceeding or investigation unless an Indemnified Party reasonably concludes that conflicts of interest with Parent may exist, in which case clause
(ii) shall apply without regard to this proviso.

     (c) This Section 5.07 shall survive the consummation of the Merger at the Effective Time, is intended to benefit the Company, Parent, the Surviving Corporation and the Indemnified Parties, and shall be binding on all successors and assigns of Parent and the Surviving Corporation.

     SECTION 5.08. Fees and Expenses. (a) All fees and expenses incurred in connection with the Merger, this Agreement and the Option Agreement and the transactions contemplated by this Agreement and the Option Agreement shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated, except that expenses incurred in connection with printing and mailing the Proxy Statement and the Form S-4 shall be shared equally by Parent and the Company.

     (b) In the event that this Agreement is terminated by any party hereto pursuant to Section 7.01(b)(iv), the Company shall promptly, but in no event later than two days after the date of such termination, pay Parent a fee equal to $10 million in immediately available funds (the "Termination Fee"). If, at the time of any termination of this Agreement by any party hereto pursuant to
Section 7.01(b)(i) (to the extent the Company has theretofore failed to hold the Stockholders Meeting in breach of its obligations under Section 5.01(b)), 7.01(b)(iii) or 7.01(c), a Takeover Proposal shall have been publicly announced and not publicly withdrawn and prior to the date 12 months following the date of the termination of this Agreement the Company shall either (x) consummate a Company Acquisition (as hereinafter defined) or (y) enter into a written Acquisition Agreement providing for a Company Acquisition, then the Company shall pay the Termination Fee in the case of clause (x) concurrently with the consummation of such Company Acquisition or in the case of clause (y) concurrently with the consummation of the transaction subject to such Acquisition Agreement (whether or not such transaction is consummated prior to the date 12 months following the date of the termination of this Agreement, but only in the event that such transaction subject to such Acquisition Agreement is in fact consummated); provided, however, that no Termination Fee shall be payable pursuant to this sentence if at the time the Agreement is terminated pursuant to Section 7.01(b)(i) or 7.01(b)(iii) the condition set forth in
Section 6.03(d) shall not have been satisfied. The Company acknowledges that the agreements contained in this Section 5.08(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent would not enter into this Agreement; accordingly, if the Company fails promptly to pay the amounts due pursuant to this Section 5.08(b), and, in order to obtain such payment, Parent commences a suit which results in a judgment against the Company for the amounts set forth in this Section 5.08(b), the Company shall pay to Parent its reasonable costs and expenses (including attorneys' fees and expenses) in connection with such suit, together with interest on the amounts set forth in this Section 5.08(b) at the prime rate of Chase Manhattan Bank, N.A. in effect on the date such payment was required to be made. "Company Acquisition" shall mean any transaction or series of related transactions involving (i) a merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company pursuant to which the stockholders of the Company immediately preceding such transaction or series of related transactions hold less than 60% of the equity interests in the surviving or resulting entity of such transaction or transactions (other than the transactions contemplated by this Agreement);
(ii) a sale by the Company of assets (excluding inventory and used equipment sold in the ordinary course of business) representing in excess of 40% of the fair market value of the Company's business immediately prior to such sale; or
(iii) the acquisition by any person or group (including without limitation by way of a tender offer or an exchange offer or issuance by the Company), directly or indirectly, of beneficial ownership or a right to acquire beneficial ownership of 40% or more of the then outstanding shares of capital stock of the Company.

     SECTION 5.09. Public Announcements. Parent and Sub, on the one hand, and the Company, on the other hand, will, to the extent reasonably practicable, consult with each other before issuing, and give each other the opportunity to review and comment upon, any press release or other public statements with respect to the transactions contemplated by this Agreement, including the Merger, and the Option Agreement, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable law, court process or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system. The parties agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement and the Option Agreement shall be in the form heretofore agreed to by the parties.

     SECTION 5.10. Affiliates. (a) Prior to the Closing Date, the Company shall deliver to Parent a letter identifying all persons who are, in the Company's reasonable judgment, at the time this Agreement is submitted for approval to the stockholders of the Company, "affiliates" of the Company for purposes of Rule 145 under the Securities Act or for purposes of qualifying the Merger for pooling of interests accounting treatment under Opinion 16 of the Accounting Principles Board and applicable SEC rules and regulations. The Company shall use its reasonable efforts to cause each such person to deliver to Parent on or prior to the Closing Date a written agreement substantially in the form attached as Exhibit A hereto.

     (b) Parent shall use reasonable efforts to cause all persons who are, in Parent's reasonable judgment, "affiliates" of Parent for purposes of qualifying the Merger for pooling of interests accounting treatment under Opinion 16 of the Accounting Principles Board and applicable SEC rules and regulations to comply with the fourth paragraph of Exhibit A hereto.

     SECTION 5.11. Stock Exchange Listing. To the extent Parent does not issue treasury shares in the Merger which are already listed, Parent shall use its reasonable efforts to cause the shares of Parent Common Stock to be issued in the Merger and under the Stock Option Plans to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Closing Date. The Company shall use reasonable efforts to cause the shares of Company Common Stock to be issued pursuant to the Option Agreement to be approved for trading on the NMS, subject to official notice of issuance, prior to their issuance pursuant to the Option Agreement.

     SECTION 5.12. Pooling of Interests. Each of the Company and Parent will use reasonable efforts to cause the transactions contemplated by this Agreement, including the Merger, to be accounted for as a pooling of interests under Opinion 16 of the Accounting Principles Board and applicable SEC rules and regulations, and such accounting treatment to be accepted by each of the Company's and Parent's independent public accountants, and by the SEC, respectively, and each of the Company and Parent agrees that it will voluntarily take no action that would cause (to its knowledge after consultation with its independent public accountants) such accounting treatment not to be obtained.

     SECTION 5.13. Stockholder Agreement Legend. The Company will inscribe upon any Certificate representing Subject Shares tendered by a Stockholder (as defined in the Stockholder Agreement) for such purpose the following legend:
"THE SHARES OF COMMON STOCK, PAR VALUE $.001 PER SHARE, OF BIOPSYS MEDICAL, INC. REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A STOCKHOLDER AGREEMENT DATED AS OF MAY 21, 1997, AND ARE SUBJECT TO THE TERMS THEREOF. COPIES OF SUCH AGREEMENT MAY BE OBTAINED AT THE PRINCIPAL EXECUTIVE OFFICES OF BIOPSYS MEDICAL, INC.".

     SECTION 5.14. Tax Treatment. Each of Parent and the Company shall not take any action and shall not fail to take any action which action or failure to act would prevent, or would be reasonably likely to prevent, the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code, and each shall use reasonable efforts to obtain the opinions of counsel referred to in Section 6.03(c).

                                   ARTICLE VI

                              CONDITIONS PRECEDENT

     SECTION 6.01.  Conditions to Each Party's Obligation to Effect the
Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

          (a) Stockholder Approval. This Agreement shall have been approved and adopted by the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock.

          (b) NYSE Listing. The shares of Parent Company Stock issuable to the Company's stockholders pursuant to this Agreement shall have been approved for listing on the NYSE, subject to official notice of issuance.

          (c) HSR Act. The waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired.

          (d) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition (collectively, "Restraints") preventing the consummation of the Merger shall be in effect.

          (e) Form S-4. The Form S-4 shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order.

     SECTION 6.02. Conditions to Obligations of Parent and Sub. The obligations of Parent and Sub to effect the Merger are further subject to the following conditions:

          (a) Representations and Warranties. The representations and warranties of the Company contained in this Agreement shall be true and correct (other than the representations in Sections 3.01(c) and 3.01(d), which shall be true and correct in all material respects) on and as of the Closing Date except for changes contemplated by this Agreement and except for those representations and warranties which address matters only as of a particular date, which shall remain true and correct (other than the representations in Sections 3.01(c) and 3.01(d), which shall be true and correct in all material respects) as of such particular date, with the same force and effect as if made on and as of the Closing Date, except in such cases (other than the representations in Sections 3.01(c) and 3.01(d)) where the failure to be so true and correct would not have a material adverse effect on the Company.

          (b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.

          (c) Letters from Company Affiliates. Parent shall have received from each person named in the letter referred to in Section 5.10(a) an executed copy of an agreement substantially in the form of Exhibit A hereto.

          (d) No Governmental Litigation. There shall not be pending any suit by, action by or proceeding by any Governmental Entity, (i) seeking to place limitations on the ownership of shares of Company Common Stock (or shares of common stock of the Surviving Corporation) by Parent or Sub or seeking to obtain from the Company, Parent or Sub any damages that are material in relation to the Company, (ii) seeking to prohibit or materially limit the ownership or operation by the Company, Parent or any of Parent's subsidiaries of any material portion of any business or of any assets of the Company, Parent or any of Parent's subsidiaries, or to compel the Company, Parent or any of Parent's subsidiaries to dispose of or hold separate any material portion of any business or of any assets of the Company, Parent or any of

     Parent's subsidiaries, as a result of the Merger or (iii) seeking to prohibit Parent or any of its subsidiaries from effectively controlling in any material respect the business or operations of the Company.

          (e) No Material Adverse Change. At any time on or after the date of this Agreement there shall not have occurred any material adverse change in the Company (or, if one shall have occurred, it shall have been cured).

          (f) Pooling Letters. Parent and the Company shall have received letters, respectively, from Coopers & Lybrand L.L.P. and Deloitte and Touche LLP, dated as of the Closing Date, addressed to Parent and the Company, stating in substance the matters to be stated by Coopers & Lybrand L.L.P. and Deloitte and Touche LLP pursuant to Sections 5.03(b) and 5.02(b), respectively.

     SECTION 6.03. Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is further subject to the following conditions:

          (a) Representations and Warranties. The representations and warranties of Parent and Sub contained in this Agreement shall be true and correct (other than the representations in Section 3.02(b), which shall be true and correct in all material respects) on and as of the Closing Date except for changes contemplated by this Agreement and except for those representations and warranties which address matters only as of a particular date, which shall remain true and correct (other than the representations in Section 3.02(b), which shall be true and correct in all material respects) as of such particular date, with the same force and effect as if made on and as of the Closing Date, except in such cases (other than the representations in Section 3.02(b)) where the failure to be so true and correct would not have a material adverse effect on Parent.

          (b) Performance of Obligations of Parent and Sub. Parent and Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date.

          (c) Tax Opinions. The opinions of Wilson Sonsini Goodrich & Rosati, counsel to the Company, and Cravath, Swaine & Moore, counsel to Parent, shall be delivered to the Company and Parent, respectively, in form and substance reasonably satisfactory to the Company and Parent. In rendering each such opinion, counsel shall be entitled to rely upon (and Parent, Sub and the Company shall make) customary representations reasonably requested by counsel. The opinions shall be dated on the date that is two business days prior to the Proxy Statement is first mailed to stockholders of the Company and shall not have been withdrawn or modified in any material respect.

          (d) No Material Adverse Change. At any time on or after the date of this Agreement, there shall not have occurred any material adverse change in Parent (or, if one shall have occurred, it shall have been cured).

     SECTION 6.04. Frustration of Closing Conditions. None of the Company, Parent or Sub may rely on the failure of any condition set forth in Section 6.01, 6.02 or 6.03, as the case may be, to be satisfied if such failure was caused by such party's failure to use reasonable efforts to consummate the Merger and the other transactions contemplated by this Agreement, as required by and subject to Section 5.05.

                                  ARTICLE VII

                       TERMINATION, AMENDMENT AND WAIVER

     SECTION 7.01. Termination. This Agreement may be terminated, and the Merger contemplated hereby may be abandoned, at any time prior to the Effective Time, whether before or after approval of matters presented in connection with the Merger by the stockholders of the Company:

          (a) by mutual written consent of Parent, Sub and the Company;

          (b) by either Parent or the Company:

             (i) if the Merger shall not have been consummated by December 31, 1997 for any reason; provided, however, that the right to terminate this Agreement under this Section 7.01(b)(i) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes a wilful and material breach of this Agreement;

             (ii) if any Restraint having any of the effects set forth in
        Section 6.01(d) shall be in effect and shall have become final and nonappealable;

             (iii) if the Stockholder Approval shall not have been obtained at the Stockholders Meeting duly convened therefor or at any adjournment or postponement thereof; or

             (iv) if, during the Applicable Period, the Board of Directors of the Company has made the determination referred to in the penultimate sentence of Section 4.02(b); provided, however, that the Company may not terminate this Agreement pursuant to this Section 7.01(b)(iv) unless and until three business days have elapsed following delivery to Parent of a Notice of Superior Proposal with respect to a Superior Proposal by the Board of Directors of the Company, and no later than two days thereafter the Company pays to Parent the amounts specified under Section 5.08(b) pursuant to the terms of such Section 5.08(b).

          (c) by Parent if (i) the Board of Directors of the Company or any committee thereof shall have withdrawn or modified in a manner adverse to Parent its approval or recommendation of the Merger or this Agreement or failed to reconfirm its recommendation within 15 business days after a written request to do so, or approved or recommended any Takeover Proposal or (ii) the Board of Directors of the Company shall have resolved to take any of the foregoing actions;

          (d) by the Company, upon a breach of any representation, warranty, covenant or agreement on the part of Parent set forth in this Agreement, or if any such representation or warranty or Parent shall have become inaccurate, in either case such that the conditions set forth in Section 6.03(a) or Section 6.03(b), as the case may be, would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become inaccurate; provided, that if such inaccuracy in Parent's representations and warranties or breach by Parent is curable by Parent through the exercise of its reasonable efforts, then (i) the Company may not terminate this Agreement under this Section 7.01(d) with respect to a particular breach or inaccuracy prior to or during the 45-day period commencing upon delivery by the Company of written notice to Parent describing such breach or inaccuracy, provided Parent continues to exercise reasonable efforts to cure such breach or inaccuracy and (ii) the Company may not, in any event, terminate this Agreement under this Section 7.01(d) if such inaccuracy or breach shall have been cured in all material respects during such 45-day period; and, provided further that the Company may not terminate this Agreement pursuant to this Section 7.01(d) if it shall have wilfully and materially breached this Agreement; or

          (e) by Parent, upon a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or if any such representation or warranty of the Company shall have become inaccurate, in either case such that the conditions set forth in Section 6.02(a) or Section 6.02(b), as the case may be, would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become inaccurate; provided, that if such inaccuracy in the Company's representations and warranties or breach by the Company is curable by the Company through the exercise of its reasonable efforts, then
     (i) Parent may not terminate this Agreement under this Section 7.01(e) with respect to a particular breach or inaccuracy prior to or during the 45-day period commencing upon delivery by Parent of written notice to the Company describing such breach or inaccuracy, provided the Company continues to exercise reasonable efforts to cure such breach or inaccuracy and (ii) Parent may not, in any event, terminate this Agreement under this Section 7.01(e) if such inaccuracy or breach shall have been cured in all material respects during such 45-day period; and, provided further that Parent may not terminate this Agreement pursuant to this Section 7.01(e) if it shall have wilfully and materially breached this Agreement.

     SECTION 7.02. Effect of Termination. In the event of termination of this Agreement by either the Company or Parent as provided in Section 7.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent, Sub or the Company, other than the provisions of the last sentence of Section 5.04, Section 5.08, this Section 7.02 and
Article VIII and except to the extent that such termination results from the wilful and material breach by a party of any of its representations, warranties, covenants or agreements set forth in this Agreement.

     SECTION 7.03. Amendment. This Agreement may be amended by the parties hereto at any time before or after any required approval of matters presented in connection with the Merger by the stockholders of the Company; provided, however, that after any such approval, there shall be made no amendment that by law requires further approval by such stockholders without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

     SECTION 7.04. Extension; Waiver. At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto or (c) subject to the proviso of Section 7.03, waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

                                  ARTICLE VIII

                               GENERAL PROVISIONS

     SECTION 8.01. Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 8.01 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

     SECTION 8.02. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed given if delivered personally or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

     if to Parent or Sub, to:

        Johnson & Johnson
        One Johnson & Johnson Plaza
        New Brunswick, NJ 08933

        Attention: Michael H. Ullmann

        with a copy to:

        Cravath, Swaine & Moore
        Worldwide Plaza
        825 Eighth Avenue
        New York, NY 10019

        Attention: Robert I. Townsend, III, Esq.

     if to the Company, to:

        Biopsys Medical, Inc.
        3 Morgan
        Irvine, CA 92618

        Attention: Steven L. Gex
        with a copy to:

        Wilson Sonsini Goodrich & Rosati
        650 Page Mill Road
        Palo Alto, CA 94304

        Attention: Casey McGlynn, Esq.
                Christopher D. Mitchell, Esq.
                Marty Korman, Esq.

     SECTION 8.03.  Definitions.  For purposes of this Agreement:

          (a) an "affiliate" of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person;

          (b) as it relates to the Company, "knowledge" means, with respect to any matter in question, that any of the Chief Executive Officer, Chief Financial Officer or Vice President of Medical Affairs of the Company has actual knowledge of such matter, and as it relates to Parent, the term "knowledge" means, with respect to any matter in question, that any of the Chief Executive Officer, Chief Financial Officer or General Counsel of Parent has actual knowledge of such matter;

          (c) "material adverse change" or "material adverse effect" means, when used in connection with the Company or Parent, any change or effect that is, or is almost certainly to be within three months, materially adverse to the business, properties, assets or financial condition of either the Company or Parent and its subsidiaries, taken as a whole, as the case may be; provided, however, that (i) any adverse change or effect that is proximately caused by conditions affecting the economy or securities markets generally shall not be taken into account in determining whether there has been or would be a "material adverse change" or a "material adverse effect" on or with respect to such entity, (ii) any adverse change or effect that is proximately caused by conditions affecting any industry in which the entity competes shall not be taken into account in determining whether there has been or would be a "material adverse change" or a "material adverse effect" on or with respect to the entity and (iii) any adverse change or effect resulting from those items set forth on Schedule
     8.03 of the Company Disclosure Schedule shall not be taken into account in determining whether there has been or would be a "material adverse change" or a "material adverse effect" on or with respect to the Company;

          (d) "person" means an individual, corporation, partnership, joint venture, association, trust, unincorporated organization or other entity;

          (e) a "subsidiary" of any person means another person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first person.

     SECTION 8.04. Interpretation. When a reference is made in this Agreement to a Section, Exhibit or Schedule, such reference shall be to a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation".

     SECTION 8.05. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

     SECTION 8.06. Entire Agreement; No Third-Party Beneficiaries. This Agreement, the Option Agreement, the Stockholder Agreement and the Confidentiality Agreement (a) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement, the Option Agreement, the Stockholder Agreement and the Confidentiality Agreement and (b) except for the provisions of Article II,
Section 5.06 and Section 5.07, are not intended to confer upon any person other than the parties any rights or remedies.

     SECTION 8.07. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

     SECTION 8.08. Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties, except that Sub may assign, in its sole discretion, any of or all its rights, interests and obligations under this Agreement to Parent or to any direct or indirect wholly owned subsidiary of Parent, but no such assignment shall relieve Sub of any of its obligations hereunder. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

     SECTION 8.09. Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States located in the State of Delaware or in any Delaware state court, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any court of the United States located in the State of Delaware or of any Delaware state court in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other than a court of the United States located in the State of Delaware or a Delaware state court.

     SECTION 8.10. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

     IN WITNESS WHEREOF, Parent, Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

                                          JOHNSON & JOHNSON,

                                          by /s/ WILLIAM C. WELDON
                                            ------------------------------------
                                            Name:     William C. Weldon
                                            Title:      Company Group Chairman

                                          PALISADES MERGER CORP.,

                                          by /s/ MICHAEL ULLMANN
                                            ------------------------------------
                                            Name:     Michael Ullmann
                                            Title:      Vice President

                                          BIOPSYS MEDICAL, INC.,

                                          by /s/ STEVEN L. GEX
                                            ------------------------------------
                                            Name:     Steven L. Gex
                                            Title:      President and CEO

                                                                       EXHIBIT A
                                                         TO THE MERGER AGREEMENT

                            FORM OF AFFILIATE LETTER

Dear Sirs:

     The undersigned, a holder of shares of common stock, par value $.001 per share ("Company Common Stock"), of Biopsys Medical, Inc., a Delaware corporation (the "Company"), acknowledges that the undersigned may be deemed an "affiliate" of the Company within the meaning of Rule 145 ("Rule 145") promulgated under the Securities Act of 1933, as amended (the "Securities Act"), by the Securities and Exchange Commission (the "SEC") and may be deemed an "affiliate" of the Company for purposes of qualifying the Merger (as defined below) for pooling of interests accounting treatment under Opinion 16 of the Accounting Principles Board and applicable SEC rules and regulations, although nothing contained herein should be construed as an admission of either such fact. Pursuant to the terms of the Agreement and Plan of Merger dated as of May 21, 1997, among Johnson & Johnson, a New Jersey corporation ("Parent"), Palisades Merger Corp., a Delaware corporation and a wholly owned subsidiary of Parent ("Sub"), and the Company, Sub will be merged with and into the Company (the "Merger"), and in connection with the Merger, the undersigned is entitled to receive common stock, par value $1.00 per share ("Parent Common Stock"), of Parent.

     If in fact the undersigned were an affiliate under the Securities Act, the undersigned's ability to sell, assign or transfer the Parent Common Stock received by the undersigned in exchange for any shares of Company Common Stock in connection with the Merger may be restricted unless such transaction is registered under the Securities Act or an exemption from such registration is available. The undersigned understands that such exemptions are limited and the undersigned has obtained or will obtain advice of counsel as to the nature and conditions of such exemptions, including information with respect to the applicability to the sale of such securities of Rules 144 and 145(d) promulgated under the Securities Act. The undersigned understands that Parent will not be required to maintain the effectiveness of any registration statement under the Securities Act for the purposes of resale of Parent Common Stock by the undersigned.

     The undersigned hereby represents to and covenants with Parent that the undersigned will not sell, assign or transfer any of the Parent Common Stock received by the undersigned in exchange for shares of Company Common Stock in connection with the Merger except (i) pursuant to an effective registration statement under the Securities Act, (ii) in conformity with the volume and other limitations of Rule 145 or (iii) in a transaction which, in the opinion of the general counsel of Parent or other counsel reasonably satisfactory to Parent (it being expressly agreed that Wilson Sonsini Goodrich & Rosati shall be considered reasonably satisfactory for all purposes under this Agreement) or as described in a "no-action" or interpretive letter from the Staff of the SEC specifically issued with respect to a transaction to be engaged in by the undersigned, is not required to be registered under the Securities Act.

     The undersigned hereby further represents to and covenants with Parent that the undersigned has not, within the 30 days prior to the Closing Date, sold, transferred or otherwise disposed of any shares of Company Common Stock held by the undersigned and that the undersigned will not sell, transfer or otherwise dispose of any Parent Common Stock received by the undersigned in connection with the Merger until after such time as results covering at least 30 days of post-Merger combined operations of the Company and Parent have been published by Parent, in the form of a quarterly earnings report, an effective registration statement filed with the SEC, a report to the SEC on Form 10-K, 10-Q or 8-K, or any other public filing or announcement which includes such combined results of operations, except as would not otherwise reasonably be expected to adversely affect the qualification of the Merger as a pooling-of-interests.

     In the event of a sale or other disposition by the undersigned of Parent Common Stock pursuant to Rule 145, the undersigned will supply Parent with evidence of compliance with such Rule, in the form of a letter in the form of Annex I hereto (or other reasonably satisfactory documentation evidencing compliance with Rule 145) and the opinion of counsel or no-action letter referred to above. The undersigned understands that Parent may instruct its transfer agent to withhold the transfer of any Parent Common Stock disposed of by the undersigned, but that (provided such transfer is not prohibited by any other provision of this letter agreement) upon receipt of such evidence of compliance, Parent shall cause the transfer agent to effectuate the transfer of the Parent Common Stock sold as indicated in such letter.

     Parent covenants that it will take all such actions as may be reasonably available to it to permit the sale or other disposition of Parent Common Stock by the undersigned under Rule 145 in accordance with the terms thereof.

     The undersigned acknowledges and agrees that the legends set forth below will be placed on certificates representing Parent Common Stock received by the undersigned in connection with the Merger or held by a transferee thereof, which legends will be removed by delivery of substitute certificates upon receipt of an opinion in form and substance reasonably satisfactory to Parent from counsel reasonably satisfactory to Parent to the effect that such legends are no longer required for purposes of the Securities Act.

     There will be placed on the certificates for Parent Common Stock issued to the undersigned, or any substitutions therefor, a legend stating in substance:

          "The shares represented by this certificate were issued pursuant to a business combination which is being accounted for as a pooling of interests, in a transaction to which Rule 145 promulgated under the Securities Act of 1933 applies. The shares have not been acquired by the holder with a view to, or for resale in connection with, any distribution thereof within the meaning of the Securities Act of 1933. The shares may not be sold, pledged or otherwise transferred (i) until such time as Johnson & Johnson shall have published financial results covering at least 30 days of combined operations after the Effective Time and (ii) except in accordance with an exemption from the registration requirements of the Securities Act of 1933."

     The undersigned acknowledges that (i) the undersigned has carefully read this letter and understands the requirements hereof and the limitations imposed upon the distribution, sale, transfer or other disposition of Parent Common Stock and (ii) the receipt by Parent of this letter is an inducement to Parent's obligations to consummate the Merger.

                                          Very truly yours,

Dated:

                                                                         ANNEX I
                                                                    TO EXHIBIT A

[Name]                                                                    [Date]

     On                  , the undersigned sold the securities of Johnson &
Johnson ("Parent") described below in the space provided for that purpose (the "Securities"). The Securities were received by the undersigned in connection with the merger of Palisades Merger Corp., a Delaware corporation, with and into Biopsys Medical, Inc.

     Based upon the most recent report or statement filed by Parent with the Securities and Exchange Commission, the Securities sold by the undersigned were within the prescribed limitations set forth in paragraph (e) of Rule 144 promulgated under the Securities Act of 1933, as amended (the "Securities Act").

     The undersigned hereby represents that the Securities were sold in "brokers' transactions" within the meaning of Section 4(4) of the Securities Act or in transactions directly with a "market maker" as that term is defined in
Section 3(a)(38) of the Securities Exchange Act of 1934, as amended. The undersigned further represents that the undersigned has not solicited or arranged for the solicitation of orders to buy the Securities, and that the undersigned has not made any payment in connection with the offer or sale of the Securities to any person other than to the broker who executed the order in respect of such sale.

                                          Very truly yours,

           [SPACE TO BE PROVIDED FOR DESCRIPTION OF THE SECURITIES.]

                                    ANNEX II

              STOCKHOLDER AGREEMENT dated as of May 21, 1997, among JOHNSON & JOHNSON, a New Jersey corporation ("Parent"), and the individuals and other parties listed on Schedule A attached hereto (each, a "Stockholder" and, collectively, the "Stockholders").

     WHEREAS Parent, Palisades Merger Corp., a Delaware corporation and a wholly owned subsidiary of Parent ("Sub"), and Biopsys Medical, Inc., a Delaware corporation (the "Company"), propose to enter into an Agreement and Plan of Merger dated as of the date hereof (as the same may be amended or supplemented, the "Merger Agreement"; capitalized terms used but not defined herein shall have the meanings set forth in the Merger Agreement) providing for the merger of Sub with and into the Company (the "Merger"), upon the terms and subject to the conditions set forth in the Merger Agreement; and

     WHEREAS each Stockholder owns the number of shares of common stock, par value $.001 per share, of the Company, including the associated rights (the "Rights") to purchase the Company's Series A Participating Preferred Stock, par value $.001 per share (such common stock, together with the Rights, the "Common Stock"), set forth opposite his or its name on Schedule A attached hereto (such shares of Common Stock, together with any other shares of capital stock of the Company acquired by such Stockholder after the date hereof and during the term of this Agreement (including through the exercise of any stock options, warrants or similar instruments), being collectively referred to herein as the "Subject Shares"); and

     WHEREAS, as a condition to its willingness to enter into the Merger Agreement, Parent has requested that each Stockholder enter into this Agreement;

     NOW, THEREFORE, to induce Parent to enter into, and in consideration of its entering into, the Merger Agreement, and in consideration of the promises and the representations, warranties and agreements contained herein, the parties agree as follows:

     1. Representations and Warranties of each Stockholder. Each Stockholder hereby, severally and not jointly, represents and warrants to Parent as of the date hereof in respect of himself or itself as follows:

          (a) Authority. The Stockholder has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly authorized, executed and delivered by the Stockholder and constitutes a valid and binding obligation of the Stockholder enforceable against the Stockholder in accordance with its terms. Except for the expiration or termination of the waiting periods under the HSR Act and informational filings with the SEC, the execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby and compliance with the terms hereof will not, (i) conflict with, or result in any violation of, or default (with or without notice or lapse of time or both) under any provision of the articles of incorporation or by-laws (if any) of the Stockholder, any trust agreement, loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise, license, judgment, order, notice, decree, statute, law, ordinance, rule or regulation applicable to the Stockholder or to the Stockholder's property or assets,
     (ii) require any filing with, or permit, authorization, consent or approval of, any Federal, state or local government or any court, tribunal, administrative agency or commission or other governmental or regulatory authority or agency, domestic, foreign or supranational or (iii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Stockholder or any of the Stockholder's properties or assets, including the Subject Shares. If the Stockholder is a natural person and is married, and the Stockholder's Subject Shares constitute community property or otherwise need spousal or other approval for this Agreement to be legal, valid and binding, this Agreement has been duly authorized, executed and delivered by, and constitutes a valid and binding agreement of, the Stockholder's spouse, enforceable against such spouse in accordance with its terms. No trust of which such Stockholder is a trustee requires the consent of any beneficiary to the execution and delivery of this Agreement or to the consummation of the transactions contemplated hereby.

          (b) The Subject Shares. The Stockholder is the record and beneficial owner of, or is trustee of a trust that is the record holder of, and whose beneficiaries are the beneficial owners of, or is the beneficial owner of, and is the owner of a sole proprietorship that is the record holder of, and has good and valid title to, the Subject Shares set forth opposite his or its name on Schedule A attached hereto, free and clear of any Liens whatsoever. The Stockholder does not own, of record or beneficially, any shares of capital stock of the Company other than the Subject Shares set forth opposite his or its name on Schedule A attached hereto. The Stockholder has the sole right to vote such Subject Shares, and none of such Subject Shares is subject to any voting trust or other agreement, arrangement or restriction with respect to the voting of such Subject Shares, except as contemplated by this Agreement.

     2. Representations and Warranties of Parent. Parent hereby represents and warrants to each Stockholder that Parent has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly authorized, executed and delivered by Parent and constitutes a valid and binding obligation of Parent enforceable against Parent in accordance with its terms. Except for the expiration or termination of the waiting periods under the HSR Act and informational filings with the SEC, the execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby and compliance with the terms hereof will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time or both) under any provision of, the articles of incorporation or by-laws of Parent, any trust agreement, loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise, license, judgment, order, notice, decree, statute, law, ordinance, rule or regulation applicable to Parent or to Parent's property or assets.

     3. Covenants of each Stockholder. Until the termination of this Agreement in accordance with Section 8, each Stockholder, severally and not jointly, agrees as follows:

          (a) At any meeting of stockholders of the Company called to vote upon the Merger and the Merger Agreement or at any adjournment thereof or in any other circumstances upon which a vote, consent or other approval with respect to the Merger and the Merger Agreement is sought, the Stockholder shall vote (or cause to be voted) the Subject Shares (and each class thereof) in favor of the Merger, the adoption by the Company of the Merger Agreement and the approval of the terms thereof and each of the other transactions contemplated by the Merger Agreement.

          (b) The Stockholder shall not, except as contemplated by this Agreement, directly or indirectly, grant any proxies or powers of attorney with respect to the Subject Shares, deposit the Subject Shares into a voting trust or enter into a voting agreement with respect to the Subject Shares.

          (c) Subject to the terms of Section 12, during the term of this Agreement, the Stockholder shall not, nor shall it permit any director, officer, partner, employee or agent or any investment banker, attorney or other adviser or representative of the Stockholder to, directly or indirectly, (i) solicit, initiate or encourage the submission of, any merger agreement or merger (other than the Merger Agreement and the Merger), consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by the Company or any other Takeover Proposal as such term is defined in
     Section 4.02(a) of the Merger Agreement (a "Competing Proposal") or (ii) participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Competing Proposal. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding sentence by an investment banker or attorney retained by, or other adviser or representative of, such Stockholder, whether or not such person is purporting to act on behalf of such Stockholder, shall be deemed to be a violation of this Section 3(c) by such Stockholder.

          (d) Subject to the terms of Section 12, until after the Merger is consummated or the Merger Agreement is terminated, the Stockholder shall use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by the Merger Agreement; provided, However, that nothing in this paragraph 3(d) shall limit or affect any actions taken by a Stockholder in good faith in his or her capacity as an officer or director of the Company.

          (e) If, at the time the Merger Agreement is submitted for approval to the stockholders of the Company, a Stockholder is an "affiliate" of the Company for purposes of Rule 145 under the Securities Act or for purposes of qualifying the Merger for pooling of interests accounting treatment under Opinion 16 of the Accounting Principles Board and applicable SEC rules and regulations, such Stockholder shall deliver to Parent on or prior to the Closing Date a written agreement substantially in the form attached as Exhibit A to the Merger Agreement.

          (f) The Stockholder, and any beneficiary of a revocable trust for which such Stockholder serves as trustee, shall not take any action to revoke or terminate such trust or take any other action which would restrict, limit or frustrate in any way the transactions contemplated by this Agreement. Each such beneficiary hereby acknowledges and agrees to be bound by the terms of this Agreement applicable to it.

     4. Grant of Irrevocable Proxy; Appointment of Proxy. (a) Each Stockholder hereby irrevocably grants to, and appoints, Parent and Peter S. Galloway and Michael H. Ullmann, in their respective capacities as officers of Parent, and any individual who shall hereafter succeed to any such office of Parent, and each of them individually, such Stockholder's proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of such Stockholder, to vote such Stockholder's Subject Shares, or grant a consent or approval in respect of such Subject Shares, in favor of adoption of the Merger Agreement.

     (b) Such Stockholder represents that any proxies heretofore given in respect of such Stockholder's Subject Shares are not irrevocable, and that all such proxies are hereby revoked.

     (c) Such Stockholder hereby affirms that the irrevocable proxy set forth in this Section 4 is given in connection with the execution of the Merger Agreement, and that such irrevocable proxy is given to secure the performance of the duties of the Stockholder under this Agreement. Such Stockholder hereby further affirms that the irrevocable proxy is coupled with an interest and may under no circumstances be revoked. Such Stockholder hereby ratifies and confirms all that such irrevocable proxy may lawfully do or cause to be done by virtue hereof. Such irrevocable proxy is executed and intended to be irrevocable in accordance with the provisions of Section 212(e) of the Delaware General Corporation Law (the "DGCL").

     5. Further Assurances. Each Stockholder will, from time to time, execute and deliver, or cause to be executed and delivered, such additional or further consents, documents and other instruments as Parent may reasonably request for the purpose of effectively carrying out the transactions contemplated by this Agreement.

     6. Certain Events. (a) Each Stockholder agrees that this Agreement and the obligations hereunder shall attach to such Stockholder's Subject Shares and shall be binding upon any person or entity to which legal or beneficial ownership of such Subject Shares shall pass, whether by operation of law or otherwise, including such Stockholder's heirs, guardians, administrators or successors. In the event of any stock split, stock dividend, merger, reorganization, recapitalization or other change in the capital structure of the Company affecting the Common Stock, or the acquisition of additional shares of Common Stock or other voting securities of the Company by any Stockholder, the number of Subject Shares listed in Schedule A beside the name of such Stockholder shall be adjusted appropriately and this Agreement and the obligations hereunder shall attach to any additional shares of Common Stock or other voting securities of the Company issued to or acquired by such Stockholder.

     (b) Each Stockholder agrees that such Stockholder will tender to the Company, within 10 business days after the date hereof (or, in the event Subject Shares are acquired subsequent to the date hereof within 10 business days after the date of such acquisition), any and all certificates representing such Stockholder's Subject Shares in order that the Company may inscribe upon such certificates the legend in accordance with Section 5.13 of the Merger Agreement.

     7. Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any Stockholder, on the one hand, without the prior written consent of Parent nor by Parent, on the other hand, without the prior written consent of the Stockholders, except that Parent may assign, in its sole discretion, any or all of its rights, interests and obligations hereunder to any direct or indirect wholly owned subsidiary of Parent. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

     8. Termination. This Agreement shall terminate on the earlier of (i) the Effective Time or (ii) the date upon which the Merger Agreement is terminated in accordance with its terms.

     9. General Provisions.

          (a) Amendments. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

          (b) Notice. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or sent by overnight courier (providing proof of delivery) to Parent in accordance with Section 8.02 of the Merger Agreement and to the Stockholders at their respective addresses set forth on Schedule A attached hereto (or at such other address for a party as shall be specified by like notice).

          (c) Interpretation. When a reference is made in this Agreement to Sections, such reference shall be to a Section to this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Wherever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation".

          (d) Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more of the counterparts have been signed by each of the parties and delivered to the other party, it being understood that each party need not sign the same counterpart.

          (e) Entire Agreement; No Third-Party Beneficiaries. This Agreement (including the documents and instruments referred to herein) (i) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and (ii) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

          (f) Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.

          (g) Voidability. If prior to the execution hereof, the Board of Directors of the Company shall not have duly and validly authorized and approved by all necessary corporate action, this Agreement, the Merger Agreement and the transactions contemplated hereby and thereby, so that by the execution and delivery hereof Parent or Sub would become, or could reasonably be expected to become an "interested stockholder" with whom the Company would be prevented for any period pursuant to Section 203 of the DGCL from engaging in any "business combination" (as such terms are defined in Section 203 of the DGCL), then this Agreement shall be void and unenforceable until such time as such authorization and approval shall have been duly and validly obtained.

     10. Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States located in the State of Delaware or in a Delaware state court, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (i) consents to submit such party to the personal jurisdiction of any court of the United States located in the State of Delaware or any Delaware state court in the event any dispute arises out of this Agreement or any of the transactions contemplated hereby, (ii) agrees that such party will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (iii) agrees that such party will not bring any action relating to this Agreement or the transactions contemplated hereby in any court other than a court of the United States located in the State of Delaware or a Delaware state court.

     11. Public Announcements. No Stockholder shall issue any press release or other public statement with respect to the transactions contemplated by this Agreement and the Merger Agreement without the prior written consent of Parent.

     12. Stockholder Capacity. No person executing this Agreement who is or becomes during the term hereof a director or officer of the Company makes any agreement or understanding herein in his or her capacity as such director or officer. Without limiting the generality of the foregoing, each Stockholder signs solely in his or her capacity as the record holder and beneficial owner of, or the trustee of a trust whose beneficiaries are the beneficial owners of, or as the beneficial owner of, and as the owner of a sole proprietorship that is the record holder of, such Stockholder's Subject Shares and nothing herein shall limit or affect any actions taken by a Stockholder in his or her capacity as an officer or director of the Company in exercising its rights under the Merger Agreement.

     13. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

     IN WITNESS WHEREOF, Parent has caused this Agreement to be signed by its officer thereunto duly authorized and each Stockholder has signed this Agreement, all as of the date first written above.

                                          JOHNSON & JOHNSON

                                          By:
                                                  /s/ WILLIAM C. WELDON
                                            ------------------------------------
                                            Name: William C. Weldon
                                            Title:  Company Group Chairman

STOCKHOLDERS:

BRENTWOOD ASSOCIATES VI, L.P.

By: /s/ BRENTWOOD VI VENTURES, L.P.
           its General Partner
    ----------------------------------
    Name: David W. Chonette
    Title:  General Partner

/s/       D. W. CHONETTE
--------------------------------------
David W. Chonette

ST. PAUL FIRE AND MARINE INSURANCE CO.

By: /s/      PATRICK HOPF
    ----------------------------------
    Name: Patrick Hopf
    Title:   Vice President

THREE ARCH PARTNERS, L.P.

By: /s/    THOMAS J. FOGARTY

    ----------------------------------
    Name: Thomas J. Fogarty
    Title: General Partner

THREE ARCH ASSOCIATES, L.P.

By: /s/    THOMAS J. FOGARTY

    ----------------------------------
    Name: Thomas J. Fogarty
    Title: General Partner

/s/      THOMAS J. FOGARTY
--------------------------------------
Thomas J. Fogarty, M.D., as Trustee of
the Fogarty Family Revocable Trust
dated 9/14/71, as amended and restated
2/14/91

FOGARTY ENGINEERING

By: /s/    THOMAS J. FOGARTY

    ----------------------------------
    Thomas J. Fogarty

/s/        STEVEN L. GEX
--------------------------------------
Steven L. Gex, as Trustee of the Gex
Family Trust U/D/T dated June 26, 1992
and as custodian for his minor
children

/s/        STEVE PARKER
--------------------------------------
Steve Parker, M.D., individually and
as custodian for his minor children

                                   SCHEDULE A

                                                                       NUMBER OF SHARES
                                                                       OF COMMON STOCK
                       NAME AND ADDRESS OF STOCKHOLDER                 OWNED OF RECORD
        -------------------------------------------------------------  ----------------
        Brentwood Associates VI, L.P.                                        640,450
        David W. Chonette                                                     36,799
        c/o Brentwood Associates
        1920 Main Street, Suite 820
        Irvine, CA 92714
        St. Paul Fire and Marine Insurance Company                         1,136,136
        c/o St. Paul Venture Capital, Inc.
        8500 Normandale Lake Blvd., Suite 1940
        Bloomington, MN 55437
        Three Arch Partners, L.P.                                            290,943
        Three Arch Associates, L.P.                                           65,453
        2800 Sand Hill Road, Suite 270
        Menlo Park, CA 94025
        Thomas J. Fogarty, M.D.,                                             456,263
          as Trustee of the Fogarty
          Family Revocable Trust
        Fogarty Engineering                                                  228,967
        3274 Alpine Road
        Portola Valley, CA 94028
        Steven L. Gex,                                                       195,166
          as Trustee of the Gex Family
          Trust U/D/T dated June 26, 1992 and as
          custodian for his minor children
        c/o Biopsys Medical, Inc.
        3 Morgan Irvine, CA 92618
        Steve Parker, M.D.                                                   226,973
          individually and as custodian                                -------------
          for his minor children
        c/o Radiology Imaging Associates, Inc.
        8200 E. Belleview Avenue, Suite 102
        Englewood, CO 80111
                  TOTAL                                                    3,277,114

                                   ANNEX III

              STOCK OPTION AGREEMENT dated as of May 21, 1997 (the "Agreement"), by and between BIOPSYS MEDICAL, INC., a Delaware corporation ("Issuer"), and JOHNSON & JOHNSON, a New Jersey corporation ("Grantee").

                                    RECITALS

     A. Issuer, Grantee and Palisades Merger Corp., a Delaware corporation and a wholly owned subsidiary of Grantee ("Sub"), have entered into an Agreement and Plan of Merger, dated as of the date hereof (the "Merger Agreement"; defined terms used but not defined herein have the meanings set forth in the Merger Agreement), providing for, among other things, the merger of Sub with and into Issuer, with Issuer becoming the surviving corporation in the Merger and a wholly owned subsidiary of Grantee; and

     B. As a condition and inducement to Grantee's willingness to enter into the Merger Agreement, Grantee has requested that Issuer agree, and Issuer has agreed, to grant Grantee the Option (as defined below);

     NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, Issuer and Grantee agree as follows:

     1. Grant of Option. Subject to the terms and conditions set forth herein, Issuer hereby grants to Grantee an irrevocable option (the "Option") to purchase up to 1,970,511 (as adjusted as set forth herein) shares (the "Option Shares") (provided that the amount of the Option Shares shall upon timely issuance be adjusted to equal 19.9% of the then issued and outstanding shares) of Common Stock, par value $.001 per share ("Issuer Common Stock"), of Issuer at a purchase price of the Per Share Price (as adjusted as set forth herein) per Option Share (the "Purchase Price"); provided, however, that, notwithstanding anything herein to the contrary, if Grantee receives in the aggregate an amount equal to the excess, if any, of (i) the sum of the proceeds (net of any commissions or similar costs) received by Grantee in connection with any sales or other dispositions of Option Shares and any dividends received by Grantee on Option Shares over (ii) the sum of (x) the product of the Purchase Price times the number of Option Shares acquired by Grantee pursuant to the Option and (y) $9 million, then an amount equal to such excess shall be promptly paid by Grantee to Issuer.

     2. Exercise of Option. (a) Grantee may exercise the Option, with respect to all (but not less than all) of the Option Shares at any one time, subject to the provisions of Section 2(c), after the occurrence of any event as a result of which the Grantee is entitled to receive the Termination Fee pursuant to Section 5.08(b) of the Merger Agreement (a "Purchase Event"); provided, however, that
(i) except as provided in the last sentence of this Section 2(a), the Option will terminate and be of no further force and effect upon the earliest to occur of (A) the Effective Time, (B) 12 months after the first occurrence of a Purchase Event and (C) termination of the Merger Agreement in accordance with its terms prior to the occurrence of a Purchase Event, unless, in the case of clause (C), Grantee has or may have the right to receive a Termination Fee following such termination upon the occurrence of certain events, in which case the Option will not terminate until the later of (x) six months following the time such Termination Fee becomes payable and (y) the expiration of the period in which the Grantee has or may have such right to receive a Termination Fee, and (ii) any purchase of Option Shares upon exercise of the Option will be subject to compliance with the HSR Act and the obtaining or making of any consents, approvals, orders, notifications or authorizations, the failure of which to have obtained or made would have the effect of making the issuance of Option Shares illegal (the "Regulatory Approvals").

     (b) In the event that Grantee wishes to exercise the Option, it will send to Issuer a written notice (an "Exercise Notice"; the date of which being herein referred to as the "Notice Date") to that effect which Exercise Notice also specifies the number of Option Shares, if any, Grantee wishes to purchase pursuant to this Section 2(b), the number of Option Shares, if any, with respect to which Grantee wishes to exercise its Cash-Out Right (as defined herein) pursuant to Section 6(c), the denominations of the certificate or certificates evidencing the Option Shares which Grantee wishes to purchase pursuant to this
Section 2(b) and a date not earlier than three business days nor later than 20 business days from the Notice Date for the closing of such purchase (an "Option Closing Date"). Any Option Closing will be at an agreed location and time in

New York, New York on the applicable Option Closing Date or at such later date as may be necessary so as to comply with clause (ii) of Section 2(a).

     (c) Notwithstanding anything to the contrary contained herein, any exercise of the Option and purchase of Option Shares shall be subject to compliance with applicable laws and regulations, which may prohibit the purchase of all the Option Shares specified in the Exercise Notice without first obtaining or making certain Regulatory Approvals. In such event, if the Option is otherwise exercisable and Grantee wishes to exercise the Option, the Option may be exercised in accordance with Section 2(b) and Grantee shall acquire the maximum number of Option Shares specified in the Exercise Notice that Grantee is then permitted to acquire under the applicable laws and regulations, and if Grantee thereafter obtains the Regulatory Approvals to acquire the remaining balance of the Option Shares specified in the Exercise Notice, then Grantee shall be entitled to acquire such remaining balance. Issuer agrees to use its reasonable efforts to assist Grantee in seeking the Regulatory Approvals.

     In the event (i) Grantee receives official notice that a Regulatory Approval required for the purchase of any Option Shares will not be issued or granted or (ii) such Regulatory Approval has not been issued or granted within six months of the date of the Exercise Notice, Grantee shall have the right to exercise its Cash-Out Right pursuant to Section 6(c) with respect to the Option Shares for which such Regulatory Approval will not be issued or granted or has not been issued or granted.

     3. Payment and Delivery of Certificates. (a) At any Option Closing, Grantee will pay to Issuer in immediately available funds by wire transfer to a bank account designated in writing by Issuer an amount equal to the Purchase Price multiplied by the number of Option Shares to be purchased at such Option Closing.

     (b) At any Option Closing, simultaneously with the delivery of immediately available funds as provided in Section 3(a), Issuer will deliver to Grantee a certificate or certificates representing the Option Shares to be purchased at such Option Closing, which Option Shares will be free and clear of all liens, claims, charges and encumbrances of any kind whatsoever. If at the time of issuance of Option Shares pursuant to an exercise of the Option hereunder, Issuer shall not have redeemed the Rights, or shall have issued any similar securities, then each Option Share issued pursuant to such exercise will also represent a corresponding Right or new rights with terms substantially the same as and at least as favorable to Grantee as are provided under the Rights Agreement or any similar agreement then in effect.

     (c) Certificates for the Option Shares delivered at an Option Closing will have typed or printed thereon a restrictive legend which will read substantially as follows:

              "THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY BE REOFFERED OR SOLD ONLY IF SO REGISTERED OR IF AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE. SUCH SECURITIES ARE ALSO SUBJECT TO ADDITIONAL RESTRICTIONS ON TRANSFER AS SET FORTH IN THE STOCK OPTION AGREEMENT, DATED AS OF MAY 21, 1997, A COPY OF WHICH MAY BE OBTAINED FROM THE SECRETARY OF BIOPSYS MEDICAL, INC. AT ITS PRINCIPAL EXECUTIVE OFFICES."

It is understood and agreed that (i) the reference to restrictions arising under the Securities Act in the above legend will be removed by delivery of substitute certificate(s) without such reference if such Option Shares have been registered pursuant to the Securities Act, such Option Shares have been sold in reliance on and in accordance with Rule 144 under the Securities Act or Grantee has delivered to Issuer a copy of a letter from the staff of the SEC, or an opinion of counsel in form and substance reasonably satisfactory to Issuer and its counsel, to the effect that such legend is not required for purposes of the Securities Act and (ii) the reference to restrictions pursuant to this Agreement in the above legend will be removed by delivery of substitute certificate(s) without such reference if the Option Shares evidenced by certificate(s) containing such reference have been sold or transferred in compliance with the provisions of this Agreement under circumstances that do not require the retention of such reference.

     4. Representations and Warranties of Issuer. Issuer hereby represents and warrants to Grantee as follows:

          (a) Authorized Stock. Issuer has taken all necessary corporate and other action to authorize and reserve and, subject to the expiration or termination of any required waiting period under the HSR Act, to permit it to issue, and, at all times from the date hereof until the obligation to deliver Option Shares upon the exercise of the Option terminates, shall have reserved for issuance, upon exercise of the Option, shares of Issuer Common Stock necessary for Grantee to exercise the Option, and Issuer will take all necessary corporate action to authorize and reserve for issuance all additional shares of Issuer Common Stock or other securities which may be issued pursuant to Section 6 upon exercise of the Option. The shares of Issuer Common Stock to be issued upon due exercise of the Option, including all additional shares of Issuer Common Stock or other securities which may be issuable upon exercise of the Option or any other securities which may be issued pursuant to Section 6, upon issuance pursuant hereto, will be duly and validly issued, fully paid and nonassessable, and will be delivered free and clear of all liens, claims, charges and encumbrances of any kind or nature whatsoever, including without limitation any preemptive rights of any stockholder of Issuer.

     5. Representations and Warranties of Grantee. Grantee hereby represents and warrants to Issuer that:

          (a) Purchase Not for Distribution. Any Option Shares or other securities acquired by Grantee upon exercise of the Option will not be transferred or otherwise disposed of except in a transaction registered, or exempt from registration, under the Securities Act.

     6. Adjustment upon Changes in Capitalization, Etc. (a) In the event of any change in Issuer Common Stock by reason of a stock dividend, split-up, merger, recapitalization, combination, exchange of shares, or similar transaction, the type and number of shares or securities subject to the Option, and the Purchase Price thereof, will be adjusted appropriately, and proper provision will be made in the agreements governing such transaction, so that Grantee will receive upon exercise of the Option the number and class of shares or other securities or property that Grantee would have received in respect of Issuer Common Stock if the Option had been exercised immediately prior to such event or the record date therefor, as applicable.

     (b) Without limiting the parties' relative rights and obligations under the Merger Agreement, if prior to or concurrently with the termination of the Option Issuer enters into an agreement (i) to consolidate with or merge into any person, other than Grantee or one of its subsidiaries, and Issuer will not be the continuing or surviving corporation in such consolidation or merger, (ii) to permit any person, other than Grantee or one of its subsidiaries, to merge into Issuer and Issuer will be the continuing or surviving corporation, but in connection with such merger, the shares of Issuer Common Stock outstanding immediately prior to the consummation of such merger will be changed into or exchanged for stock or other securities of Issuer or any other person or cash or any other property, or the shares of Issuer Common Stock outstanding immediately prior to the consummation of such merger will, after such merger, represent less than 50% of the outstanding voting securities of the merged company, or (iii) to sell or otherwise transfer all or substantially all of its assets to any person, other than Grantee or one of its subsidiaries, then, and in each such case, the agreement governing such transaction will make proper provision so that the Option will, upon the consummation of any such transaction and upon the terms and conditions set forth herein, be converted into, or exchanged for, an option with identical terms appropriately adjusted to acquire the number and class of shares or other securities or property that Grantee would have received in respect of Issuer Common Stock if the Option had been exercised immediately prior to such consolidation, merger, sale, or transfer, or the record date therefor, as applicable and make any other necessary adjustments.

     (c) If, at any time during the period commencing on a Purchase Event and ending on the termination of the Option in accordance with Section 2, Grantee sends to Issuer an Exercise Notice indicating Grantee's election to exercise its right (the "Cash-Out Right") pursuant to this Section 6(c), then Issuer shall pay to Grantee, on the Option Closing Date, in exchange for the cancelation of the Option with respect to such number of Option Shares as Grantee specifies in the Exercise Notice, an amount in cash equal to the lesser of (1) $9 million and (2) such number of Option Shares multiplied by the difference between (i) the average closing price per share during the 20 NMS trading days commencing on the 22nd NMS trading day immediately preceding the Notice Date, of Issuer Common Stock as quoted on the NMS (or, if not traded on the NMS, as reported on any other national securities exchange or national securities quotation system on which the Issuer Common Stock is listed or quoted, as reported in The Wall Street Journal, or, if not reported thereby, any other authoritative source) and (ii) the Purchase Price. Notwithstanding anything to the contrary, the sum of (A) the amount equal to the difference of clause (i) and clause (ii)(x) of Section 1 with respect to any transfer by Grantee of the Option Shares which were not cashed out pursuant to this Section 6(c) and (B) the amount received by Grantee pursuant to the Cash-Out Right shall not exceed $9 million, and Grantee shall pay promptly any such excess above $9 million to Issuer.

     7. Registration Rights. Issuer will, if requested by Grantee at any time and from time to time within three years of the exercise of the Option, as expeditiously as possible prepare and file up to three registration statements under the Securities Act if such registration is necessary in order to permit the sale or other disposition of any or all shares of securities that have been acquired by or are issuable to Grantee upon exercise of the Option in accordance with the intended method of sale or other disposition stated by Grantee, including a "shelf" registration statement under Rule 415 under the Securities Act or any successor provision, and Issuer will use its reasonable efforts to qualify such shares or other securities under any applicable state securities laws. Grantee agrees to use reasonable efforts to cause, and to cause any underwriters of any sale or other disposition to cause, any sale or other disposition pursuant to such registration statement or otherwise to be effected on a widely distributed basis so that upon consummation thereof no purchaser or transferee will own beneficially more than 4.9% of the then-outstanding voting power of Issuer. Issuer will use reasonable efforts to cause each such registration statement to become effective, to obtain all consents or waivers of other parties which are required therefor, and to keep such registration statement effective for such period not in excess of 180 calendar days from the day such registration statement first becomes effective as may be reasonably necessary to effect such sale or other disposition. The obligations of Issuer hereunder to file a registration statement and to maintain its effectiveness may be suspended for up to 60 calendar days in the aggregate if the Board of Directors of Issuer shall have determined that the filing of such registration statement or the maintenance of its effectiveness would require premature disclosure of material nonpublic information that would materially and adversely affect Issuer or otherwise interfere with or adversely affect any pending or proposed offering of securities of Issuer or any other material transaction involving Issuer. Any registration statement prepared and filed under this
Section 7, and any sale covered thereby, will be at Issuer's expense except for underwriting discounts or commissions, brokers' fees and the fees and disbursements of Grantee's counsel related thereto. Grantee will provide all information reasonably requested by Issuer for inclusion in any registration statement to be filed hereunder. If, during the time periods referred to in the first sentence of this Section 7, Issuer effects an underwritten registration under the Securities Act of Issuer Common Stock for its own account or for any other stockholders of Issuer (other than on Form S-4 or Form S-8, or any successor form), it will allow Grantee the right to participate in such registration, and such participation will not affect the obligation of Issuer to effect demand registration statements for Grantee under this Section 7; provided that, if the managing underwriters of such offering advise Issuer in writing that in their opinion the number of shares of Issuer Common Stock requested to be included in such registration exceeds the number which can be sold in such offering at a price acceptable to Issuer's Board of Directors, Issuer will first reduce the shares requested to be included therein by Grantee before reducing any other shares intended to be included therein. In connection with any registration pursuant to this Section 7, Issuer and Grantee will provide each other and any underwriter of the offering with customary representations, warranties, covenants, indemnification, and contribution in connection with such registration.

     8. Transfers. The Option Shares may not be sold, assigned, transferred, or otherwise disposed of except (i) in an underwritten public offering as provided in Section 7 or (ii) to any purchaser or transferee who would not, to the knowledge of the Grantee after reasonable inquiry, immediately following such sale, assignment, transfer or disposal beneficially own more than 4.9% of the then-outstanding voting power of the Issuer; provided, however, that Grantee shall be permitted to sell any Option Shares if such sale is made pursuant to a tender or exchange offer that has been approved or recommended by a majority of the members of the Board of Directors of Issuer (which majority shall include a majority of directors who were directors as of the date hereof). The Option may not be sold, assigned, transferred or otherwise disposed of by Grantee, and any sale, assignment, transfer or disposal shall be null and void.

     9. Listing. If Issuer Common Stock or any other securities to be acquired upon exercise of the Option are then traded on the NMS (or any other national securities exchange or national securities quotation system), Issuer, upon the request of Grantee, will promptly file an application to have the shares of Issuer Common Stock or other securities to be acquired upon exercise of the Option approved for trading on the NMS (and any such other national securities exchange or national securities quotation system) and will use reasonable efforts to obtain approval of such application as promptly as practicable.

     10. Loss or Mutilation. Upon receipt by Issuer of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Agreement, and (in the case of loss, theft or destruction) of reasonably satisfactory indemnification, and upon surrender and cancelation of this Agreement, if mutilated, Issuer will execute and deliver a new Agreement of like tenor and date.

     11. Miscellaneous. (a) Expenses. Except as otherwise provided in the Merger Agreement, each of the parties hereto will bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own financial consultants, investment bankers, accountants, and counsel.

     (b) Amendment. This Agreement may not be amended, except by an instrument in writing signed on behalf of each of the parties.

     (c) Extension; Waiver. Any agreement on the part of a party to waive any provision of this Agreement, or to extend the time for performance, will be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise will not constitute a waiver of such rights.

     (d) Entire Agreement; No Third-Party Beneficiaries. This Agreement, the Stockholder Agreement, the Merger Agreement (including the documents and instruments attached thereto as exhibits or schedules or delivered in connection therewith) and the Confidentiality Agreement (including the predecessor Secrecy Agreement dated July 17, 1996 between the Company and a subsidiary of Parent)
(i) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement, the Stockholder Agreement, the Merger Agreement and the Confidentiality Agreement, and (ii) except as provided in
Section 8.06 of the Merger Agreement, are not intended to confer upon any person other than the parties any rights or remedies.

     (e) Governing Law. This Agreement will be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflict of laws thereof.

     (f) Notices. All notices, requests, claims, demands, and other communications under this Agreement must be in writing and will be deemed given if delivered personally, telecopied (which is confirmed), or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

     If to Issuer to:

          Biopsys Medical, Inc.
        3 Morgan
        Irvine, CA 92618

        Attention: Steven L. Gex

        Fax: (714) 460-7811
     with copies to:

          Wilson Sonsini Goodrich & Rosati
        650 Page Mill Road
        Palo Alto, CA 94304

        Attention: Casey McGlynn, Esq.
                Christopher D. Mitchell, Esq.
                Marty Korman, Esq.

          Fax: (415) 496-6811

     If to Grantee to:

          Johnson & Johnson
        One Johnson & Johnson Plaza
        New Brunswick, NJ 08933

        Attention: Michael H. Ullmann

        Fax: (908) 524-2788

     with a copy to:

          Cravath, Swaine & Moore
        Worldwide Plaza
        825 Eighth Avenue
        New York, New York 10019

        Attention: Robert I. Townsend, III, Esq.

        Fax: (212) 474-3700

     (g) Assignment. Neither this Agreement, the Option nor any of the rights, interests, or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by Issuer or Grantee without the prior written consent of the other. Any assignment or delegation in violation of the preceding sentence will be void. Subject to the first and second sentences of this Section 11(g), this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

     (h) Further Assurances. In the event of any exercise of the Option by Grantee, Issuer and Grantee will execute and deliver all other documents and instruments and take all other actions that may be reasonably necessary in order to consummate the transactions provided for by such exercise.

     (i) Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties will be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States located in the State of Delaware or in a Delaware state court, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (i) consents to submit itself to the personal jurisdiction of any court of the United States located in the State of Delaware or any Delaware state court in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (iii) agrees that it will not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other than a court of the United States located in the State of Delaware or a Delaware state court.

     (j) Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

     IN WITNESS WHEREOF, Issuer and Grantee have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the day and year first written above.

                                          BIOPSYS MEDICAL, INC.,

                                          by        /s/ STEVEN L. GEX

                                            ------------------------------------
                                            Name: Steven L. Gex
                                            Title:  President and CEO

                                          JOHNSON & JOHNSON,

                                          by      /s/ WILLIAM C. WELDON

                                            ------------------------------------
                                            Name: William C. Weldon
                                            Title:  Company Group Chairman

                                    ANNEX IV

[ROBERTSON STEPHENS LOGO]

                                                                    May 21, 1997

PRIVILEGED AND CONFIDENTIAL

Board of Directors
Biopsys Medical, Inc.
3 Morgan
Irvine, CA 92718

Members of the Board:

     You have asked our opinion with respect to the fairness to the stockholders of Biopsys Medical, Inc. ("Biopsys"), from a financial point of view and as of the date hereof, of the Purchase Price (as defined below), in the proposed merger of Palisades Merger Corp. ("Sub"), a subsidiary of Johnson & Johnson ("J&J"), with and into Biopsys, pursuant to the Agreement and Plan of Merger, dated as of May 21, 1997 (the "Agreement"). Under the terms of the Agreement, Sub shall be merged with and into Biopsys (the "Merger"). Biopsys shall be the surviving corporation and the separate existence of Sub shall cease. In the Merger, each outstanding share of the common stock of Biopsys will be converted into the right to receive a fraction of a share of Common Stock of J&J determined by dividing $27.55 by an average trading price of J&J common stock determined in accordance with the Agreement (the "Purchase Price"). The Purchase Price is subject to an adjustment period which is set out more fully in the Agreement. The vesting period of any options to acquire shares of Biopsys shall be accelerated so that all options are exercisable prior to close. Any outstanding options to acquire shares of Biopsys common stock will be terminated at the close of the transaction. The Merger is intended to qualify as a tax-free reorganization and to be accounted for as a "pooling of interests." The terms and conditions of the Merger are set out more fully in the Agreement. In connection with the Agreement, (i) Biopsys and J&J have entered into a stock option agreement (the "Option Agreement") and (ii) J&J and certain affiliate stockholders of Biopsys have entered into a stockholder agreement (the "Stockholder Agreement").

     For purposes of this opinion we have (i) reviewed financial information on Biopsys furnished to us by Biopsys, including certain internal financial analyses and forecasts prepared by the management of Biopsys; (ii) reviewed publicly available information; (iii) held discussions with the management of Biopsys concerning the businesses, past and current business operations, financial condition and future prospects of both companies, independently and combined; (iv) reviewed the Agreement, the Option Agreement and the Stockholder Agreement; (v) reviewed the stock price and trading histories of both companies;
(vi) prepared discounted cash flow analyses of Biopsys; (vii) reviewed the valuations of publicly traded companies that we deemed comparable to Biopsys;
(viii) compared the financial terms of the Merger with other transactions that we deemed relevant; and (ix) made such other studies and inquiries, and reviewed such other data, as we deemed relevant.

     In connection with rendering our opinion, however, we have not independently verified any of the foregoing information and have assumed that all such information is complete and accurate in all material respects. Furthermore, we did not obtain any independent appraisal of the properties or assets and liabilities of Biopsys or of any of its subsidiaries, nor were we furnished with any such evaluations or appraisals. With

                        [ROBERTSON STEPHENS LETTERHEAD]

Board of Directors
Biopsys Medical, Inc.
May 21, 1997
Page Two

respect to the financial and operating forecasts (and the assumptions and bases therefor) of Biopsys that we have reviewed, we have assumed that such forecasts have been reasonably prepared and reflect the best available estimates and judgments of Biopsys management and that such projections and forecasts will be realized in the amounts and in the time periods currently estimated by the management of Biopsys. In addition, we have relied upon estimates and judgments of Biopsys management as to the future financial performance of Biopsys. The forecasts, estimates and judgments of Biopsys on which we relied constitute forward-looking information, are based on numerous factors and events beyond the control of the parties, and are inherently subject to significant uncertainty. Accordingly, actual future results may be materially different from those projected. We also have assumed, with your consent, that the Merger will be accounted for as a pooling of interests under generally accepted accounting principles. While we believe that our review, as described within, is an adequate basis for the opinion that we express, this opinion is necessarily based upon market, economic, and other conditions that exist and can be evaluated as of the date of this letter, and on information available to us as of the date hereof. Finally, we express no opinion as to the value of any employee agreements or arrangements entered into in connection with the Agreement or the Merger.

     Robertson, Stephens & Company is familiar with Biopsys, having provided certain investment banking services to Biopsys from time to time, including acting as an underwriter for the initial public offering of shares of the common stock of Biopsys in May 1996 and maintaining a market in shares of the common stock of Biopsys. Furthermore, Robertson, Stephens & Company has acted as financial advisor to Biopsys in connection with the Merger for which fees are due and payable contingent upon the closing of the Merger.

     It is understood that this letter is for the information of the Board of Directors of Biopsys and may not be used for any other purpose without our prior written consent. Based upon and subject to the foregoing considerations, it is our opinion, that, as of the date hereof, the Purchase Price is fair to the stockholders of Biopsys from a financial point of view.

                                          Very truly yours,

                                          ROBERTSON, STEPHENS & COMPANY LLC

                                          By: /s/ Robertson, Stephens & Company
                                          Group, L.L.C.
                                          Authorized Signatory

PROXY
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                            OF BIOPSYS MEDICAL, INC.
                        SPECIAL MEETING OF STOCKHOLDERS

  The undersigned stockholder of Biopsys Medical, Inc., a Delaware corporation (the "Company"), hereby acknowledges receipt of the Notice of Special Meeting of Stockholders and Proxy Statement/Prospectus, each dated June 26, 1997, and hereby appoints Steven L. Gex and Steven J. Naber, or either of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned to represent the undersigned at the Special Meeting of Stockholders of the Company to be held on July 30, 1997, at 8:00 a.m., local time, at the Company's principal offices located at 3 Morgan, Irvine, California 92618 and at any postponement or adjournment thereof, and to vote all shares of Company common stock which the undersigned would be entitled to vote if then and there personally present, on the matter set forth below and, in their discretion, upon all matters incident to the conduct of the Special Meeting and all matters presented at the Special Meeting but which were not known to the Company Board of Directors a reasonable time before the solicitation of this proxy:

[X]    PLEASE MARK YOUR
     VOTES AS IN THIS
     EXAMPLE.

THE COMPANY BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE FOLLOWING PROPOSAL:

  1. Approval and adoption of the Agreement and Plan of Merger dated as of May 21, 1997 pursuant to which the Company will become a wholly owned subsidiary of Johnson & Johnson.

            [ ]  FOR            [ ]  AGAINST            [ ]  ABSTAIN

            (Continued and to be signed and dated on the other side)

                          (Continued from other side)

  THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED OR, IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED AS FOLLOWS: FOR APPROVAL AND ADOPTION OF THE AGREEMENT AND PLAN OF MERGER, AND IN THE DISCRETION OF THE PROXY HOLDERS ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.

  PLEASE SIGN EXACTLY AS YOUR NAME APPEARS HEREON. IF THE STOCK IS REGISTERED IN THE NAMES OF TWO OR MORE PERSONS, EACH SHOULD SIGN. EXECUTORS, ADMINISTRATORS, TRUSTEES, GUARDIANS AND ATTORNEYS-IN-FACT SHOULD ADD THEIR TITLES. IF SIGNER IS A CORPORATION, PLEASE GIVE FULL CORPORATE NAME AND HAVE A DULY AUTHORIZED OFFICER SIGN, STATING TITLE. IF SIGNER IS A PARTNERSHIP, PLEASE SIGN IN PARTNERSHIP NAME BY AUTHORIZED PERSON.

                                              Dated: , 1997

                                              ----------------------------------
                                                          Signature

                                              ----------------------------------
                                                  Signature if held jointly

                                              PLEASE SIGN, DATE AND PROMPTLY
                                              RETURN THIS PROXY IN THE ENCLOSED
                                              RETURN ENVELOPE WHICH IS POSTAGE
                                              PREPAID IF MAILED IN THE UNITED
                                              STATES.

                                              NOTE: (This Proxy should be
                                              marked, signed by the
                                              stockholder(s) exactly as his or
                                              her name appears hereon, and
                                              returned promptly in the enclosed
                                              envelope. Persons signing in a
                                              fiduciary capacity should so
                                              indicate. If shares are held by
                                              joint tenants or as community
                                              property, both should sign.)